    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999


                                                      REGISTRATION NO. 333-86063
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 3


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            PHELPS DODGE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             3330                            13-1808503
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
          INCORPORATION               CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)
         OR ORGANIZATION)

                            ------------------------

                             S. DAVID COLTON, ESQ.

                       VICE PRESIDENT AND GENERAL COUNSEL
                            PHELPS DODGE CORPORATION
                           2600 NORTH CENTRAL AVENUE
                          PHOENIX, ARIZONA 85004-3014
                                 (602) 234-8100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
    CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

              MICHAEL W. BLAIR, ESQ.                               STEPHEN R. VOLK, ESQ.
               DEBEVOISE & PLIMPTON                               DAVID W. HELENIAK, ESQ.
                 875 THIRD AVENUE                                   SHEARMAN & STERLING
                NEW YORK, NY 10022                                 599 LEXINGTON AVENUE
                  (212) 909-6000                                    NEW YORK, NY 10022
                                                                      (212) 848-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated October 12, 1999


[PHELPS DODGE LOGO]
                            Phelps Dodge Corporation
                Amended Offer to Exchange Each Outstanding Share
                                of Common Stock
             (Including Associated Preferred Share Purchase Rights)
                                       of
                              ASARCO Incorporated
                       For 0.50266 Shares of Common Stock
                                       of
                            Phelps Dodge Corporation
                      or $29.50 net to the seller in cash
  subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal.


    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 25, 1999 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER. THIS AMENDED PROSPECTUS AMENDS AND RESTATES OUR PROSPECTUS DATED SEPTEMBER 22, 1999.


    ON OCTOBER 5, 1999, WE ENTERED INTO AN AGREEMENT AND PLAN OF MERGER WITH ASARCO PURSUANT TO WHICH WE AGREED TO AMEND OUR OFFER TO ASARCO SHAREHOLDERS.

    We are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. You may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares that are validly tendered and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal. We are also making a separate offer to exchange $7.61176875 net in cash and 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax Minerals Company on a fully prorated basis and subject to the same election and proration procedures.

    Our obligation to exchange Phelps Dodge common stock and cash for Asarco common stock is subject to the conditions listed under "The Offer -- Conditions of Our Offer." Our offer to Asarco shareholders is not, however, conditioned on the success of our offer to Cyprus Amax shareholders, nor is our offer to Cyprus Amax shareholders conditioned on the success of our offer to Asarco shareholders.

    Phelps Dodge's common stock trades on the New York Stock Exchange under the symbol "PD."

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. A solicitation of proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.
                           -------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                           -------------------------

                      The Dealer Manager for the Offer is
                           MORGAN STANLEY DEAN WITTER
                           -------------------------

                The date of this prospectus is October   , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION........  iii
WHERE YOU CAN FIND MORE INFORMATION.........................    v
SUMMARY.....................................................    1
  The Proposed Combination..................................    1
  Reasons for the Proposed Combination......................    1
  The Offer.................................................    3
  The Companies.............................................    4
  Risk Factors..............................................    5
RISK FACTORS................................................    6
  Benefits of the Combination May Not Be Realized...........    6
  Fixed Exchange Ratio of Our Offer Could Work to Your
     Disadvantage...........................................    6
  You May Not Receive all Consideration in the Form that You
     Have Elected...........................................    7
  Copper Price Volatility May Reduce Income.................    7
  Environmental and Regulatory Compliance May Impose
     Substantial Costs......................................    8
  Operations Outside the United States Are Subject to
     Risks..................................................   10
  Mining Is Subject to Risks................................   11
  Reserve Levels Are Subject To Uncertainty.................   11
  Year 2000 Poses Potential Risks...........................   12
THE PROPOSED COMBINATION....................................   13
REASONS FOR THE PROPOSED COMBINATION........................   14
BACKGROUND OF THE OFFER.....................................   15
THE OFFER...................................................   45
  Description of Election and Proration Procedures..........   46
  Timing of Our Offer.......................................   47
  Litigation................................................   47
  Extension, Termination and Amendment......................   48
  Exchange of Asarco Shares; Delivery of Phelps Dodge Common
     Stock and Cash.........................................   49
  Cash Instead of Fractional Shares of Phelps Dodge Common
     Stock..................................................   50
  Withdrawal Rights.........................................   51
  Procedure for Tendering...................................   52
  Material U.S. Federal Income Tax Considerations...........   53
  Reorganization Treatment..................................   53
  Asarco Rights.............................................   55
  Effect of Offer on Market for Asarco Shares; Registration
     Under the Exchange Act.................................   55
  Purpose of Our Offer; the Phelps Dodge/Asarco Merger......   56
  Conditions of Our Offer...................................   57
  Source and Amount of Funds................................   59
  Relationships with Asarco.................................   59
  Fees and Expenses.........................................   60
  Accounting Treatment......................................   60
  Stock Exchange Listings...................................   61
  Regulatory Matters........................................   61
THE COMPANIES...............................................   62
  Phelps Dodge Corporation..................................   62
  ASARCO Incorporated.......................................   62
  Cyprus Amax Minerals Company..............................   63

                                                              PAGE
                                                              ----
THE PHELPS DODGE/ASARCO MERGER AGREEMENT....................   63
  The Offer.................................................   63
  Form of Merger............................................   64
  Consideration to be Received in the Merger................   64
  Exchange Agent; Procedures for Exchange of Certificates...   65
  Surviving Corporation Following the Merger................   65
  Representations and Warranties in the Merger Agreement....   66
  Covenants in the Merger Agreement.........................   66
  Stockholder Approvals and Other Cooperation...............   68
  No Solicitation of Alternative Takeover Proposals.........   69
  Stock Options and Other Stock-Based Awards................   70
  Benefits Matters..........................................   70
  Indemnification; Directors' and Officers' Insurance.......   71
  Litigation................................................   71
  Conditions Precedent to the Merger........................   71
  Termination...............................................   71
  Closing...................................................   72
  Termination Fees..........................................   72
  Costs and Expenses........................................   73
  Amendment.................................................   73
  Appraisal Rights..........................................   73
  Waiver....................................................   73
MARKET PRICES AND DIVIDENDS.................................   74
PHELPS DODGE CORPORATION SELECTED HISTORICAL FINANCIAL
  DATA......................................................   75
ASARCO INCORPORATED SELECTED HISTORICAL FINANCIAL DATA......   76
CYPRUS AMAX MINERALS COMPANY SELECTED HISTORICAL FINANCIAL
  DATA......................................................   78
PHELPS DODGE COMPARATIVE PER SHARE INFORMATION..............   80
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   82
DESCRIPTION OF PHELPS DODGE CAPITAL STOCK...................  101
  Authorized Capital Stock..................................  101
  Phelps Dodge Common Stock.................................  101
  Phelps Dodge Preferred Stock..............................  101
  Transfer and Dividend Paying Agent and Registrar..........  101
COMPARISON OF RIGHTS OF HOLDERS OF PHELPS DODGE SHARES AND
  ASARCO SHARES.............................................  102
  Comparison of Charter and By-law Provisions...............  102
  Comparison of Certain Statutory Provisions................  109
ASARCO AND CYPRUS AMAX INFORMATION..........................  112
FORWARD-LOOKING INFORMATION.................................  112
LEGAL MATTERS...............................................  113
EXPERTS.....................................................  113


SCHEDULE A   -- DIRECTORS AND EXECUTIVE OFFICERS.........................   A-1
SCHEDULE B   -- ADDITIONAL INFORMATION REGARDING PHELPS DODGE
             CORPORATION'S EXPLORATION AND MINING PROPERTIES.............   B-1


     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PHELPS DODGE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE PROSPECTUS. THAT INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. YOU MUST ADDRESS YOUR REQUEST TO CORPORATE SECRETARY, PHELPS DODGE CORPORATION, 2600 NORTH CENTRAL AVENUE, PHOENIX, ARIZONA 85004-3014, TELEPHONE
(602) 234-8598. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN OCTOBER 18, 1999.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED COMBINATION

Q:  WHY IS PHELPS DODGE AMENDING ITS OFFER?

A: Phelps Dodge and Asarco have reached an agreement to combine their businesses. Phelps Dodge has agreed to amend its exchange offer to increase the premium we are offering for your shares -- to approximately 59% above the last trading price of Asarco common shares just before trading was halted on August 20, 1999, the day we publicly announced our proposed business combination. In addition, we're still offering you a choice to receive Phelps Dodge common shares or cash for your Asarco common shares.

Q:  WHAT WOULD I RECEIVE IN EXCHANGE FOR MY SHARES?

A: We are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock per Asarco common share, on a fully prorated basis. You may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares that are validly tendered and not properly withdrawn. You will receive either cash, Phelps Dodge common stock, or a combination of cash and Phelps Dodge common stock. To the extent the demand for either the cash or stock component of our offer exceeds the aggregate amount of cash or stock in our offer, we will prorate the total cash or stock, as the case may be, proportionally among the shareholders who elect that component. Shareholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering shareholders who make elections. We describe our procedures for prorating cash and common stock under the caption "The Offer -- Description of Election and Proration Procedures." You will not receive any fractional Phelps Dodge shares. Instead, you will receive cash in an amount equal to the market value of any fractional Phelps Dodge shares you would otherwise have been entitled to receive.

Q:  WILL I BE TAXED ON THE PHELPS DODGE SHARES I RECEIVE?

A: The tax treatment will depend on the extent to which you receive cash or our common stock pursuant to our offer and the Phelps Dodge/Asarco merger in exchange for your Asarco shares:

    - If you elect to receive solely our common stock and no proration of the number of shares of our common stock is required, we expect that the transaction will be tax-free to you.

    - If you elect to receive solely cash and no proration of cash is required, we expect that, in general, you will recognize gain or loss in respect of your Asarco shares.

    - If, because of proration, you receive some cash and some shares, we expect that, in general, you will recognize some or all of the gain, if any, in your Asarco shares but will not recognize loss, if any.

Q:  HAS ASARCO RECEIVED A FAIRNESS OPINION IN CONNECTION WITH THE OFFER?

A: Yes. Asarco has received an opinion from Credit Suisse First Boston Corporation dated October 5, 1999, substantially to the effect that, as of such date, the consideration to be received by Asarco stockholders in the offer and the Asarco/Phelps Dodge merger is fair from a financial point of view to the stockholders of Asarco.

Q:  WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:  Our offer is subject to several conditions, including:

    - tender of at least 80% Asarco's shares; and

    - our stockholders having approved the issuance of our stock pursuant to our offer.

     These conditions and other conditions to our offer are discussed in this prospectus under "The Offer -- Conditions of Our Offer."

Q:  WHAT HAPPENED TO ASARCO'S AGREEMENT FOR A TWO-WAY COMBINATION WITH CYPRUS
    AMAX?

A: Cyprus Amax terminated its merger agreement with Asarco in order to enter into a merger agreement with us.

Q:  HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: Once we acquire shares in the offer, our wholly owned subsidiary AAV Corporation will merge with Asarco, so that Asarco will become a wholly owned subsidiary of Phelps Dodge.

Q:  HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED COMBINATION?

A: We expect to complete our combination with Asarco early in the fourth quarter of this year.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT PHELPS DODGE, ASARCO AND CYPRUS
    AMAX?

A: You can find more information about Phelps Dodge, Asarco and Cyprus Amax from various sources described under "Where You Can Find More Information" on page vi.

Q:  HOW DO I PARTICIPATE IN YOUR OFFER?

A:  To tender your shares, you should do the following:

    - If you hold your shares in your own name, complete and sign the enclosed letter of election and transmittal and return it with your share certificates to ChaseMellon Shareholder Services, L.L.C., the exchange agent for the offer, at one of its addresses on the back cover of this prospectus.

    - If you hold your shares in "street name" through a broker, ask your broker to tender your shares and make the election on your behalf.

    - If you have a preference for receiving cash or Phelps Dodge shares, express your preference on the enclosed letter of election and transmittal. You may change your election only by properly withdrawing your shares and tendering them again before our offer expires.

Q:  AM I REQUIRED TO MAKE AN ELECTION?

A: No. If you do not make an election, you will still receive payment for your Asarco shares. However, if you have a preference for receiving either Phelps Dodge shares or cash and do not make an election, we will not take your preference into account and you will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed) after taking into account the preferences of other tendering shareholders.

Q:  IF I HAVE ALREADY TENDERED MY SHARES, DO I NEED TO TAKE FURTHER ACTION?

A: No, but if you tendered pursuant to our initial offer (prospectus dated September 2, 1999), you must withdraw and re-tender your shares if you wish to make an election to receive cash or Phelps Dodge shares. If you tendered pursuant to our amended offer (prospectus dated September 22, 1999), you need not take any further action unless you wish to change any cash or stock election you made.

Q:  WHAT SHOULD I DO IF I HAVE QUESTIONS?

A: If you have any questions about our offer, please call our information agent, Innisfree M&A Incorporated, toll-free at 1-877-750-5838.

                      WHERE YOU CAN FIND MORE INFORMATION

     Phelps Dodge, Asarco and Cyprus Amax file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Phelps Dodge filed a registration statement on Form S-4 to register with the SEC the Phelps Dodge common shares to be issued pursuant to our offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


     When we commenced our offer, we filed with the SEC a statement on Schedule 14D-1 pursuant to rule 14d-3 under the Securities Exchange Act of 1934 to furnish certain information about our offer. We filed an amended Schedule 14D-1 on September 22, 1999 and on October 7, 1999. Today we are filing a further amended Schedule 14D-1. You may read and copy the Schedule 14D-1 (and any amendments to it) at the SEC's public reference room in Washington, D.C. referred to above.


     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Phelps Dodge, Asarco or Cyprus Amax have previously filed with the SEC. These documents contain important information about Phelps Dodge, Asarco and Cyprus Amax and their financial condition.


     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, PHELPS DODGE CORPORATION, 2600 NORTH CENTRAL AVENUE, PHOENIX, AZ 85004-3014, TELEPHONE (602) 234-8598. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NO LATER THAN OCTOBER 18, 1999.


          The following documents filed with the SEC by Phelps Dodge are incorporated herein by reference:

          (i) Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 (revised information regarding Phelps Dodge's exploration and mining properties is set forth in Schedule B to this prospectus);

          (ii) Phelps Dodge's Proxy Statement for the Annual Meeting of Phelps Dodge Stockholders held on May 5, 1999;

          (iii) Phelps Dodge's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999;

          (iv) Phelps Dodge's Annual Report on Form 11-K for the fiscal year ended December 31, 1998;

          (v) Phelps Dodge's Current Reports on Form 8-K dated August 23, 1999, August 26, 1999, September 3, 1999, September 22, 1999, September 30, 1999 and October 6, 1999;

          (vi) Phelps Dodge Definitive Proxy Statement for the special meeting of Asarco shareholders to be held on September 30, 1999;

          (vii) Phelps Dodge's Definitive Proxy Statement for the special meeting of Cyprus Amax stockholders to be held on September 30, 1999; and


          (viii) Phelps Dodge's Definitive Proxy Statement, dated September 13, 1999, for the special meeting of Phelps Dodge stockholders to be held on October 13, 1999, as supplemented on September 22, 1999, October 1, 1999 and October 8, 1999.

     The following documents filed with the SEC by Asarco are incorporated herein by reference:

          (i) Asarco's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Asarco's independent accountants contained therein which is not incorporated herein by reference because the consent of Asarco's independent accountants has not yet been obtained);

          (ii) Asarco's Proxy Statement for the Annual Meeting of Shareholders held on April 28, 1999;

          (iii) Asarco's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

          (iv) Asarco's Current Reports on Form 8-K dated July 20, 1999, September 7, 1999, September 20, 1999, September 28, 1999, October 6, 1999 and October 7, 1999.

     The following documents filed with the SEC by Cyprus Amax are incorporated herein by reference:

          (i) Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998 (except for the report of Cyprus Amax's independent accountants contained therein which is not incorporated herein by reference because the consent of Cyprus Amax's independent accountants has not yet been obtained);

          (ii) Cyprus Amax's Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1999;

          (iii) Cyprus Amax's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

          (iv) Cyprus Amax's Current Reports on Form 8-K dated February 24, 1999, July 14, 1999, July 21, 1999 and September 28, 1999.

     All documents filed by Phelps Dodge, Asarco or Cyprus Amax pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

                                    SUMMARY

     This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you. To better understand the proposed Phelps Dodge/Asarco/Cyprus Amax combination and our separate offers to the shareholders of Asarco and Cyprus Amax, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information" on page vi.

                            THE PROPOSED COMBINATION

     We have agreed to combine the businesses of Phelps Dodge Corporation (Phelps Dodge) and ASARCO Incorporated (Asarco). Pursuant to our agreement with Asarco, we are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock per Asarco common share, on a fully prorated basis. You may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares that are validly tendered and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus under the caption "The Offer -- Description of Election and Proration Procedures." The consideration we are offering you has a value of $28.21, based on the closing price of Phelps Dodge common stock on October 5, 1999 of 53 9/16. If you receive all consideration in the form of stock, at the exchange ratio of 0.50266 Phelps Dodge common shares per Asarco share, your consideration would be worth $26.92, based on the same closing price. We are also making a separate offer to shareholders of Cyprus Amax to exchange $7.61176875 in cash and 0.2203 shares of Phelps Dodge common stock per Cyprus Amax common share, on a fully prorated basis and subject to the same election and proration procedures.

     In July 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies. In August 1999, we proposed a three-way combination with Asarco and Cyprus Amax. Since then, we have reached separate agreements to combine with each of Cyprus Amax and Asarco.

     We are making our offers to the Asarco and Cyprus Amax shareholders pursuant to our merger agreements with each company. We expect to complete both acquisitions early in the fourth quarter of 1999. However, our offer to Asarco shareholders is not conditioned on the success of our offer to Cyprus Amax shareholders, nor is our offer to Cyprus Amax shareholders conditioned on the success of our offer to Asarco shareholders. See "The Offer" beginning on page 44.

                      REASONS FOR THE PROPOSED COMBINATION

     We believe that our proposed combination of Phelps Dodge, Asarco and Cyprus Amax presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. In addition to the substantial dividend increase for Asarco and Cyprus Amax shareholders, we believe that the combination of Phelps Dodge, Asarco and Cyprus Amax will produce the following benefits:

     - Substantial premium. The exchange ratios and cash that we are offering imply premiums of approximately 59% for Asarco shareholders and 44% for Cyprus Amax shareholders based on the last trading prices of Phelps Dodge, Asarco and Cyprus Amax common stock just before trading was halted on August 20, 1999, the day we publicly announced our proposed business combination.

     - Accretion to cash flow and earnings. The combination would result in immediate and substantial accretion to the cash flow of the combined company. We expect the combination to result in significant accretion to earnings per share of the combined company beginning in the second year after closing, assuming copper prices of $0.80 - $0.85 per pound in 2001.

     - Ability to integrate operations. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities.

     - Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace.

     - Cost savings. We expect to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $28 million in annual savings from lower depreciation expenses, bringing the total annual savings to at least $228 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco-Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     - Operating leverage. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - Superior production capability. The total annual copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

     - Reduced capital expenditures. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce capital expenditures.

     - Financial strength. The company would have a strong, liquid balance sheet, with excellent access to capital.

See "Reasons for the Proposed Combination" beginning on page 14.

                                   THE OFFER

SUMMARY OF THE OFFER


     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of election and transmittal, to exchange 0.50266 shares of Phelps Dodge common stock, or $29.50 in cash, for each outstanding share of common stock of Asarco that is validly tendered on or prior to the expiration date and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal. We are making our offer through our wholly owned subsidiary, AAV Corporation, which is a Delaware corporation. The term "expiration date" means 12:00 midnight, New York City time, on October 25, 1999, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and on which the offer, as so extended, expires. We are also making a separate offer to exchange 0.3500 shares of Phelps Dodge common stock, or $20.54 in cash, for each outstanding share of common stock of Cyprus Amax, subject to the same election and proration procedures.


CONDITIONS OF OUR OFFER

     Our obligation to exchange shares of Phelps Dodge common stock and cash for Asarco shares pursuant to the offer is subject to several conditions referred to below under "The Offer -- Conditions of Our Offer," including conditions as to the minimum number of shares tendered, approval by our stockholders, and other conditions that are discussed below.

TIMING OF THE OFFER


     Our offer is currently scheduled to expire on October 25, 1999; however, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "The
Offer -- Extension, Termination and Amendment."


EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right (subject to our agreement with Asarco), in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Asarco shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Asarco shares.

     Subject to the SEC's applicable rules and regulations, we also reserve the right (subject to our merger agreement with Asarco), in our sole discretion, at any time or from time to time, (a) to delay our acceptance for exchange or our exchange of any Asarco shares pursuant to our offer, regardless of whether we previously accepted Asarco shares for exchange, or to terminate our offer and not accept for exchange or exchange any Asarco shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the minimum condition, the condition relating to the Phelps Dodge stockholder approval and the condition relating to the effectiveness of the registration statement for the Phelps Dodge shares to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

EXCHANGE OF SHARES; DELIVERY OF PHELPS DODGE COMMON STOCK AND CASH

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Phelps Dodge will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date.

WITHDRAWAL RIGHTS

     Your tender of Asarco shares pursuant to the offer is irrevocable, except that Asarco shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after November 2, 1999.

PROCEDURE FOR TENDERING SHARES

     For you to validly tender Asarco shares pursuant to our offer, (a) a properly completed and duly executed letter of election and transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message, which is explained below, in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Asarco shares must be received by the exchange agent at such address, or those Asarco shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth in "The Offer."

ELECTION AND PRORATION PROCEDURES

     You will be able to elect to receive either cash or Phelps Dodge common shares in exchange for your Asarco common shares, subject to the election and proration procedures described under the caption "The Offer -- Description of Election and Proration Procedures." You can make this election by filling out the appropriate box in the letter of election and transmittal or, if you hold your Asarco shares through a broker, by asking your broker to make an election on your behalf. If you tendered your Asarco shares pursuant to our initial offer (prospectus dated September 2, 1999), you must withdraw and re-tender your shares if you wish to make an election. Otherwise, you will be treated as having made no election. If you tendered pursuant to our amended offer (prospectus dated September 22, 1999), you need not take any further action unless you wish to make or change any cash or stock election.

                                 THE COMPANIES

PHELPS DODGE CORPORATION
2600 North Central Avenue
Phoenix, AZ 85004-3014
(602) 234-8100

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions:

     - Phelps Dodge Mining Company, which includes our worldwide copper operations and worldwide mineral exploration and development programs; and

     - Phelps Dodge Industries, which includes our specialty chemicals segment and our wire and cable segment.

     As of June 30, 1999, Phelps Dodge and its subsidiaries had 13,193 employees.

ASARCO INCORPORATED
180 Maiden Lane
New York, NY 10038
(212) 510-2000

     Asarco Incorporated, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. Asarco also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. Asarco also operates a custom lead smelting business, a zinc mining business and a specialty metals business. Asarco owns Encycle, Inc., which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, Asarco and its subsidiaries employed approximately 10,100 employees.

CYPRUS AMAX MINERALS COMPANY
9100 East Mineral Circle
Englewood, CO 80112
(303) 643-5000

     Cyprus Amax Minerals Company, a Delaware corporation, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to our offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

     - the risks associated with integrating Asarco and Cyprus Amax into our company, including the risk that the amount and timing of the cost savings and other expected benefits from the business combination may be different from what we expect;

     - the fixed exchange ratio of our offer, which may work to your disadvantage if you receive Phelps Dodge shares in our offer and Asarco stock increases in value or Phelps Dodge stock decreases in value;

     - the possibility that, due to the election and proration procedures, you may not receive all consideration in the form that you have elected;

     - the fact that our offers to Asarco and Cyprus Amax shareholders are not conditioned on each other and if we don't complete business combinations with both Asarco and Cyprus Amax, the expected cost savings and other benefits would be reduced;

     - the volatility of copper prices;

     - the extensive governmental regulations, including regulations relating to environmental matters, to which Phelps Dodge, Asarco and Cyprus Amax are subject;

     - the risks associated with conducting operations outside the United States, especially in less developed countries;

     - the risks associated with mining;

     - the fact that reserve levels are subject to uncertainties; and

     - potential risks associated with the Year 2000.

See "Risk Factors" beginning on the following page for a more complete discussion of these factors.

                                  RISK FACTORS

     In deciding whether to tender your shares pursuant to our offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

BENEFITS OF THE COMBINATION MAY NOT BE REALIZED

     If we complete the proposed Phelps Dodge/Asarco/Cyprus Amax business combination, we will integrate three companies that have previously operated independently. This will involve integrating:

     -  corporate headquarters and mining administration offices;

     -  worldwide exploration and development activities;

     -  mining operations, particularly in the southwestern United States; and

     -  administrative functions in the U.S., Chile and Peru.

We may not be able to integrate the operations of Asarco and Cyprus Amax without encountering difficulties. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company's businesses. Although we expect at least $200 million in annual cash cost savings from the combination by the end of the second year (excluding any savings from rationalizations of high-cost production during periods of low copper prices), together with $28 million in annual savings from lower depreciation, we cannot be sure that we will be able to achieve them in the amounts expected or as quickly as we now expect. Actual cost savings may be higher or lower than we currently expect, and may take a longer or shorter time to achieve than we currently expect. Our estimates concerning the amount and timing of cost savings have been developed by our management and reflect our best judgment based on publicly available information about Asarco and Cyprus Amax.

     More generally, our views about the expected benefits of our proposed combination are based on publicly available information about Asarco and Cyprus Amax. Those companies may have other information, not available to us, that would significantly affect our estimates or views.

     Because our offers to acquire Asarco and Cyprus Amax are separate, and neither offer is dependent on the success of the other, it is possible that one of the following scenarios will occur:

     -  we will acquire Asarco, but not Cyprus Amax;

     -  we will acquire Cyprus Amax, but not Asarco; or

     - we will acquire both Asarco and Cyprus Amax, but it will take us much longer to acquire one company than the other.

In any of these cases, the cost savings we expect from the combination will be less than if all three companies combined promptly. If we acquire only one of Asarco or Cyprus Amax, we may still encounter difficulties in integrating its operations, and may not be able to achieve the cost savings we expect in the amounts or time periods anticipated.

FIXED EXCHANGE RATIO OF OUR OFFER COULD WORK TO YOUR DISADVANTAGE

     We are offering to exchange 0.50266 shares of Phelps Dodge common stock, or $29.50 in cash, at your election, for each outstanding share of Asarco common stock, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal. If you receive Phelps Dodge common stock (either because you have elected to receive Phelps Dodge shares or because of the allocation procedures), once you have tendered your stock and your withdrawal rights have expired, you will be locked into that exchange ratio, and you will not be able to capture gains from possible increases in value of Asarco common stock. While you may benefit from possible increases in value of Phelps Dodge common stock, you may incur losses from possible decreases in value of Phelps Dodge common stock.

YOU MAY NOT RECEIVE ALL CONSIDERATION IN THE FORM THAT YOU HAVE ELECTED

     We are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock per Asarco common share, on a fully prorated basis. At the time you tender your shares and make your election, you will not know exactly what combination of stock and/or cash you will receive because it will also depend upon the elections made by other tendering stockholders. You can tell us your preference to receive either $29.50 cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares, and you will receive either cash, Phelps Dodge common stock, or a combination of cash and Phelps Dodge common stock, based upon your stated preference and the preferences of other tendering shareholders. To the extent the demand for either the cash or stock component of our offer exceeds the aggregate amount of cash or stock in our offer, we will prorate the total cash or stock, as the case may be, proportionally among the shareholders who elect that component. Shareholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering shareholders who make elections. We describe our procedures for prorating cash and common stock under the caption "The Offer -- Description of Election and Proration Procedures."

COPPER PRICE VOLATILITY MAY REDUCE INCOME

     Copper is an internationally traded commodity. Its prices are effectively determined on the two major metals exchanges -- New York Mercantile Exchange (COMEX) and London Metal Exchange (LME). The prices on these exchanges reflect the worldwide balance of copper demand and supply and various domestic and international macroeconomic and political conditions. Prices are also sometimes influenced significantly by numerous other factors, including speculative actions, the availability and cost of substitute materials, and currency exchange fluctuations. The copper market is volatile and cyclical, as illustrated by the following chart showing the high, low and average COMEX spot price per pound of copper cathode for the years indicated:

YEAR                                                HIGH      LOW      AVERAGE
----                                               ------    ------    -------
1989...........................................    $ 1.55    $ 1.03    $ 1.27
1990...........................................      1.38      0.96      1.19
1991...........................................      1.20      0.96      1.05
1992...........................................      1.16      0.93      1.03
1993...........................................      1.07      0.72      0.85
1994...........................................      1.40      0.78      1.07
1995...........................................      1.46      1.21      1.35
1996...........................................      1.31      0.86      1.06
1997...........................................      1.23      0.76      1.04
1998...........................................      0.86      0.64      0.75
1999 (through October 5).......................      0.83      0.61      0.70
                                                                       ------

---------------

SOURCE:  COMEX

On October 5, 1999, the closing spot price of copper cathode on the COMEX was $0.80 per pound.

     Any material change in the price we receive for copper, or in our unit production costs, has a significant effect on our results. Our share of current annual production is approximately 1.6 billion pounds of copper. Accordingly, each 1 cent per pound change in the average annual copper price, or in average annual unit production costs, causes a variation in annual operating income before taxes of approximately $16 million. Following the completion of our proposed Phelps Dodge/Asarco/Cyprus Amax combination, the combined company's annual production would be approximately 3.8 billion pounds, based on current levels. We estimate that each 1 cent per pound change in the average annual copper price, or in average unit production costs, would cause a variation in annual operating income before taxes of approximately $38 million at these production levels.

     If we combined with Asarco but not with Cyprus Amax, our combined annual production would be approximately 2.7 billion pounds, based on current levels. We estimate that each 1 cent per pound change in the average annual copper price, or in average unit production costs, would cause a variation in annual operating income before taxes of approximately $27 million at these production levels.

     While Phelps Dodge, Asarco and Cyprus Amax historically have used limited financial risk management techniques to reduce a portion of their exposure to the volatility of commodity market prices, there can be no assurance that the combined company will continue to be able to do so effectively in the future. In addition, depending upon the specific techniques employed, market conditions and other factors, these activities could reduce the earnings or cash flow that the combined company otherwise would realize or could result in losses.

     Cyprus Amax is the world's largest producer of molybdenum, which, like copper, is characterized by volatile and cyclical prices. Molybdenum consumption depends heavily on worldwide demand from the specialty steel industry and, to a lesser extent, on chemical applications. World molybdenum consumption remained at record levels in the first half of 1998, continuing the growth trend begun in 1994. Beginning in the second half of 1998, molybdenum consumption declined as a result of the economic downturn in Asia. Overall 1998 molybdenum worldwide consumption declined an estimated four percent primarily in metallurgical applications. The molybdenum market remained oversupplied during the second half of 1998, and production curtailments were announced in China and at three primary mines in North America during the fourth quarter. The molybdenum market continued to be oversupplied in the first half of 1999. Western World metallurgical grade molybdenum dealer oxide prices averaged about $2.65 per pound in the first half of 1999 compared with full-year averages of about $3.40 per pound in 1998 and about $4.30 per pound in 1997. Cyprus Amax molybdenum realizations averaged $4.11 per pound in the first half of 1999 compared with full-year averages of $4.95 per pound in 1998 and $5.50 per pound in 1997, with realizations positively impacted by higher-valued molybdenum chemical products. A substantial portion of world molybdenum production is a by-product of copper mining, which is relatively insensitive to molybdenum price levels. Exports to the Western World, especially from China, can also influence competitive conditions.

ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS

     The mining operations and exploration activities of Phelps Dodge, Asarco and Cyprus Amax, both inside and outside the United States, are subject to extensive laws and regulations governing prospecting, developing, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is also subject to risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Compliance with these laws and regulations could impose substantial costs and subject the combined company to significant potential liabilities.

  ENVIRONMENTAL MATTERS

     Our operations in the United States are subject to stringent federal, state and local laws and regulations relating to improving or maintaining environmental quality. Our global operations are also subject to many environmental protection laws. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago. The federal Clean Air Act has had a significant impact, particularly on our smelters. Costs associated with environmental compliance have increased over time, and we expect these costs to continue to rise in the future.

     We are subject to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund), as amended by the Superfund Amendments and Reauthorization Act of 1986. Under Superfund, the Environmental Protection Agency (EPA) has identified on its CERCLIS database approximately 35,000 sites throughout the United States for review, ranking and possible inclusion on the

National Priorities List (NPL). The EPA has included 13 sites owned by us on the CERCLIS database. Even though we believe that most, if not all, of the sites identified do not qualify for listing on the NPL, we may be required to remove hazardous waste or remediate the alleged effects of hazardous substances on the environment. In many cases, this involves past disposal practices at sites not owned by us. We have received notice that we are a potentially responsible party from the EPA or individual states under CERCLA or an equivalent state law. We are participating in environmental assessment and remediation activity at 39 sites.

     At December 31, 1998, we had reserves of $106.0 million for remediation of some of the sites discussed above and other environmental costs. We record liabilities for environmental expenditures when it is probable that obligations have been incurred and the costs can be reasonably estimated. The amounts of these liabilities are very difficult to estimate. This is due to factors such as the unknown extent of the remedial actions that may be required. In the case of sites not owned by us, the extent of our probable liability in proportion to the probable liability of other parties is difficult to estimate. We have other possible environmental liabilities that in our judgment cannot be reasonably estimated. Losses attributable to remediation costs are reasonably possible at other sites. Based on the information available to us, the accruals, both individually and in the aggregate, from known environmental liabilities are not expected to result in a material additional loss beyond that already accrued. We cannot currently estimate the total additional loss we may incur for environmental liabilities resulting from such things as frequently changing environmental laws, regulations or agency interpretations, which are beyond our control, but that loss could be potentially material.

     The U.S. and non-U.S. operations of Asarco and Cyprus Amax are also subject to stringent environmental laws, including CERCLA. The following excerpts are from Asarco's quarterly report on Form 10-Q for the period ended June 30, 1999:

          Reserves for closed plants and environmental matters, including mine reclamation costs for active and closed properties, totaled $123.8 million at June 30, 1999. Asarco anticipates that expenditures relating to these reserves will be made over the next several years. Net cash expenditures against these reserves for the three months ended June 30, 1999 and 1998 were $12.6 million and $25.4 million, respectively. Expenditures for the six months ended June 30, 1999 and 1998 were $25.6 million and $40.2 million, respectively.

                                     . . .

          Asarco and certain of its subsidiaries have received notices from EPA and other federal and state agencies that they and in most cases numerous other parties are potentially responsible to remediate alleged hazardous substance releases at certain sites under CERCLA or similar state laws. In addition, Asarco and certain of its subsidiaries are defendants in lawsuits brought under CERCLA or state laws that seek substantial damages and remediation. Remedial action is being undertaken by Asarco at some of the sites.

The following excerpt is from Cyprus Amax's quarterly report on Form 10-Q for the period ended June 30, 1999:

          At June 30, 1999, Cyprus Amax had accruals of approximately $252 million for expected future mine closure, reclamation, and environmental remediation liabilities. Total reclamation costs for Cyprus Amax at the end of current mine lives are estimated at about $253 million of which approximately $110 million was reserved at June 30, 1999. Additionally, the cost range of reasonably possible outcomes for sites where remediation costs are estimable is from $120 million to $450 million, of which approximately $142 million was accrued at June 30, 1999. Work on these sites is expected to be substantially completed in the next several years, subject to the inherent delays involved in the process. Remediation costs that could not be reasonably estimated at June 30, 1999, are not expected to have a material impact on the financial condition and ongoing operations of Cyprus Amax.

  OTHER REGULATORY MATTERS

     In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872 which governs mining claims and related activities on federal lands. Although Congress has not adopted any such legislation, it could do so in the future. If ever adopted, such legislation could impose royalties on minerals extracted from federal lands, require payment of fair market value for patenting federal lands, and required that patented lands used for non-mining purposes revert to the federal government. Passage of mining law amendments or revisions to the hardrock mining surface management regulations could result in additional expenses in the development and operation of new mines on federal lands.

     Phelps Dodge, Asarco and Cyprus Amax are also subject to federal and state laws and regulations pertaining to plant and mine safety and health conditions. These laws include the Occupational Safety and Health Act of 1970 and the Mine Safety and Health Act of 1977. Present and proposed regulations govern worker exposure to a number of substances and conditions present in work environments. These include dust, mist, fumes, heat and noise. Compliance with these regulations may require significant expenditures.

     The global operations of Phelps Dodge, Asarco and Cyprus Amax are also subject to extensive laws and regulations governing mining operations and exploration, including laws and regulations pertaining to plant and mine safety and health conditions. These laws and regulations may impose substantial costs on our operations outside the United States.

  PRODUCT AND PERSONAL INJURY LITIGATION

     Asarco may also be subject to risks from product liability and personal injury lawsuits. The following excerpt is from Asarco's quarterly report on Form 10-Q for the period ended June 30, 1999:

          Asarco and two subsidiaries, as of June 30, 1999, are defendants in 1,169 lawsuits brought by 5,221 primary and 924 secondary plaintiffs seeking substantial actual and punitive damages for personal injury or death allegedly caused by exposure to asbestos. Three of these lawsuits are purported class actions, two of which are allegedly brought on behalf of persons who are not known to have asbestos-related injury. The third is purportedly brought on behalf of persons suing both tobacco-related and asbestos-related entities claiming damages for personal injury or death arising from exposure to asbestos and cigarette smoke. In addition, Asarco and certain subsidiaries are defendants in product liability lawsuits involving various other products, including metals.

OPERATIONS OUTSIDE THE UNITED STATES ARE SUBJECT TO RISKS

     We are a global company with substantial operations outside the United States, including in Latin America, Asia and Europe. Both Asarco and Cyprus Amax also have significant operations located in countries outside the United States, including Chile, Peru and throughout Europe, Asia and Australia.

     Mining and other investments outside the United States are subject to the risks normally associated with conducting business in non-U.S. countries, particularly those that are less developed or have emerging economies:

     - uncertain political and economic environments;

     - risks of war and civil disturbances;

     - government restrictions on the movement of funds;

     - government actions to deprive us of our contract rights or to take our property without fair compensation;

     - adverse changes in laws or policies of particular countries;

     - increases in foreign taxation;

     - delays in obtaining or the inability to obtain necessary governmental permits;

     - limitations on ownership and on repatriation of earnings; and

     - foreign exchange controls and currency fluctuations.

     Although we are not currently experiencing any significant problems in non-U.S. countries arising from these risks, problems could arise in the future. Investments made by Phelps Dodge, Asarco and Cyprus Amax outside the U.S. may also be adversely affected by U.S. government laws and policies affecting foreign trade, investment and taxation.

MINING IS SUBJECT TO RISKS

     The business of mining is subject to a number of risks and hazards, including:

     - environmental hazards;

     - labor disputes;

     - encountering unusual or unexpected geologic formations or other geological or grade problems;

     - encountering unanticipated ground or water conditions;

     - metallurgical and other processing problems;

     - cave-ins, pit-wall failures and rock falls; and

     - periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions.

     In addition to the foregoing items, in the case of development projects, the economic feasibility of any individual project is based upon, among other things:

     - the interpretation of geological data obtained from drill holes and other sampling techniques;

     - feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grade of ore to be mined and processed;

     - the configuration of the ore body;

     - expected recovery rates of metals from the ore;

     - comparable facility and equipment costs;

     - environmental and regulatory requirements;

     - anticipated climatic conditions; and

     - estimates of labor productivity.

     Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits, and receipt of adequate financing. Accordingly, uncertainties related to development projects are more significant than those pertaining to existing operations.

     The risks associated with mining described above could cause personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. These risks could also cause mining projects to be more expensive to develop or operate than expected, or to produce less than expected, and could result in damage to mines or producing facilities.

RESERVE LEVELS ARE SUBJECT TO UNCERTAINTY

     There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond the control of Phelps Dodge, Asarco and Cyprus Amax. The reserve data incorporated by reference in this prospectus are in large part only estimates. We cannot assure you that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Declines in the market price of a particular metal also may render reserves containing relatively lower grades of mineralization uneconomic to exploit. If the price we realized for a particular commodity were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, we potentially could experience reductions in reserves and asset write-downs. Under certain such circumstances, we may discontinue the development of a project or mining at one or more properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

YEAR 2000 POSES POTENTIAL RISKS

     We continue to review our "Year 2000" readiness. The Year 2000 issue stems from the predominant use in computer applications of a two-digit field to capture the year (e.g., "99" for 1999). Because the "19" is assumed in the date, when computers turn their clocks to the year 2000, the two-digit field will read "00" and some computer programs will assume the year is 1900. Programs that calculate, compare or sort on a date field may cause erroneous results and errors leading to the risk of business interruption or shutdown and other potential problems. The Year 2000 issue is a global issue that is very complex because of the many programs that may be impacted in any computer system. These computer systems are used to support the activities of our businesses including financial systems, process control technology and other computer-controlled equipment.

     The following is a list of representative types of risks that could result in the event of one or more major failures of our information systems, mining sites, or facilities to be Year 2000 ready, or similar major failures by one or more of our major third party suppliers or customers:

     - Information systems -- could include disruptions of business and transaction processing such as customer billing, payroll, accounts payable, purchasing, and other information processes until the systems can be remedied or replaced;

     - Mining facilities -- could include disruptions of mining processes and facilities resulting in delays in delivery of products until non-compliant components can be remedied;

     - Major suppliers -- could include disruptions in the provision of supplies and components and transportation that could cause subsequent interruptions of mining activities and delays in product deliveries; and

     - Major customers -- could include disruptions in sales, revenue, and cash inflow as a particular customer may not be Year 2000 compliant or one of their suppliers may experience failures that could impact the amount of copper, molybdenum, or coal they require.

Failure to correct a material Year 2000 problem could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the readiness of suppliers and customers, we are unable to determine with any certainty the consequences of Year 2000 failures and the materiality of these potential failures. In addition, we cannot make any assurances about the Year 2000 readiness of Asarco or Cyprus Amax.

                            THE PROPOSED COMBINATION

     We have agreed to combine the businesses of Phelps Dodge and Asarco in a transaction that we believe will create superior value for the shareholders of both companies.

     Pursuant to our agreement with Asarco, we are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock per Asarco common share, on a fully prorated basis. You may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares that are validly tendered and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal. We expect our proposed transaction to be tax-free to you except that gain, if any, generally will be recognized to the extent of cash received by you.

     In July 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies. In August 1999, we proposed a three-way combination with Asarco and Cyprus Amax. Since then, we have reached separate agreements to combine with Cyprus Amax and Asarco. Under our merger agreement with Cyprus Amax, we are also making a separate offer to Cyprus Amax shareholders to exchange $7.61176875 in cash plus 0.2203 shares of Phelps Dodge common stock per Cyprus Amax common share, on a fully prorated basis and subject to the same election and proration procedures as are applicable to our offer to Asarco shareholders.

     We are making our offers to Asarco and Cyprus Amax shareholders pursuant to our merger agreements with each company. We expect to complete both acquisitions early in the fourth quarter of 1999. However, our offer to Asarco shareholders is not conditioned on the success of our offer to Cyprus Amax shareholders, nor is our offer to Cyprus Amax shareholders conditioned on the success of our offer to Asarco shareholders. See "The Offer" beginning on page 41.

                      REASONS FOR THE PROPOSED COMBINATION

     We believe the combination of Phelps Dodge, Asarco and Cyprus Amax represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. We believe that the combination of Phelps Dodge, Asarco and Cyprus Amax will produce the following valuable benefits:

     - Ability to integrate operations. We expect the combined company to have significantly greater ability to integrate southwest U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities. Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over the full copper price cycle.

     - Accretion to cash flow. The combination would result in immediate and substantial accretion to the cash flow of the combined company.

     - Accretion to earnings. We expect the combination to result in significant accretion to earnings per share of the combined company in the second year, assuming copper prices of $0.80 -- $0.85 per pound.

     - Superior production capability. The total annual worldwide copper production of the combined company would be approximately 3.8 billion pounds at current levels, with total attributable copper reserves of approximately 80 billion recoverable pounds.

     - Substantial cost savings. We expect the combined company to achieve annual cash cost savings of at least $200 million by the end of the second year after closing, as a result of reductions in overhead, purchasing, exploration and other expenses. We also expect at least another $28 million in annual savings from reduced depreciation expenses, bringing the total annual savings to at least $228 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the cash synergy figure of $125 million projected in the proposed Asarco-Cyprus Amax merger. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     - Management strength. The combined company would have a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace. Phelps Dodge's management team would have the opportunity to implement value-based portfolio management. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to integrate all three businesses rapidly and to build sustainable long-term shareholder value.

     - Portfolio of world-class copper mines. The combined company would have a core portfolio of world-class copper mines, including Morenci, Southern Peru Copper Corporation, El Abra, Cerro Verde and Candelaria. This core portfolio would represent more than 50% of the combined company's current annual production. At current levels, these properties would produce approximately 2 billion pounds of copper annually, at an average cash cost of less than $0.50 per pound.

     - Operating leverage. The combined company would have tremendous operating leverage, together with enough diversity in other businesses to mitigate cyclical downturns.

     - Increased competitiveness. The combined company would have increased ability to compete for world-class projects.

     - Reduced capital expenditures. By combining their businesses, Phelps Dodge, Asarco and Cyprus Amax would be able to reduce maintenance and growth capital expenditures significantly.

     - Financial strength. The combined company would have a strong, liquid balance sheet, with excellent access to capital. The company's financial strength would give it the ability to create a world-class portfolio of cost-competitive mining assets.

     We believe these factors will provide superior value creation opportunities, on an ongoing basis, for the shareholders of all three companies. While we would expect to maximize the benefits outlined above in a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax, we believe similar benefits, though on a smaller scale, would result from a two-way combination with Asarco.

                            BACKGROUND OF THE OFFER

     In the autumn of 1996, Douglas C. Yearley, Chairman and CEO of Phelps Dodge, had an informal conversation with Richard de J. Osborne, then Chairman, Chief Executive Officer and President of Asarco, regarding a possible combination of the two companies. Mr. Osborne declined to hold discussions on this subject.

     On July 15, 1999, Asarco and Cyprus Amax announced that they had agreed to combine their companies into a new company to be called "Asarco Cyprus Incorporated." According to the press release issued by Asarco and Cyprus Amax, Cyprus Amax shareholders would receive 0.765 shares of the combined company for each of their Cyprus Amax shares, while Asarco shareholders would receive one share of the combined company for each of their Asarco shares. The combined company would have an initial dividend rate of 0.05 per share per quarter. The transaction was approved by the Boards of Directors of Asarco and Cyprus Amax, but remains subject to regulatory approvals and shareholder approvals.

     On August 10, 1999, Mr. Yearley telephoned Milton H. Ward, Cyprus Amax's Chairman, Chief Executive Officer and President, and Francis R. McAllister, Asarco's Chairman and Chief Executive Officer, to propose a meeting to discuss the possibility of a three-way combination involving Phelps Dodge, Asarco and Cyprus Amax. Shortly thereafter, Messrs. Ward and McAllister sent the following letter to Mr. Yearley:

                                                                 August 10, 1999

Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue -- 16th Floor
Phoenix, AZ 85004-3014

Dear Doug:

     We have discussed your request to meet with us jointly. We would like to advise you that Cyprus Amax and Asarco are pursuing a combination under a Merger Agreement dated July 15, 1999. Under the terms of that Agreement we are not at liberty to have a discussion of the nature you were suggesting earlier today.

                                         Best regards.

/s/ MILTON H. WARD
------------------------------------------
Milton H. Ward
Chairman, Chief Executive Officer
  and President
Cyprus Amax Minerals Company
/s/ FRANCIS R. MCALLISTER
------------------------------------------
Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated

     On August 11, 1999, during the late afternoon, Mr. Yearley and J. Steven Whisler, Phelps Dodge's President and Chief Operating Officer, sent the following letter to Messrs. McAllister and Ward:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 11, 1999

Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Milton H. Ward
Chairman, Chief Executive Officer and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Dear Frank and Milt:

     We are disappointed that you have declined to meet with us. As you know from our telephone conversations, we have considered your pending business combination and would like to discuss with you our proposal, described in more detail below, to combine all three of our companies in a negotiated transaction.

     We believe that a three-way combination of Phelps Dodge, Asarco and Cyprus Amax would create superior shareholder value for the shareholders of Asarco and Cyprus Amax. A three-way combination, by creating a lower-cost global competitor, would also benefit the employees and customers of all three companies. For these reasons, we are approaching you to discuss the concept of a three-way combination.

     We propose that all of the outstanding common stock of both Asarco and Cyprus Amax be exchanged for Phelps Dodge common stock. The transaction would be tax-free to your shareholders.

     A combination of these businesses would result in cost savings well in excess of the amounts you have indicated to be achievable through your pending merger. Preliminarily we estimate that the annual cash cost savings should reach at least $150 million.

     We propose to reward your shareholders for these substantial incremental benefits by offering your shareholders an exchange ratio of 0.3756 Phelps Dodge common shares for each Asarco common share and 0.2874 Phelps Dodge common shares for each Cyprus Amax common share. These exchange ratios preserve the relative economics of your proposed combination and imply premiums of approximately 25% based on current market prices for Asarco and Cyprus Amax.

     We believe this proposal creates superior value for your shareholders based on:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - their opportunity to participate in the ongoing value creation of the combined company; and

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in substantial dividend increases for both Asarco and Cyprus Amax shareholders to 3.76 times the level contemplated in your pending merger.

     Our preference is for a combination of all three companies, which would of course involve the consent of both Asarco and Cyprus Amax to a modification of your existing agreement.

     Since your merger agreement has not been publicly filed, we have not had the opportunity to review its terms. Based on your August 10, 1999 letter, it is unclear to us whether discussions may proceed once you receive a written proposal such as this letter. In any event, if necessary under your merger agreement, we request that you grant one another waivers to allow meetings with us on our proposal which, as discussed below, would be far more favorable to your shareholders than your proposed merger.

     We are confident that the market reaction to a three-way combination would be positive. In particular we believe the market would recognize:

     - the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwest U.S. mining operations, administrative functions in Chile and Peru and world-wide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the ability of the combined company to reduce capital expenditures;

     - a strong, liquid balance sheet, with excellent access to capital; and

     - how all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     This is intended to be a confidential proposal which is subject to the execution of a definitive merger agreement and receipt of customary approvals, including approval by our respective Boards of Directors and shareholders. We have conducted in-depth analyses of the proposed three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     We believe that our proposal is substantially more attractive to your shareholders than your pending merger. In addition to the sizeable premium we are offering, your shareholders would participate, through their ongoing Phelps Dodge common stock ownership, in a larger enterprise with greater realizable cost savings and synergies, a stronger portfolio of cost competitive assets and a deep management team with a strong operating record. We have no doubt that your shareholders will enthusiastically embrace our proposal once they learn of it.

     We have discussed this proposal with our Board, which fully supports it. We are confident of our ability, with your cooperation, to complete this transaction as quickly as your proposed two-party Asarco-Cyprus Amax merger.

     We are firmly committed to moving forward quickly to consummate this transaction. As we mentioned, we would be happy to meet with you in New York or another mutually convenient location to amplify our proposal. In any event, we would appreciate a response by 5:00 p.m., New York time, on Wednesday, August 18, 1999.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and
  Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
  Operating Officer

     On the morning of August 12, 1999, Messrs. McAllister and Ward telephoned Mr. Yearley and once again refused to meet to discuss Phelps Dodge's proposal. That afternoon, Phelps Dodge sent the following letter to the Board of Directors of Asarco (and sent a substantially similar letter to the Board of Directors of Cyprus Amax):

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 12, 1999

Board of Directors of ASARCO Incorporated
c/o Mr. Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Gentlemen:

     We would like to engage in discussions on our proposal to combine Asarco, Cyprus Amax and Phelps Dodge in a negotiated transaction. Our proposal, described in more detail in the attached correspondence, is far better for the shareholders of your company than your pending merger with Cyprus Amax because of:

     - the sizeable premium we are offering which, in effect, represents an up-front payment to your shareholders for the substantial cost savings we expect to achieve;

     - our planned continuation of the current $2.00 per share Phelps Dodge common stock dividend resulting in a substantial dividend increase for Asarco shareholders to more than three times the level contemplated in your pending merger; and

     - their opportunity to participate in the ongoing value creation of the combined company through the ownership of Phelps Dodge common stock.

     In our attached letter of August 11, we proposed specific exchange ratios of Phelps Dodge shares for Asarco and Cyprus Amax shares. Based on the August 11 closing price of Phelps Dodge, Asarco and Cyprus Amax shares, these ratios implied premiums of approximately 25% for each of Asarco and Cyprus Amax and preserved the relative economics of your proposed combination with Cyprus Amax. We would reiterate our intention on the basis of the current levels of Phelps Dodge, Asarco and Cyprus Amax share prices to pay premiums of approximately 25% for Asarco and Cyprus Amax.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to -20% and -26% for Asarco and Cyprus Amax, respectively. Similarly, over the past five years, Phelps Dodge's total return has been 20% as compared to -27% for Asarco and -40% for Cyprus Amax. We are very proud of this strong management and operational track record over a difficult copper environment.

     Thus far, however, your management has refused to listen to, or consider, our proposal.

     On Tuesday afternoon, August 10, 1999, following a meeting of our board of directors, we spoke by telephone with Messrs. McAllister and Ward to request a meeting to discuss our proposal. Just a few hours later, we received from them the attached letter, dated August 10, 1999, advising that under the terms of a non-public July 15, 1999 Merger Agreement they were "not at liberty" to have such a discussion.

     Since Messrs. McAllister and Ward refused to meet with us, late yesterday we sent them the enclosed August 11 letter laying out the basic terms of our proposal and again requesting a meeting.

     This morning we received a telephone call from Messrs. McAllister and Ward again refusing to discuss our proposal.

     Although it would have been our preference to communicate through your CEO, his adamant refusal to meet with us, or even to give our written proposal any serious consideration, has required that we communicate with you directly. Since you and Cyprus Amax are the only parties to your merger agreement, and may amend it or waive its provisions at any time, for management of the two companies to state that their own agreement prevents such discussions seems a particularly weak basis for their refusal even to meet with us.

     We are making a similar proposal to Cyprus Amax. Our willingness to enter into discussions with each of you is not conditioned on the participation of the other (assuming this is consistent with any applicable, binding contracts).

     We are resolute in our determination to complete this transaction with both companies. We are confident that your shareholders will recognize the superior benefits of our proposal, and will accept nothing less.

     We still strongly prefer to consummate this transaction on a mutually satisfactory, negotiated basis. Accordingly, we do not plan to disclose our proposal publicly at this time. Because of the importance of this matter to your shareholders, we request that you make a commitment, by 5:00 p.m. Friday, August 20, 1999, to meet with us promptly to commence serious negotiations.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and
Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
Operating Officer

     On August 20, 1999, Asarco and Cyprus Amax filed a joint proxy statement/prospectus in connection with their proposed merger, and for the first time disclosed the terms of their merger agreement. In addition, Asarco and Cyprus Amax issued a press release announcing that they had set August 25, 1999 as the record date for determining shareholders entitled to vote at the shareholder meetings, scheduled for September 30, 1999, to consider approval of their proposed merger. Asarco and Cyprus Amax also disclosed Phelps Dodge's proposal for a three-way business combination and announced that they were rejecting it. Asarco and Cyprus

Amax also revised upward their estimates of synergies resulting from their proposed two-party merger. The text of the press release was as follows:

     DENVER, CO. and NEW YORK, N.Y., August 20, 1999 -- Cyprus Amax Minerals (NYSE:CYM) and ASARCO Incorporated (NYSE:AR) announced that they have set shareholder meetings for September 30, 1999 to approve their previously announced merger of equals. Asarco Cyprus Incorporated will be the largest publicly traded copper company with an estimated cash cost of under 50 cents. Definitive proxy materials will be mailed to shareholders of record on August 25, 1999.

     Cyprus and Asarco also announced that joint Asarco and Cyprus merger teams are reviewing all operating and administrative aspects of the new organization to identify organizational and other profit driven changes in the way they do business. The companies have engaged outside consultants to assist in identification of cost savings to facilitate the process. As a result of these reviews, the estimate of annual expense reductions is now approaching $200 million including $50 million in reduced administrative and overhead costs, $50 million from lower costs of purchased materials and services, $25 million in other costs and $75 million in lower depreciation. As part of the cost reductions, Cyprus' Denver office will be closed and Asarco's New York office will be downsized and relocated to New Jersey. In addition, the companies believe the merger will provide the flexibility to rationalize higher cost production during periods of low copper prices, which could be expected to result in operational cash improvements approaching $75 million annually.

     Cyprus and Asarco also jointly reported that the Boards of both companies had received an unsolicited proposal from Phelps Dodge Corporation to negotiate an agreement for Phelps Dodge to acquire both companies for stock. Phelps Dodge proposed an exchange of .3756 of a Phelps Dodge share for each Asarco share and
 .2874 of a Phelps Dodge share for each Cyprus share. Phelps Dodge's proposal is subject to a number of contingencies.

     On August 19, 1999, the Asarco Board of Directors and the Cyprus Amax Board of Directors, together with their respective legal and financial advisors, met separately to consider the unsolicited proposal from Phelps Dodge. Both the Asarco Board of Directors and the Cyprus Amax Board of Directors determined that pursuing the Asarco Cyprus merger was in best interests of Asarco and Cyprus Amax stockholders, respectively, and reconfirmed their respective recommendations of the merger.

     Since the merger announcement, both Boards noted that the share prices of Cyprus and Asarco have outperformed the other U.S. listed copper companies. Asarco Cyprus expects that at its estimated cash costs of under 50 cents per pound, it will require a copper price of less than 65 cents per pound to breakeven on a net earnings basis. Asarco Cyprus will have a strong, experienced management team and the financial capacity to further enhance operating efficiencies, expand or develop low cost copper properties and otherwise rationalize operations to achieve optimum operating levels.

     Also on August 20, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                               August 20, 1999

Mr. Douglas C. Yearley
Chairman, President and
  Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We have tried to reach you this morning to convey the response of our respective Boards and to share with you the attached press release.

     Each of our companies has convened its Boards and received thorough presentations from financial and legal advisors. After full consideration of your proposal, each Board unanimously decided that it was in the best interests of its shareholders to pursue the Asarco Cyprus merger. That is what we intend to do.
                                                    Sincerely,


      /s/ FRANCIS R. MCALLISTER                           /s/ MILTON H. WARD
      ------------------------------------------          -------------------------------------
            Francis R. McAllister                         Milton H. Ward
            Chairman and Chief                            Chairman, Chief Executive
            Executive Officer                             Officer and President
            Asarco Incorporated                           Cyprus Amax Minerals
                                                          Company

     During the afternoon of August 20, 1999, Phelps Dodge made the following announcement by press release:

           PHELPS DODGE PROPOSES TO ACQUIRE ASARCO AND CYPRUS AMAX IN
                 STOCK TRANSACTIONS AT APPROXIMATE 30% PREMIUMS

   UNIQUE OPPORTUNITY TO CREATE PORTFOLIO OF LOWER-COST GLOBAL COPPER ASSETS

     PHOENIX, AZ, August 20, 1999 -- Phelps Dodge Corporation (NYSE:PD) announced today that it is proposing to acquire both Asarco Incorporated (NYSE:AR) and Cyprus Amax Minerals Company (NYSE:CYM) in stock-for-stock mergers that would provide approximate 30% premiums to the shareholders of both companies. Neither proposal is conditioned upon acceptance of the other.

     On July 15, 1999, Asarco and Cyprus Amax announced a no-premium merger subject to shareholder approval. Phelps Dodge has since made numerous unsuccessful attempts to negotiate business combinations with both companies on terms that are greatly superior for Asarco and Cyprus Amax shareholders.

     Phelps Dodge would acquire Asarco in a tax-free merger in which each share of Asarco common stock would be converted into 0.4098 Phelps Dodge common shares. Based on the share prices of Phelps Dodge and Asarco before the stocks were halted this morning, the proposal values Asarco at $24.05 per share, or a total equity value of approximately $960 million, representing an approximate 30% premium for Asarco shareholders.

     Phelps Dodge would acquire Cyprus Amax in a tax-free merger in which each share of Cyprus Amax common stock would be converted into 0.3135 Phelps Dodge common shares. Based on share prices of Phelps Dodge and Cyprus Amax before the stocks were halted this morning, the proposal values Cyprus Amax at $18.40 per share, or a total of equity value of approximately $1.7 billion, representing an approximate 29% premium for Cyprus Amax shareholders.

     The Phelps Dodge proposals represent a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. This three-way combination would also provide significantly greater opportunities to integrate operations in the southwestern United States, administrative functions in the United States, Chile and Peru, and worldwide exploration and development activities than the proposed Asarco/Cyprus Amax merger. Consistent with demonstrated Phelps Dodge standards, all Asarco and Cyprus Amax properties would be operated to earn more than the cost of capital over the copper cycle. At current levels, annual worldwide copper production of the combined companies would be approximately 3.8 billion pounds, with attributable copper reserves of approximately 80 billion pounds, predominantly in the U.S., Chile and Peru.

     Phelps Dodge expects the three-way combination to be immediately and substantially accretive to its cash flow, with significant opportunities to improve return on capital at the combined entity. The transactions would be significantly accretive to Phelps Dodge's earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001.

     Phelps Dodge expects to achieve annual cash cost savings of at least $200 million, to be fully phased in by the end of the second year after closing, through reductions in SG&A expenses, operating improvements and efficiencies in exploration. Additional non-cash savings of approximately $65 million per year are expected to result from lower depreciation charges. These cost savings are based on public information and the Company's expectation that it can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million now projected in the proposed Asarco/Cyprus Amax combination. This does not include any cost savings for the rationalization of high-cost production during periods of low copper prices. The transactions would use purchase accounting.

     Phelps Dodge intends to continue its current annual cash dividend of $2.00 per share. This would provide a substantial dividend increase to shareholders of both Asarco and Cyprus Amax -- equal to 4.1 times the dividend they would receive in the proposed Asarco/Cyprus Amax merger.

     Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, said, "We are very disappointed that Asarco and Cyprus Amax have declined our repeated attempts to enter into negotiated agreements. Our proposed three-way combination provides superior value to shareholders of Asarco and Cyprus Amax, including substantial premiums, the opportunity to participate in the tremendous upside potential of the combined entity, and a cash dividend that is more than quadruple what they would receive in the proposed Asarco/Cyprus Amax transaction."

     Yearley continued, "This compelling combination would create a more cost-effective global copper producer with the operating expertise, broad resource base and financial strength to deliver enhanced value to shareholders of all three companies. The improved efficiencies of the combined companies would also benefit other stakeholders, including our customers, employees and communities. In the global copper market, efficient and low-cost operations are critical, and this transaction would enhance our ability to compete and give us greater ability to satisfy our customers' needs. Customers would continue to enjoy Phelps Dodge's high standard of on-time delivery and quality products and benefit from our combined lower cost structure; employees would become part of a stronger organization with enhanced ability to compete for large-scale projects; and communities would benefit from our corporate citizenship and philanthropy and continued commitment to responsible environmental practices."

     J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. Phelps Dodge has generated much better shareholder returns than Asarco and Cyprus Amax through copper cycles -- greatly outperforming both companies over the past three, five, 10 and 15-year periods. For example, during the past 10 years on a total return basis with dividends reinvested Phelps Dodge has produced a positive shareholder return of 161% versus negative 20% for Asarco and negative 26% for Cyprus Amax. Over the 15-year period, Phelps Dodge has produced a positive shareholder return of 1024% versus 25% for Asarco and 102% for Cyprus Amax. Phelps Dodge's strong and deep management and operating teams have a proven track record of active, value-based portfolio management and of taking decisive actions required to build sustainable long-term shareholder value. We intend to take advantage of the substantial opportunities to integrate the combined companies' mining assets and will ensure that every property in the portfolio provides an appropriate return on invested capital."

     Yearley concluded, "This innovative three-way combination fits well with our strategy of sustaining a strong and liquid balance sheet, achieving earnings and cash flow accretion and improving our resource base, while maintaining a cost-competitive profile. While we continue to prefer negotiated transactions, this three-way combination is so compelling, both strategically and financially, that we are determined to take all necessary steps to complete it expeditiously. We are confident we will obtain the necessary regulatory approvals to complete the transactions and believe shareholders of Asarco and Cyprus Amax will strongly support this unique opportunity to create value in the global copper market in which we compete."

     Phelps Dodge's financial advisor is Morgan Stanley Dean Witter and its legal advisors are Debevoise & Plimpton and Shearman & Sterling.

     Phelps Dodge Corporation is among the world's largest producers of copper. The company also is one of the world's largest producers of carbon black, one of the world's largest manufacturers of magnet wire, and has operations and investments in mines and wire and cable manufacturing facilities around the world. Phelps Dodge has operations in 28 countries.

     Statements in this press release include "forward-looking statements" that express expectations of future events or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the company cannot give assurance that such statements will prove to be correct. Please refer to the Management's Discussion and Analysis sections of the company's report on Form 10-K for the year ended December 31, 1998.

     Later that day, Phelps Dodge sent the following letter to the Board of Directors of Asarco (and sent a substantially similar letter to the Board of Directors of Cyprus Amax):

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 August 20, 1999

Board of Directors of ASARCO Incorporated
c/o Mr. Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Gentlemen:

     We are disappointed in your response to our proposed three-way combination of Asarco, Cyprus Amax and Phelps Dodge. As you know, we have on three recent occasions requested the opportunity to discuss our proposal, which we believe would be far superior to your shareholders than your proposed combination with Cyprus Amax.

     We are particularly disappointed that instead of accepting our previous requests to meet to discuss our proposal to acquire Asarco for a substantial premium, you chose today to announce unilaterally our interest in acquiring Asarco and Cyprus Amax and to reject our proposal in favor of your no-premium merger proposal with Cyprus Amax. This appears consistent with the manner in which you have chosen to treat your own shareholders by announcing just today, at the same time you first disclosed the terms of your July 15 merger agreement, that the record date for your shareholder vote on the no-premium merger with Cyprus Amax would be August 25. Since trades after today will settle after August 25, this effectively precluded any significant trading in the market on an informed basis before the determination of shareholders eligible to vote at your meeting.

     In light of your unilateral announcement, we have no other choice than to publicly announce our proposal to enter into a business combination with Asarco and Cyprus Amax, so that share owners of all three companies are fully informed.

Terms of our Proposal

     We propose a business combination of Phelps Dodge and Asarco pursuant to which all of the outstanding common stock of Asarco would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.4098 Phelps Dodge common shares for each Asarco common share. We are also independently proposing to Cyprus Amax a business combination of Phelps Dodge and Cyprus Amax pursuant to which all of the outstanding common stock of Cyprus Amax would be exchanged for Phelps Dodge common stock at an exchange ratio of 0.3135 Phelps Dodge common shares for each Cyprus Amax common share. Based on share prices for the three companies' common shares before trading was halted this morning, these ratios imply a premium of approximately 30% for Asarco and a premium of approximately 29% for Cyprus Amax, while preserving the relative economics of the exchange ratio under your proposed combination with Cyprus Amax.

     Following the combination, we plan to continue the current $2.00 per share Phelps Dodge common dividend. This would result in a substantial dividend increase for Asarco shareholders to 4.1 times the dividend contemplated in your proposed merger with Cyprus Amax.

     Our proposed transaction would be tax-free for your shareholders. In addition, through their ownership of Phelps Dodge common stock, your shareholders would continue to participate in the ongoing value creation of the combined company. Although we prefer a transaction involving all three companies, we are prepared to enter into a negotiated business combination with either Asarco or Cyprus Amax, regardless of whether the other company is willing to proceed on a negotiated basis.

     We believe that consideration in the form of Phelps Dodge common stock should be particularly attractive to your shareholders. Over the past several years Phelps Dodge's stock price has significantly outperformed the stock prices of Asarco and Cyprus Amax. As a result of Phelps Dodge's higher dividend, the level of outperformance is even greater when viewed on the basis of the total return to shareholders assuming reinvestment of dividends. Over the past 10 years Phelps Dodge's total return has been 161% as compared to negative 20% and negative 26% for Asarco and Cyprus Amax, respectively. Similarly, over the past 15 years, Phelps Dodge's total return has been 1024% as compared to 25% for Asarco and 102% for Cyprus Amax. We are very proud of this strong management and operational track record over a difficult copper environment.

The Combined Company

     We believe that our proposal presents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to deliver superior results in all business cycles. Our proposal would create a much stronger company than would your proposed merger with Cyprus Amax through:

     - the significantly stronger ability of the combined company, relative to the Asarco-Cyprus Amax combination, to integrate southwestern U.S. mining operations, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities;

     - the financial strength of the combined company and ability to create a world class portfolio of cost-competitive mining assets;

     - a strong and deep management team, at both the operating and corporate levels, with strong credibility in the marketplace;

     - the ability to eliminate substantial overhead, exploration, purchasing and other expenses through the consolidation;

     - the tremendous operating leverage of the combined company, together with enough diversity in other businesses to mitigate cyclical downturns;

     - the immediate and substantial accretion to the cash flow of the combined company resulting from the transaction;

     - the significant accretion to earnings per share of the combined company beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001;

     -  the total current annual copper production of the combined company of
        3.8 billion pounds and the total attributable copper reserves of 80 billion pounds;

     - the increased ability of the combined company to compete for world-class projects;

     -  the ability of the combined company to reduce capital expenditures;

     - the strong, liquid balance sheet of the combined company, with excellent access to capital; and

     - the way all of these factors would build greater shareholder value, on an ongoing basis, for the shareholders of all three companies.

     Through the measures described above we estimate that in a three-way combination we could achieve approximately $200 million in annual cash cost savings, fully phased in by the end of the second year after closing of the transaction. In addition, we expect lower depreciation of approximately $65 million annually, bringing total estimated annual savings to approximately $265 million. These cost savings are based on public information and our expectation that we can deliver at least $75 million in incremental savings above the new cash synergy figure of $125 million that you have projected in the proposed Asarco-Cyprus Amax combination. This does not include any cost savings from the rationalization of high-cost production during periods of low copper prices.

     Following the combination, we would expect to operate all properties in accordance with Phelps Dodge's disciplined management approach. This means that each property would be run on a basis intended to earn in excess of the cost of capital over a full copper price cycle. We believe that Phelps Dodge's management team has the credibility to make the tough decisions necessary to rapidly integrate all three businesses and to create value for shareholders.

     A three-way combination, by creating a more efficient global competitor, would also benefit the employees and customers of all three companies. We have conducted an in-depth analysis of the three-way combination from a regulatory perspective and have concluded that it will be possible to obtain the necessary approvals on a timely basis.

     Our Board of Directors has authorized this proposal and we are resolutely committed to its consummation. We are confident that your shareholders will find our proposal to be a unique and compelling opportunity. We continue to prefer to proceed on a mutually satisfactory, negotiated basis but are prepared to pursue all other avenues should that be necessary. We are ready to meet with you or your management at any time.

                                         Sincerely,

/s/ DOUGLAS C. YEARLEY
------------------------------------------
Douglas C. Yearley
Chairman and Chief Executive Officer
/s/ J. STEVEN WHISLER
------------------------------------------
J. Steven Whisler
President and Chief
Operating Officer

     On August 25, 1999, Asarco and Cyprus Amax sent the following letter to Phelps Dodge:

                                                                 August 25, 1999

Mr. Douglas C. Yearley
Chairman, President and
Chief Executive Officer
Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3050

Dear Doug:

     We and our respective boards have considered your revised proposal to acquire our companies. We have the following issues with your proposal:

     1. The exchange ratios proposed in your August 20 press release do not allocate to Cyprus Amax and Asarco holders a fair share of the value created by uniting their two companies. We are prepared to negotiate a transaction with Phelps Dodge that would provide our holders with .4055 shares of Phelps Dodge common stock for each Cyprus Amax share, and .5300 Phelps Dodge shares for each Asarco share.

     2. In order for us to proceed with Phelps Dodge, you must make clear that Phelps Dodge will undertake all actions necessary to secure regulatory approval for your proposed transaction including any divestiture or similar action required, and will provide credible assurances that such regulatory approval will be forthcoming. The statements in your letters concerning antitrust issues are not sufficient on this point.

     3. You have not proposed a form of contract for your transaction. We would be prepared to proceed on the basis of representations, warranties and covenants made by Cyprus Amax and Asarco to each other in their merger agreement, with similar representations, warranties and covenants made by Phelps Dodge.

     4. Your letter did not indicate whether your proposal was subject to due diligence. A due diligence requirement introduces substantial uncertainty as to your proposal. We would expect, as part of our effort to close our pending merger or any potential transaction with you as quickly as possible, that you would not require any further due diligence with respect to either Cyrus Amax or Asarco.

     We strongly believe that the combination of Cyprus Amax and Asarco, without the effect of combining further with Phelps Dodge, provides greater value to Cyprus Amax and Asarco holders than your August 20 proposal, poses fewer regulatory issues and can be completed more quickly. Accordingly, we will be proceeding to present that transaction to our stockholders and to closing on September 30, 1999. We are prepared, however, to negotiate a transaction that involves all three companies that satisfies all the foregoing requirements. For your information, we are attaching to this letter a copy of the press release Asarco and Cyprus Amax issued today concerning our response to Phelps Dodge. We also want to advise you that apart from this communication, neither party has waived any of its legal or other rights, or rights or obligations under our merger agreement.

                                         Sincerely,

/s/ FRANCIS R. MCALLISTER                       /s/ MILTON H. WARD
-----------------------------------------       ---------------------------------------------------
Francis R. McAllister                           Milton H. Ward
Chairman and Chief                              Chairman, Chief Executive
Executive Officer                               Officer and President
ASARCO Incorporated                             Cyprus Amax Minerals Company

     The text of the attached press release was as follows:

     DENVER, CO AND NEW YORK, NY, AUGUST 25, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today jointly announced that they have improved the terms of their own combination transaction. In addition they have written to Phelps Dodge outlining their willingness to negotiate with Phelps Dodge on terms included in the letter. According to the letter, Asarco and Cyprus Amax would be willing to proceed with a three-way combination with Phelps Dodge if its proposed exchange ratios are increased, if Phelps Dodge fully underwrites the risk of antitrust problems with its proposal and if the contract terms mirror those of the Asarco/Cyprus contract. Asarco and Cyprus Amax said the exchange ratios they would require were .5300 of a Phelps Dodge share for Asarco holders and .4055 of a Phelps Dodge share for Cyprus Amax holders. The letter to Phelps Dodge is attached.

     The two companies also said they have decided to improve the financial terms of their own combination by including a special payment of $5.00 per share to the stockholders of the combined Asarco Cyprus Incorporated. The special payment would be paid to stockholders as soon as possible after consummation of the merger. Asarco and Cyprus Amax emphasized that they were proceeding with their two-way combination which, subject to stockholder approval, will close on September 30, 1999.

     Speaking together, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco said "Our response to Phelps Dodge evidences our intent to secure the best value for our shareholders whether through a three way combination including Phelps Dodge or through consummation of the merger previously announced. We have presented very simple terms to Phelps Dodge which we believe recognize the contributions our two companies make to a three way combination. The proposal previously communicated by Phelps Dodge fails to reward our stockholders for the values derived from the Asarco Cyprus transaction. Our proposed exchange ratio gives recognition to the fact that our shareholders would be contributing approximately 50% of the value of a three way combination.

     "We intend to move forward to complete our own merger transaction as soon as possible and as a sign of confidence of our ability to achieve cost reductions of at least $200 million annually, Asarco Cyprus will make a special payment to shareholders when the merger closes. This special $5.00 per share payment reflects the Boards' and managements' confidence in their ability to deliver benefits from the merger. Asarco Cyprus is expected to have in excess of $1 billion in cash at the time of closing and the Boards of both companies have agreed that Asarco Cyprus will pursue the sale of Cyprus Amax's investments in Kinross Gold and its Australian coal holdings and Asarco's specialty chemicals business. We would expect the sales to be completed within six months after closing. Proceeds are expected to approach $1 billion and cash taxes would be minimized due to tax benefits from the sale of the Kinross shares. Proceeds would be used to pay down debt and improve the liquidity of the company."

     Messrs. Ward and McAllister stated that they and their respective Boards are committed to maximizing shareholder value and will continue to do so after the merger is completed. In order to ensure that Phelps Dodge or any interested buyer is able to present a bona fide proposal to acquire 100% of the stock of the Company, during the first 90 days following completion of the merger, stockholders will have the right to call a meeting to redeem the rights plan. In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period.

     Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

     In response, Phelps Dodge issued the following press release:

      PHELPS DODGE CONFIRMS RECEIPT OF LETTER FROM ASARCO AND CYPRUS AMAX

     PHOENIX, Aug. 25 -- Phelps Dodge Corporation (NYSE: PD) confirmed that it has received a letter from Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and issued the following response:

     "The proposal put forth by Asarco and Cyprus Amax does not change Phelps Dodge's commitment to complete a three-way combination that is beneficial to shareholders of all three companies. While Phelps Dodge will review the most recent proposal from Asarco and Cyprus Amax, we believe that the Phelps Dodge proposal, which already provides Asarco and Cyprus Amax shareholders a 30% premium, a $2.00 annual dividend and very substantial participation in the greater upside potential of the three-way combination, is fully priced based on public information and Phelps Dodge's best estimates of the real, achievable cost synergies in a three-way combination. Phelps Dodge indicated that the economic aspects of Asarco and Cyprus Amax's proposed three-way merger terms are totally unreasonable and would deliver nearly all of the economic value of the three-way combination to Asarco and Cyprus shareholders."

     Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge, added, "If Asarco and Cyprus Amax are truly interested in a negotiated transaction and not just posturing, we would be more than willing to begin real discussions. Neither company has attempted to sit down with us."

     Phelps Dodge indicated that it intends to complete its review in the near term and to make a more definitive and comprehensive response thereafter.

  On August 27, 1999, Phelps Dodge issued the following press release:

                 PHELPS DODGE FILES REGISTRATION STATEMENTS FOR
                   EXCHANGE OFFERS FOR ASARCO AND CYPRUS AMAX

                      ------------------------------------

    FILES PRELIMINARY PROXY STATEMENTS TO OPPOSE ASARCO/CYPRUS AMAX MERGER;
                  COMMENCES LITIGATION AGAINST BOTH COMPANIES
 PHELPS DODGE WILL WITHDRAW OFFER AND NOT BID FURTHER IF ASARCO AND CYPRUS AMAX
            SHAREHOLDERS APPROVE TWO-WAY MERGER AT SEPTEMBER 30 VOTE

     PHOENIX, AZ, AUGUST 27, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has filed registration materials with the Securities and Exchange Commission for exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares. Phelps Dodge will commence the exchange offers as soon as the registration statements are declared effective.

     In addition, the Company filed preliminary proxy materials with the Securities and Exchange Commission to solicit proxies from Asarco and Cyprus Amax stockholders to vote against the proposed merger of Asarco and Cyprus Amax. Asarco and Cyprus Amax have set shareholder meetings for September 30, 1999 to vote on their proposed merger.

     Separately, Phelps Dodge announced that it has commenced litigation in New Jersey and Delaware against Asarco and Cyprus Amax, respectively, and their directors, for breaching their fiduciary duties by impermissibly prohibiting directors from informing themselves of any third-party merger or acquisition proposal and providing excessive break-up fees.

     "While we continue to prefer negotiated transactions, we are committed to this compelling three-way combination, and are taking all necessary steps to complete it," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "If Asarco and Cyprus Amax are truly interested in a negotiated transaction we are ready to begin discussions immediately. We continue to believe our offer is fully priced and compelling. We are confident that shareholders of Asarco and Cyprus Amax will recognize that our proposals are clearly superior to the Asarco/Cyprus Amax no-premium two-way merger. We view the September 30 vote as a referendum. If Asarco and Cyprus Amax shareholders do approve their two-way combination, we will withdraw our substantial premium proposal and will not bid further."

     Phelps Dodge also today sent the following letter to the Chairmen of Asarco and Cyprus Amax:

                                                         August 27, 1999
Mr. Francis R. McAllister
Chairman and Chief Executive Officer
ASARCO Incorporated
180 Maiden Lane
New York, NY 10038

Mr. Milton H. Ward
Chairman, Chief Executive and President
Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, CO 80112

Dear Frank and Milt:

     We continue to believe that our proposed three-way combination is clearly superior for your shareholders than your proposed no-premium, two-party transaction. Our fully priced proposal provides a substantial premium, our $2.00 annual dividend and opportunity for participation in greater upside potential.

     In your August 25 letter to us you identified four issues with our proposal. We are prepared to accept three of your points. On the fourth point, your demand on exchange ratios, we hope that you will reconsider your unreasonable position and sit down at the table with us to complete our proposed three-way combination.

     Should you proceed to complete your two-way merger, you will proceed alone because we will withdraw our substantial premium proposal and will not bid further. Your September 30 vote will be a referendum on our proposal.

     Your proposal on exchange ratios is so unreasonable that its sincerity is questionable. It seems to be premised on the flawed assumption that since your combined production would be comparable to Phelps Dodge's, you should be valued at the same level as Phelps Dodge. Of course, this is clearly not what investors believe since it is not reflected in the relative market valuations of the three companies. The simplistic assumption you seem to be making fails to reflect Phelps Dodge's long track record of making tough management decisions and delivering significantly greater value to shareholders than either ASARCO or Cyprus Amax. Over a fifteen year period we have delivered total returns to shareholders of 1,024% in contrast to 25% for ASARCO and 102% for Cyprus Amax.

     Moreover, based on the information in your August 20 Form S-4 registration statement, it appears that the conclusions arrived at by your own investment bankers do not support your exchange ratio demand. The exchange ratios you have demanded would deliver nearly all of the incremental value to be derived from a three-way combination to your shareholders and very little to our shareholders. This is, as you no doubt anticipated, completely unacceptable to us.

     In addition, we don't believe that your shareholders will be fooled by the flawed measures you announced which purport to accommodate the possibility of a third party transaction during the 90 days following completion of your merger. None of your public statements address in any meaningful way all of the many steps that would be necessary to give your shareholders a realistic opportunity to benefit from an attractive third party proposal. Among the additional matters that would have to be addressed if you were serious about accommodating third party transactions would be to eliminate your staggered Board and the highly unusual management entrenchment arrangements built into your two-party merger agreement.

     Those unusual management-entrenchment provisions guarantee no change in the roles of the proposed four senior executives of the ASARCO-Cyprus combined company prior to the 2002 annual meeting except upon a vote of 75% of the Board. Since management will hold 25% of the Board seats, this effectively requires a unanimous vote of the non-management directors. Because your Board is divided into three classes, this means that a buyer of 100% of the outstanding stock of the ASARCO-Cyprus combined company would not be able to obtain management control for nearly three years.

     Indeed, even in the two aspects of your 90-day proposal for which you try to take credit, there is confusion, contradiction and unnecessary complexity. You propose an unspecified shareholder mechanism to redeem your poison pill which is inevitably more cumbersome than simple Board action. Secondly, we noted with interest the statement in your August 25 press release that "In addition, change in control provisions in any employment contracts entered into by the Company will be waived for that same 90 day period." We were therefore surprised to read the contradictory statement in the Form 8-K you filed yesterday that:
       "The rights and benefits under the existing [change of control] arrangements with the employees... of each of Cyprus Amax and ASARCO, however, will remain in full force and effect and will be unaffected during the 90 days following completion of the business combination, as will any rights under arrangements entered into with such employees in substitution for any existing arrangements."

     Frankly, we believe that all of your statements concerning the 90-day period are no more than a public relations gambit. There is no evidence in your conduct to date that you have any willingness to pursue transactions that are in the best interests of your shareholders.

     With regard to the three points in your August 25 letter other than the exchange ratio, we are pleased to confirm that:

     - We are prepared to enter into a merger agreement with substantially the same representations, warranties and covenants as those contained in your July 15 merger agreement.

     - This proposal is not subject to due diligence.

     - We have studied the regulatory issues carefully and are confident that all necessary regulatory approvals for our three-way combination will be obtained on a timely basis. We would be pleased to give you strong contractual assurances on this point.

     If you take seriously your fiduciary duty and want to inform yourselves about a compelling transaction that would be in the best interests of your shareholders, let's sit down and negotiate. If not, your shareholders will decide which alternative they prefer on September 30.

                                                    Sincerely,


      /s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
      ------------------------------------------     ------------------------------------------
            Douglas C. Yearley                       J. Steven Whisler
            Chairman and                             President and
            Chief Executive Officer                  Chief Operating Officer

     On September 3, 1999, Phelps Dodge commenced its exchange offers for Asarco and Cyprus Amax common shares and issued the following press release:

                     PHELPS DODGE COMMENCES EXCHANGE OFFERS FOR
                               ASARCO AND CYPRUS AMAX

          PHOENIX, AZ, September 3, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has formally commenced exchange offers for all outstanding Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) common shares.

          Phelps Dodge's registration statements for its previously announced exchange offers to acquire Asarco and Cyprus Amax were declared effective by the Securities and Exchange Commission yesterday. Under the terms of the Phelps Dodge exchange offers, Asarco shareholders would receive 0.4098 Phelps Dodge shares for each share of Asarco stock tendered and Cyprus Amax shareholders would receive 0.3135 Phelps Dodge shares for each share of Cyprus Amax stock tendered. The expiration date of the exchange offers will be 12:00 midnight, New York City time, on Friday, October 1, 1999 and may be extended from time to time by Phelps Dodge until the various conditions of the exchange offers have been satisfied or waived.

          "We are pleased to formally commence our exchange offers for Asarco and Cyprus Amax," said Douglas C. Yearley, Chairman and CEO of Phelps Dodge. "We look forward to a swift completion of these transactions."

          On September 7, 1999, Asarco and Cyprus Amax issued the following press release:

          DENVER, CO. AND NEW YORK, N.Y., SEPTEMBER 7, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today announced that they were urging the shareholders of Cyprus Amax and Asarco to vote for the proposed Cyprus Amax and Asarco merger on September 30th.

          Cyprus Amax and Asarco emphasized that their boards view the Asarco Cyprus merger as the only transaction which is assured of completion on September 30th and the only transaction which will give their shareholders a fair share of the value created by combining their two companies.

          Speaking jointly, Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax, and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, emphasized that the benefits to shareholders of the Asarco Cyprus merger, include:

        - A special cash payment of $5 per share immediately after the merger;

        - Ownership in the largest publicly traded copper company in the world, producing 2.0 billion pounds annually;

        - 100% share in $275 million of annual cost savings which should enhance earnings and cash flow substantially; and

        - Ownership in a company with a strong balance sheet and the operational advantages of a 50 cent per pound cash cost and a net earnings break-even price at 65 cents per pound of copper.

          Cyprus Amax and Asarco warned stockholders that Phelps Dodge's unsolicited, hostile attempt to break up the fully negotiated Asarco Cyprus merger seeks to leave Asarco and Cyprus Amax stockholders with only 43% of a three-way enterprise.

          The companies stated, "We believe this percentage ownership is inequitable, as evidenced by the stark contrast of the much greater contributions Asarco and Cyprus Amax stockholders are being asked to make to such a three-way enterprise. Specifically:

        - 57% of the production

        - 61% of the ore reserves

        - 4 of the 5 lowest cost mines

        - 60% of the copper margin

        - 92% of the synergies

        - 91% of the cash

        - Lower cash costs

          Cyprus Amax and Asarco also warned shareholders: "The Phelps Dodge proposal is subject to numerous conditions which cannot be fulfilled by September 30, including Phelps Dodge's own stockholder approval. We urge our stockholders to beware this effort to break up our value-creating merger, beware Phelps Dodge's 'spin campaign' of letters, lawsuits and public relations and beware that Phelps Dodge cannot guarantee when or if either of its hostile transactions will close. In contrast, our Board of Directors are committed to creating the premier public copper investment in the world on September 30, and will do so with the approval of our stockholders -- which we are vigorously seeking."

          Cyprus Amax and Asarco urged their stockholders to vote for the merger by signing, dating and mailing the white proxy card sent to them by Asarco or Cyprus Amax.

          Actual results may vary materially from any forward-looking statement the Company makes. Refer to the Cautionary Statement and Risk Factors contained in Cyprus Amax's and Asarco's 1998 Form 10Ks.

          On September 8, 1999, Asarco and Cyprus Amax issued the following press release:

          DENVER, CO., and NEW YORK, NY, September 8, 1999 -- Cyprus Amax Minerals Company (NYSE: CYM) and ASARCO Incorporated (NYSE: AR) today announced that their respective Boards of Directors unanimously rejected Phelps Dodge's exchange offers to their shareholders as inadequate and not in the best interests of their shareholders. The Boards also unanimously recommended that their shareholders reject the exchange offers and not tender their shares, and unanimously reaffirmed that the terms of the Asarco Cyprus business combination are fair to, and in the best interests of, their shareholders.

          In their recommendations to their shareholders, the Cyprus Amax and Asarco Boards cited, among other things:

        - The advantages to the shareholders of becoming shareholders in Asarco Cyprus, including, that they retain 100% of the $275 million of annual savings created by the combination.

        - The Phelps Dodge exchange offers are inadequate and fail to compensate Cyprus Amax and Asarco shareholders for their relative contribution to a three-way combination with Phelps Dodge.

        - The opinion, rendered on September 8, 1999, of their respective financial advisors that the consideration offered to the shareholders is inadequate to such holders from a financial point of view.

        - The special $5.00 per share cash payment to the stockholders of Asarco Cyprus immediately following the combination provides them with immediate and significant value.

        - A three-way combination raises substantial issues under the antitrust laws. The Boards noted that the Phelps Dodge exchange offers are conditioned on the expiration of the Hart-Scott antitrust waiting period but Phelps Dodge has not even filed the required notification yet. In contrast, the applicable waiting period for the Asarco Cyprus combination has already expired.

        - The highly conditional nature of the Phelps Dodge exchange offers, including with respect to antitrust regulatory approval and Phelps Dodge's own stockholder approval which is not being sought until after the Cyprus Amax and Asarco September 30 shareholder meeting date.

          Accordingly, each Board recommends to its shareholders that they do not tender their shares to Phelps Dodge and strongly urges them to vote in favor of the Asarco Cyprus combination on September 30.

          Milton H. Ward, Chairman and Chief Executive Officer of Cyprus Amax and Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, speaking together said, "It is absolutely clear from Phelps Dodge's actions over the course of the last few weeks that it is trying to coerce Cyprus Amax and Asarco shareholders into a situation that is not in their best interests. First, Phelps Dodge's opportunistic and inadequate exchange offers do not give our shareholders their fair ownership interest in the combined entity. Second, a three-way combination with Phelps Dodge raises substantial antitrust issues that Phelps Dodge has not yet begun to address. Third, Phelps Dodge has never offered any persuasive reason why it would walk away if our shareholders approve our two-way combination, if in fact Phelps Dodge is sincere in wanting to merge with both companies."

          Messrs. Ward and McAllister went on to say that "The Boards of Cyprus Amax and Asarco are committed to achieving the best value for their shareholders and will not sacrifice their shareholders' interest for Phelps Dodge's own agenda, which is to maximize value for Phelps Dodge and its shareholders. It is for this reason that we strongly recommend shareholders vote for the Asarco Cyprus transaction on September 30."

          Cyprus Amax and Asarco also announced today that they were each filing with the Securities and Exchange Commission, and will mail to their shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the Board's formal recommendation with respect to the Phelps Dodge exchange offer and the reasons for the recommendation. Additional information with respect to each Board's decision to recommend that shareholders reject the Phelps Dodge offer is contained in the Schedule 14D-9.

          Actual results may vary materially from any forward-looking statements the companies make. Refer to the cautionary statement risk factors contained in Cyprus Amax's and Asarco's 1998 Form 10K's.

     On September 22, 1999, Phelps Dodge amended its exchange offers for Asarco and Cyprus Amax common shares and issued the following press release:

        PHELPS DODGE INCREASES OFFERS TO ACQUIRE ASARCO AND CYPRUS AMAX;
                 ADDS SUBSTANTIAL CASH COMPONENT TO BOTH OFFERS
        OFFERS PROVIDE 40% PREMIUMS TO ASARCO, CYPRUS AMAX SHAREHOLDERS

          PHOENIX, AZ, September 22, 1999 -- Phelps Dodge Corporation (NYSE: PD) announced today that it has increased its offers to acquire Asarco Incorporated (NYSE: AR) and Cyprus Amax Minerals Company (NYSE: CYM) and added a substantial cash component to both offers. The revised offers would provide approximately 40% premiums to the shareholders of both Asarco and Cyprus Amax, based on the unaffected stock prices of all three companies.

          Phelps Dodge is now offering to acquire all shares of Asarco for $9.00 in cash and 0.2880 Phelps Dodge shares per Asarco share on a fully prorated basis. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Asarco at $25.47 per share, or a total equity value of $1.01 billion, based on approximately 39.8 million Asarco shares outstanding.

          Phelps Dodge is now offering to acquire all shares of Cyprus Amax for $6.89 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis, maintaining the Asarco/Cyprus Amax announced exchange ratio of 0.765. Based on Phelps Dodge's closing share price yesterday, the revised offer currently values Cyprus Amax at $19.49 per share, or a total equity value of $1.76 billion, based on approximately 90.5 million Cyprus Amax shares outstanding.

          In the revised offers, shareholders of Asarco and Cyprus Amax will have the right to elect to receive all cash or all Phelps Dodge shares. The all-cash election for Asarco shareholders is $25.90 per Asarco share and the all-stock election is 0.4413 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall cash/stock allocation. The all-cash election for Cyprus Amax shareholders is $19.81 per Cyprus Amax share and the all-stock election is 0.3376 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation. The stock portion of the consideration received will be tax-free to shareholders of both companies.

          Phelps Dodge expects the revised three-way merger to remain immediately and substantially accretive to its cash flow and significantly accretive to its earnings per share beginning in the second year after closing, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $1 billion cash portion of the offers primarily through existing credit facilities and cash on hand.

          "With these substantial increases, there can be no question that our offers provide clearly superior value to Asarco and Cyprus Amax shareholders compared to the no-premium two-way merger," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "It is now time for Asarco and Cyprus Amax to come to the table. With their cooperation, we will be in a position to close this compelling three-way merger immediately following the October 13 Phelps Dodge shareholder meeting."

          Yearley added: "The Asarco and Cyprus Amax shareholder votes on September 30 will be a clear-cut referendum. If shareholders approve the two-way no-premium merger, we will immediately withdraw our clearly superior offers and will not bid further."

     On September 22, 1999, Phelps Dodge sent the following letter to Messrs. McAllister and Ward:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                              September 22, 1999
     Mr. Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, NY 10038

     Mr. Milton H. Ward
     Chairman, Chief Executive and President
     Cyprus Amax Minerals Company
     9100 East Mineral Circle
     Englewood, CO 80112

     Dear Frank and Milt:

          In an effort to reach a definitive agreement now to combine our three companies, Phelps Dodge is significantly enhancing its proposal to you and the shareholders of Asarco and Cyprus Amax. Under our revised proposal, shareholders would, subject to the election feature described below, receive in the case of (i) each Asarco share, $9.00 in cash and 0.2880 Phelps Dodge shares and (ii) each Cyprus Amax share, $6.89 in cash and
     0.2203 Phelps Dodge shares. This revised offer reflects premiums of approximately 40% for Asarco and Cyprus Amax shareholders over the price of their shares immediately prior to the announcement of our initial proposal. The stock portion of our transaction would be tax-free for your shareholders. Our revised proposal allocates the additional value we are offering proportionately between the shareholders of your two companies and preserves the value ratio between the companies that you have set in your proposed no-premium merger transaction. It remains our intention to continue the current $2.00 per share annual dividend for Phelps Dodge common stock.

          Our proposal is compelling. It pays a full and highly attractive premium to your shareholders. And, most importantly, it creates a world-class global copper company in which your shareholders can maintain a continuing interest and participate in its upside potential.

          We know our proposal is consistent with what we have been hearing from your shareholders and ours. Now is the time for each of you to meet with us to conclude a merger agreement in the interests of all. We remain prepared to meet with you or your management at any time.

          Should you decide not to meet with us, we assume your Boards will review and revise their recommendations to your shareholders with respect to your existing Asarco/Cyprus-Amax no-premium offer and allow your shareholders to decide what is in their own best interests at your September 30 meetings. We believe that this proposal is clearly a superior offer for your shareholders.

          You will note that in the exchange offer material we send you concerning our revised proposals that we offer an election feature that will allow individual shareholders to express a preference for receipt of cash or Phelps Dodge shares, subject to proration in the event of over subscription of either. We are certain your shareholders will find such an election to be appealing.

          While our strong preference is to do a three-way merger, we remain ready to complete a transaction with either company separately.

                                          Very truly yours,


      /s/ DOUGLAS C. YEARLEY                         /s/ J. STEVEN WHISLER
      ------------------------------------------     ------------------------------------------
            Douglas C. Yearley                       J. Steven Whisler
            Chairman and                             President and
            Chief Executive Officer                  Chief Operating Officer

     cc: Boards of Directors of Asarco and Cyprus Amax

     On September 24, 1999, the Federal Trade Commission granted Phelps Dodge early termination of the waiting periods under the Hart-Scott-Rodino Act for its offers to acquire Asarco and Cyprus Amax.

     Also on September 24, 1999, at the request of Asarco and Cyprus Amax, Messrs. Yearley and Whisler, of Phelps Dodge, Messrs. McAllister and Morano, of Asarco, and Mr. Ward and Gerald J. Malys, of Cyprus Amax, met in New York City. At the meeting, Asarco and Cyprus Amax indicated that they were unwilling to negotiate a three way business combination unless Phelps Dodge offered a price reflecting a premium of 55% above their unaffected share prices prior to the August 20 public announcement of Phelps Dodge's initial proposal. Phelps Dodge rejected this proposal and reiterated its willingness to proceed at prices representing premiums of 40% to the unaffected share prices of Asarco and Cyprus Amax.

     Later on September 24, 1999, Messrs. Yearley and Whisler sent a proposed form of merger agreement to Messrs. McAllister and Ward, together with the following letter:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                              September 24, 1999

     Francis R. McAllister
     Chairman and Chief Executive Officer
     ASARCO Incorporated
     180 Maiden Lane
     New York, New York 10038

     Milton H. Ward
     Chairman, Chief Executive Officer and President
     Cyprus Amax Minerals Company
     9100 East Mineral Circle
     Englewood, Colorado 80112

     Dear Frank and Milt:

          In order to avoid any further misunderstandings concerning the terms of our proposal, we are enclosing a form of merger agreement we would be prepared to sign immediately. You will note that the agreement is a mark-up of your existing merger agreement and maintains the same representations, warranties and closing conditions as your existing merger agreement. The draft agreement contains the economic terms that we previously discussed and that are contained in our exchange offers to your respective shareholders. It also contains a "hell or high water" covenant with respect to regulatory matters, honors the provisions of Sections 5.5 and 5.6 of your existing merger agreement, contains a "no shop" covenant with a fiduciary out and provides for break-up fees of 2% of each of ASARCO and Cyprus Amax's respective market capitalization.

     Sincerely,


/s/ DOUGLAS C. YEARLEY                                   /s/ J. STEVEN WHISLER
------------------------------                           ------------------------------
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

     On the evening of September 24, 1999, Grupo Mexico, S.A. de C.V. ("Grupo Mexico") announced that it planned to commence a tender offer to acquire all outstanding Asarco shares at $26.00 per share.

     On September 27, 1999, Asarco announced that it would explore strategic alternatives to maximize shareholder value. Separately, Cyprus Amax announced that it would explore alternatives to the Asarco/ Cyprus Amax merger.

     On September 27, 1999, Grupo Mexico commenced a tender offer to acquire all outstanding Asarco shares at $26.00 per share. Also on September 27, 1999, the Chancery Court in Delaware, while denying Phelps Dodge's motion for injunctive relief, stated that it was troubled by the termination fee and "no-talk" provisions of the Asarco/Cyprus Amax Merger Agreement (see "The
Offer -- Litigation"). Thereafter, Phelps Dodge sent the following letter to
Asarco:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                              September 27, 1999

     Mr. Francis R. McAllister
     Chairman and Chief Executive Officer

     Board of Directors
     c/o Francis R. McAllister
     ASARCO Incorporated
     180 Maiden Lane
     New York, New York 10038

     Dear Frank and Members of the Board:

          In light of the ruling of the Chancery Court in Delaware regarding the exercise of your fiduciary duties (a copy of the transcript is enclosed) and the disclosure by Grupo Mexico in its Schedule 14D-1 (a copy of the relevant portion also enclosed) that their all cash bid was a direct response to your specific price guidance, we believe you are required to treat us fairly in the auction process in which you are now engaged.

          We remain determined to acquire ASARCO and are prepared to meet with you to discuss a revised proposal superior to those you are now considering. We expect that in those discussions you will share with us any information shared with any other bidder, including identical guidance as to price or any other terms.

          As you know, we have responded fully and favorably to each of your contract requests previously.

          We look forward to meeting with you at your earliest convenience.

     Very truly yours,

/s/ DOUGLAS C. YEARLEY                                    /s/ J. STEVEN WHISLER
------------------------------------                      ------------------------------------
Douglas C. Yearley                                        J. Steven Whisler
Chairman and                                              President and
Chief Executive Officer                                   Chief Operating Officer

     On September 28, 1999, Asarco and Cyprus Amax announced that they had amended the Asarco/ Cyprus Amax Merger Agreement to allow them, for a period ending on October 5, 1999, to negotiate with other parties and to unilaterally terminate the Asarco/Cyprus Amax Merger Agreement for any reason, subject to payment of a termination fee of $45 million, in the case of termination by Cyprus Amax, and $40 million, in the case of termination by Asarco.

     Also on September 28, 1999, representatives of Phelps Dodge and Cyprus Amax began negotiating the Phelps Dodge/Cyprus Amax merger agreement.

     On September 29, 1999, the board of directors of Phelps Dodge approved the Phelps Dodge/Cyprus Amax merger agreement. At the board meeting, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps Dodge/Cyprus Amax merger agreement was fair from a financial point of view to Phelps Dodge. On September 30, 1999, the board of directors of Cyprus Amax approved the Phelps Dodge/Cyprus Amax merger agreement and Cyprus Amax terminated its merger agreement with Asarco. The Phelps Dodge/ Cyprus Amax merger agreement was signed on September 30, 1999. Phelps Dodge and Cyprus Amax issued the following press release:

                      PHELPS DODGE TO ACQUIRE CYPRUS AMAX

                            ------------------------

     PHOENIX, AZ and DENVER, CO, September 30, 1999 -- Phelps Dodge Corporation (NYSE: PD) and Cyprus Amax Minerals Company (NYSE: CYM) today announced they have signed a definitive merger agreement under which Phelps Dodge will acquire Cyprus Amax for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

     Phelps Dodge is amending its exchange offer for Cyprus Amax, which will now be scheduled to expire at midnight on October 15, 1999. Cyprus Amax shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Cyprus Amax share. The all-cash election for Cyprus Amax shareholders is $20.54 per Cyprus Amax share and the all-stock election is 0.3500 Phelps Dodge shares per Cyprus Amax share, subject to proration to maintain the overall cash/stock allocation of approximately 63% stock and 37% cash. The stock portion of the consideration received will be tax-free to Cyprus Amax shareholders.

     Based on Phelps Dodge's closing share price yesterday, the agreement currently values Cyprus Amax at $19.80 per share, or a total equity value of approximately $1.8 billion, based on approximately 90.7 million Cyprus Amax shares outstanding.

     Phelps Dodge expects the transaction to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound in 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the $690 million cash portion of the offer through existing credit facilities and cash on hand.

     Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to a majority of Cyprus Amax's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

     Prior to entering into the agreement with Phelps Dodge, Cyprus Amax terminated its merger agreement with Asarco Incorporated (NYSE: AR) in accordance with the procedures agreed to with Asarco earlier this week.

     The combination of Phelps Dodge and Cyprus Amax will create a world-class, lower-cost global copper producer and provide significant opportunities to integrate operations in the southwestern United States, administrative functions, and exploration and development activities. Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

     "We are extremely pleased that we were able to reach a negotiated agreement with Cyprus Amax that is clearly in the best interest of both companies," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We will move quickly to close this compelling transaction and to begin realizing the strategic and financial benefits of the combination."

     Yearley added, "Phelps Dodge remains interested in acquiring Asarco to realize the additional benefits of a three-way combination -- if we can do so on terms that make economic sense for our shareholders. Our 40% premium exchange offer remains on the table, and we hope to have further discussions with Asarco."

     Milton H. Ward, Chairman, President and Chief Executive Officer of Cyprus Amax, said, "This premium transaction provides significant current value to Cyprus Amax shareholders as well as the opportunity to participate in what we believe is the substantial upside potential of the combination. We are confident that Cyprus Amax customers will be well served, and our shareholders and employees will benefit from being part of a world-class global copper producer."

     Phelps Dodge expects to achieve annual cash cost savings of at least $100 million from the combination, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

     J. Steven Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We have done a great deal of advance planning and, working closely with representatives of Cyprus Amax, our integration teams will move swiftly to realize the full benefits of this combination."

     Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge and Merrill Lynch served as financial advisor to Cyprus Amax. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge and Wachtell, Lipton, Rosen & Katz served as legal advisor to Cyprus Amax.

     On October 1, 1999, representatives of Phelps Dodge and Asarco began discussions relating to a possible Phelps Dodge/Asarco merger agreement.

     On October 4, 1999, representatives of Asarco informed Phelps Dodge that Asarco wished to receive Phelps Dodge's best offer for Asarco no later than 6:00 p.m., Eastern Daylight Time, on October 5, 1999.

     On the morning of October 5, 1999, Asarco announced that its board of directors recommended that Asarco stockholders reject both the then-current Phelps Dodge exchange offer and the cash tender offer by Grupo Mexico. Asarco said its board had authorized management to initiate a process designed to elicit the best possible transaction for shareholders. In the meantime, representatives of Phelps Dodge and Asarco continued discussions relating to a business combination between Phelps Dodge and Asarco.

     In the afternoon of October 5, 1999, Phelps Dodge extended its exchange offer for Asarco common shares until October 13, 1999.

     Also in the afternoon of October 5, 1999, the Phelps Dodge board of directors authorized the Phelps Dodge management to submit to Asarco an amended proposal for a business combination between Phelps Dodge and Asarco and approved the Phelps Dodge/Asarco merger agreement and an amended exchange offer to Asarco shareholders. At the board meeting, Morgan Stanley & Co. Incorporated rendered its oral opinion, subsequently confirmed in writing, that as of the date of its opinion, and based upon and subject to the various considerations in its opinion, the consideration to be paid by Phelps Dodge pursuant to the Phelps

Dodge/Asarco merger agreement was fair from a financial point of view to Phelps Dodge. Later that afternoon, Messrs. Yearley and Whisler sent the following letter to the Asarco board of directors:

                    [LETTERHEAD OF PHELPS DODGE CORPORATION]

                                                                 October 5, 1999

     The Board of Directors
     ASARCO Incorporated
     c/o J. Michael Schell, Esq.
     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, New York 10022

     Dear Sirs:

          In response to your request for our bid to acquire ASARCO, Phelps Dodge is offering $14.75 in cash and 0.2513 Phelps Dodge shares per ASARCO share on a prorated basis. We are enclosing a mark-up of the draft merger agreement setting forth our offer. We are prepared to sign the merger agreement as submitted. Our Board has approved the transaction and we have full authority to execute it, subject only to the approval of our stockholders expected at a meeting scheduled to be held on October 13. We understand the terms of the merger agreement have already been negotiated with your lawyers. Our offer is irrevocable and will remain open until 10:00 a.m. New York City time on Thursday, October 7.

          Our bid represents a value of $29.50 per ASARCO share, or a premium of 59.5%, based on the unaffected share prices for ASARCO and Phelps Dodge as of August 20, the time our offers for ASARCO and Cyprus Amax were first disclosed publicly. We believe Phelps Dodge's stock price has been under short-term pressure since that time due to the uncertainty of the situation as well as technical factors. We would note that the value of our proposal based on the average of the closing prices for Phelps Dodge shares over the period from August 20 through October 4, is $29.10 per ASARCO share.

          We believe the cash/stock election feature of our offer adds to its attractiveness by giving stockholders a choice reflecting their tax posture and desire to participate in the upside of the combined companies. In addition to the very substantial premium we are offering, we believe a deal with Phelps Dodge will permit your shareholders to participate not only in the benefits of the deal your directors approved with Cyprus Amax, but also to participate in the substantial incremental benefits brought to the combination by Phelps Dodge. As you had articulated in advocating your two-way deal with Cyprus Amax, we agree that the opportunity for your shareholders to participate in a rationalization of the industry and to benefit from an upswing in the copper price cycle, is very attractive. We believe that your shareholders will understand the benefits of the combination of Phelps Dodge, Cyprus Amax and ASARCO, and we believe that the market will react favorably to a definitive merger agreement between Phelps Dodge and ASARCO based on the economic terms of our proposal.

          As you know, we already have cleared the Hart-Scott-Rodino waiting period. We could complete our exchange offer by October 20 if your Board accepts our offer this evening.

          You will note that our proposed merger agreement provides for a $30 million break-up fee, approximately 2.5% of the equity value of our offer. This fee is well within the accepted range for such offers and materially below the fees provided for in both your original Cyprus Amax merger agreement and in the amendment you agreed to last week. We believe this reduced fee is appropriate in the context of this offer.

          We have also enclosed a firm commitment letter from Citibank, N.A., part of the proceeds of which will be used to fund the cash portion of our offer.

          Our offer is submitted in reliance upon the rules forwarded to us by ASARCO this morning, most particularly that our offer will not be disclosed to any other party.

                                          Very truly yours,


/s/ DOUGLAS C. YEARLEY                                   /s/ J. STEVEN WHISLER
------------------------------                           ------------------------------
Douglas C. Yearley                                       J. Steven Whisler
Chairman and                                             President and
Chief Executive Officer                                  Chief Operating Officer

     In the evening of October 5, 1999, the board of directors of Asarco approved the business combination between Phelps Dodge and Asarco pursuant to Phelps Dodge's amended proposal. The Phelps Dodge/Asarco merger agreement was signed late that evening.

     Early in the morning of October 6, 1999, Phelps Dodge issued to following press release:

           PHELPS DODGE TO ACQUIRE ASARCO; THREE-WAY COMBINATION WITH
             CYPRUS AMAX WILL CREATE LEADING GLOBAL COPPER PRODUCER

     PHOENIX, October 6, 1999 -- Phelps Dodge Corporation (NYSE: PD) today announced it has signed a definitive merger agreement under which it will acquire Asarco Incorporated (NYSE: AR) for $14.75 cash and 0.2513 Phelps Dodge shares per Asarco share on a fully prorated basis.

     Phelps Dodge is amending its exchange offer for Asarco, which will now be scheduled to expire at midnight on October 21, 1999. Asarco shareholders will have the right to elect to receive cash or Phelps Dodge shares for each Asarco share. The all-cash election for Asarco shareholders is $29.50 per Asarco share and the all-stock election is 0.50266 Phelps Dodge shares per Asarco share, subject to proration to maintain the overall allocation of 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

     Based on Phelps Dodge's closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 39.8 million Asarco shares outstanding.

     On September 30, 1999, Phelps Dodge announced that it had signed a definitive agreement to acquire Cyprus Amax Mineral Company (NYSE: CYM) for $7.61 in cash and 0.2203 Phelps Dodge shares per Cyprus Amax share on a fully prorated basis.

     Phelps Dodge expects the three-way combination with Asarco and Cyprus Amax to be immediately and substantially accretive to its cash flow per share and accretive to its earnings per share beginning in 2001, based on the current portfolio of the combined companies and analysts' estimates of copper prices of $0.80 to $0.85 per pound is 2001. Based on its strong balance sheet, Phelps Dodge expects to finance the approximately $590 million cash portion of the Asarco offer primarily through existing credit facilities and cash on hand.

     Phelps Dodge expects to achieve annual cash cost savings of at least $200 million from the three-way combination with Asarco and Cyprus Amax, to be fully phased in by the end of 2001, through reductions in SG&A expenses, operating improvements and efficiencies in exploration.

     Phelps Dodge has already received U.S. antitrust approval for the acquisition. Completion of the exchange offer is subject to at least 80% of Asarco's shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13, 1999, and customary closing conditions.

     The three-way combination represents a unique opportunity to create a large, resource-rich portfolio of lower-cost global copper assets with enhanced flexibility to excel through business cycles. It will also provide significant opportunities to integrate operations in the southwestern United States, administrative functions in the U.S., Chile and Peru, and worldwide exploration and development activities.

     Consistent with demonstrated Phelps Dodge standards, all properties will be operated to earn more than the cost of capital over the copper cycle.

     "This compelling three-way combination positions Phelps Dodge to become the leading global copper producer," said Douglas C. Yearley, Chairman and Chief Executive Officer of Phelps Dodge. "We look forward to quickly closing both transactions and beginning to realize the significant upside potential of combining Phelps Dodge, Asarco and Cyprus Amax."

     J. Stephen Whisler, President and Chief Operating Officer of Phelps Dodge, said, "We are committed to optimizing the combined operations of the three companies and delivering superior returns on capital throughout the entire copper cycle. We now have unique opportunities for regional integration and improved efficiencies. We will move swiftly to realize these benefits." Morgan Stanley Dean Witter served as financial advisor to Phelps Dodge. Shearman & Sterling and Debevoise & Plimpton served as legal advisors to Phelps Dodge.

     Also in the morning of October 6, 1999, Asarco issued the following press release:

            ASARCO BOARD APPROVES MERGER AGREEMENT WITH PHELPS DODGE

     NEW YORK -- October 6, 1999 -- The Board of Directors of ASARCO Incorporated (NYSE: AR) announced today that it has accepted an improved offer from Phelps Dodge Corporation (NYSE: PD) which values the Company at $1.1 billion or $28.21 per share. Pursuant to the merger agreement signed by the parties, Phelps Dodge will acquire Asarco for $14.75 in cash and 0.2513 Phelps Dodge share for each Asarco common share on a fully prorated basis.

     Francis R. McAllister, chairman and chief executive officer of Asarco, said, "From the beginning it has been our aim to maximize shareholder value. We believe this transaction represents good value for Asarco shareholders. We plan to work closely with Phelps Dodge to ensure a smooth transition."

     Under the agreement, Asarco shareholders can elect to receive cash or Phelps Dodge shares for each Asarco share, subject to proration to maintain the overall cash/stock allocation of approximately 50% stock and 50% cash. The stock portion of the consideration received will be tax-free to Asarco shareholders.

     Based on Phelps Dodge closing share price yesterday, the agreement currently values Asarco at $28.21 per share, or a total equity value of approximately $1.1 billion, based on approximately 40 million Asarco shares outstanding. Based on share prices at the time of Phelps Dodge's original offer on August 20, 1999, the agreement values Asarco at $29.50 per share or approximately a 60% premium.

     Completion of the exchange offer is subject to 80% of Asarco shares being tendered and not withdrawn, approval of Phelps Dodge shareholders at a special meeting on October 13th and customary closing conditions. The closing should be completed on October 22nd.


     On October 7, 1999, Grupo Mexico announced that it was increasing the price in its tender offer for Asarco shares to $29.50 per Asarco common share.



     On October 8, 1999, Phelps Dodge issued the following press release:



                  PHELPS DODGE WILL NOT RAISE OFFER FOR ASARCO



     PHOENIX, AZ, October 8, 1999 -- Phelps Dodge Corporation (NYSE: PD) today issued the following statement in response to the revised Grupo Mexico, S.A. de C.V. offer to acquire Asarco Incorporated (NYSE: AR) for $29.50 per share in cash: "Phelps Dodge took seriously the Asarco Board of Directors' request to submit best and final offers -- and we did exactly that. Phelps Dodge will not raise its offer for Asarco, and we're confident that shareholders of Phelps Dodge and Cyprus Amax will understand and appreciate the financial discipline behind our decision. We remain committed to shareholder value."

     Also on October 8, 1999, Asarco notified Phelps Dodge that it intended to enter into discussions with Grupo Mexico and issued the following press release:



     NEW YORK -- October 8, 1999 -- ASARCO Incorporated (NYSE: AR) announced that the Board of Directors of Asarco met to consider the revised proposal contained in a letter from Grupo Mexico of October 7, 1999. In its revised proposal, Grupo Mexico offered to acquire all of the outstanding shares of Asarco common stock at a price of $29.50 per share in cash.



     At the meeting, the Asarco Board of Directors considered, together with advice from its financial and legal advisors, the terms of Grupo Mexico's revised offer, Asarco's rights and obligations under the Phelps Dodge merger agreement and its fiduciary duties to stockholders of Asarco under applicable law. In accordance with the terms of its merger agreement with Phelps Dodge, the Board of Directors determined in good faith, after consultation with its legal and financial advisors, that it was necessary in order to comply with its fiduciary duties under the applicable law to modify its recommendation of the pending transaction with Phelps Dodge and, if necessary, to furnish information to Grupo Mexico pursuant to a customary confidentiality agreement and to participate in discussions or negotiations regarding the Grupo Mexico revised proposal. The Board has notified Phelps Dodge that it intends to participate in discussions with Grupo Mexico concerning the proposal. Accordingly, the Asarco Board recommends that stockholders not tender their shares in the Phelps Dodge Exchange Offer at this time.

                                   THE OFFER


     We are offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. You may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each of your Asarco common shares that are validly tendered and not properly withdrawn, subject, in each case, to the election and proration procedures described in this prospectus and the related letter of election and transmittal. This consideration has a value of $28.21, based on the closing price of Phelps Dodge common stock on October 5, 1999 of $53 9/16. If your receive all consideration in the form of stock, at the exchange ratio of 0.50266 Phelps Dodge common shares per Asarco share, your consideration would be worth $26.92, based on the same closing price. We are making our offer through our wholly owned subsidiary, AAV Corporation, which is a Delaware corporation. The term "expiration date" means 12:00 midnight, New York City time, on October 25, 1999, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are also making a separate offer to exchange $7.61176875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax Minerals Company on a fully prorated basis and subject to the same election and proration procedures.


     If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letter of election and transmittal, transfer taxes on the exchange of Asarco common stock pursuant to our offer will be paid by us or on our behalf.

     We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Asarco. Pursuant to the Phelps Dodge/Asarco merger agreement, as soon as possible after consummation of the offer, Asarco will consummate the Phelps Dodge/Asarco merger in which each outstanding share of Asarco common stock (except for Asarco common stock held by Asarco, us or any of our subsidiaries) would be converted into the right to receive 0.25133120 shares of Phelps Dodge common stock and $14.75 in cash, without interest, on a fully prorated basis.

     If we obtain all of the shares of Asarco pursuant to our offer to you, and all of the shares of Cyprus Amax pursuant to our separate offer to its shareholders, former shareholders in Asarco and Cyprus Amax would own approximately 11% and 23%, respectively, of the shares of common stock of Phelps Dodge Corporation, based upon the number of shares outstanding of Phelps Dodge, Asarco and Cyprus Amax on September 30, 1999, September 30, 1999 and September 28, 1999, respectively. If we obtain all of the common shares of Asarco pursuant to our offer and do not acquire any Cyprus Amax common shares, former shareholders of Asarco would own approximately 15% of the common stock of the Phelps Dodge/Asarco combined entity.

     Our obligation to exchange shares of Phelps Dodge common stock and cash for Asarco shares pursuant to the offer is conditioned upon several conditions referred to below under "Conditions of the Offer," including the Minimum Tender Condition, the Phelps Dodge Stockholder Approval Condition, and other conditions that are discussed below.

     Our offer to acquire Asarco common stock is also an offer to acquire Asarco preferred share purchase rights ("Asarco Rights"), and, when we refer to the shares of Asarco common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the rights include the benefits to holders of those rights pursuant to the Asarco rights agreement (the "Asarco Rights Agreement"), including the right to receive any payment due upon redemption of those rights.

     We have asked Asarco for its stockholder list and security position listings to communicate with you and to distribute our offer to you. We may send this prospectus, the related letter of election and transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Asarco's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing so that we can later send these materials to beneficial owners of Asarco shares after we receive these lists from Asarco.

DESCRIPTION OF ELECTION AND PRORATION PROCEDURES

     These are the rules that will govern the allocation of the cash and stock consideration in our offer.

CASE 1: MORE CASH CONSIDERATION IS ELECTED THAN THE AMOUNT OF CASH AVAILABLE FOR PAYMENT

     In this case, Phelps Dodge will calculate a proration factor for the Asarco shares making a cash election. This cash proration factor will equal (1) the total amount of cash available for payment, which will be $14.75 multiplied by the total number of Asarco shares outstanding immediately prior to closing of our offer, divided by (2) the total amount of cash that would have to be paid if all cash elections were honored in full, which is determined by multiplying the number of Asarco shares electing cash by $29.50.

     - Each Asarco share electing to receive Phelps Dodge shares will be exchanged for 0.50266 Phelps Dodge shares;

     - Each Asarco share as to which no election has been made will be exchanged for 0.50266 Phelps Dodge shares; and

     - Each Asarco share electing cash will be exchanged for:

      1. $29.50 in cash multiplied by the cash proration factor; and

      2. a number of Phelps Dodge shares equal to 0.50266 multiplied by 1 minus the cash proration factor.

     For example, if 38 million Asarco shares are outstanding immediately prior to closing of our offer and 70% of those shares elect cash, the cash proration factor would be 71.43%, calculated as follows:

        $560.5 million ($14.75 multiplied by 38 million), / $784.7 million ($29.50 multiplied by 26.6 million, the number of Asarco shares that elected to receive cash)

     Each of the Asarco shares electing to receive Phelps Dodge shares and each of the Asarco shares as to which no election has been made, would receive
0.50266 Phelps Dodge shares. Each of the Asarco shares electing to receive cash would receive $21.07 in cash, without interest, and 0.1436 Phelps Dodge shares.

CASE 2: MORE STOCK CONSIDERATION IS ELECTED THAN THE NUMBER OF PHELPS DODGE SHARES AVAILABLE FOR ISSUANCE UNDER OUR OFFER

     In this case, Phelps Dodge will calculate a proration factor for the Asarco shares making a stock election. This stock proration factor will equal (1) the total number of Phelps Dodge shares available for issuance in our offer, which will be 0.25133120 multiplied by the total number of Asarco shares outstanding immediately prior to closing of our offer, divided by (2) the total number of Phelps Dodge shares that would have to be issued if all stock elections were honored in full, which is determined by multiplying the number of Asarco shares electing stock by 0.50266.

     - Each Asarco share electing to receive cash will be exchanged for $29.50 in cash, without interest;

     - Each Asarco share as to which no election has been made will be exchanged for $29.50 in cash, without interest; and

     - Each Asarco share electing stock will be exchanged for:

      1. A number of Phelps Dodge shares equal to 0.50266 multiplied by the stock proration factor; and

      2. Cash equal to $29.50 multiplied by 1 minus the stock proration factor.

     For example, if 38 million Asarco shares are outstanding immediately prior to closing of our offer and 70% of those shares elect stock, the stock proration factor would be 71.43%, calculated as follows:

          9.55 million (0.25133120 multiplied by 38 million), / 13.37 million (0.50266 multiplied by 26.6 million, the number of Asarco shares that elected to receive stock).

     Each of the Asarco shares electing to receive cash and each of the Asarco shares as to which no election has been made, would receive $29.50 in cash, without interest. Each of the Asarco shares electing to receive stock would receive .3591 Phelps Dodge shares and $8.43 in cash, without interest.

     CASE 3: THE NUMBER OF ASARCO SHARES AS TO WHICH NO ELECTION IS MADE IS SUFFICIENTLY LARGE SO THAT CASH CONSIDERATION ELECTED IS LESS THAN THE CASH AVAILABLE FOR PAYMENT AND THE STOCK CONSIDERATION ELECTED IS LESS THAN THE NUMBER OF PHELPS DODGE COMMON SHARES AVAILABLE FOR DELIVERY

     In this case, Phelps Dodge will calculate a proration factor for the shares that make no election. This non electing proration factor will equal (1) the difference between the total number of Asarco shares that must receive cash less the total number of Asarco shares that have elected cash, divided by (2) the total number of shares as to which no election has been made. The total number of shares that must receive cash is determined by dividing the total cash consideration ($14.75 multiplied by the number of Asarco shares outstanding immediately prior to closing of our offer) by $29.50.

     - Each Asarco share electing cash will be exchanged for $29.50 in cash, without interest;

     - Each Asarco share electing stock will be exchanged for 0.50266 Phelps Dodge shares; and

     - Each Asarco share as to which no election has been made will be exchanged for:

      1. $29.50 multiplied by the non electing proration factor; and

      2. a number of Phelps Dodge shares equal to 0.50266 multiplied by 1 minus the non electing proration factor.

     For example, if 38 million Asarco shares are outstanding immediately prior to the closing of our offer and cash is elected with respect to 30% of those shares, stock is elected with respect to 40% of those shares and no election is made with respect to 30% of those shares, the non electing proration factor would be 66.67%, calculated as follows:

     $560.5 million ($14.75 multiplied by 38 million) / $29.50 = $19 million

     19 million - 11.4 million = 7.6 million

     7.6 million / 11.4 million = 0.6667

     Each of the Asarco shares electing to receive cash will be exchanged for $29.50 in cash, without interest and each Asarco share electing stock consideration will be exchanged for 0.50266 Phelps Dodge shares. Each of the Asarco shares as to which no election has been made will be exchanged for $19.67 in cash, without interest, and 0.1675 Phelps Dodge shares.

TIMING OF OUR OFFER

     Our offer is scheduled to expire at 12:00 midnight, New York City time on October 21, 1999. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."

     We have called a special meeting of our stockholders to be held on October 13, 1999 so that we can obtain the approvals necessary to satisfy the Phelps Dodge Stockholder Approval Condition.

LITIGATION

     On August 24, 1999, Phelps Dodge and its directly owned subsidiary AAV Corporation commenced an action by order to show cause in the Superior Court of the State of New Jersey, Chancery Division, Mercer County, pursuant to N.J.S.A. 14A:5-28 to seek shareholder records from Asarco. This action is captioned Phelps Dodge Corp. and AAV Corp. v. ASARCO Inc., Docket No. MER-C-81-99. In connection with this action, Phelps Dodge made an application for summary injunctive relief and the court ruled that shareholder lists and related documents must be made available to Phelps Dodge and AAV within forty-eight hours after the filing of their preliminary proxy materials with the SEC. Some of these materials were delivered to Phelps Dodge on August 29, 1999, and others have been delivered since then. On August 23, 1999, Phelps Dodge, through its directly owned subsidiary CAV Corporation, sent a written demand to Cyprus Amax for records of its shareholders, pursuant to Section 220 of the Delaware General Corporation Law. Some of these materials were delivered to Phelps Dodge on September 1, 1999, and others have been delivered since then.

     In addition, Phelps Dodge commenced actions in the Superior Court of the State of New Jersey and in the Court of Chancery of the State of Delaware against Asarco and Cyprus Amax and their respective Boards of Directors for their breach of fiduciary duties including their refusals to consider and to allow the shareholders of both companies to consider the Phelps Dodge proposal. In particular, Phelps Dodge alleges that Cyprus Amax and Asarco have entered into an illegal merger agreement that purports to prohibit the companies from taking any action or entering into any discussions relating to a takeover proposal. In light of these provisions of the Asarco/Cyprus Amax Merger Agreement, Asarco and Cyprus Amax are incapable of evaluating meaningfully the Phelps Dodge proposal and cannot make informed recommendations to their shareholders. Phelps Dodge also challenged the termination or "break up" fee payable by Asarco in certain circumstances as grossly excessive; that fee amounts to more than 6% of Asarco's equity value as of July 15, 1999, the date of the Asarco/Cyprus Amax merger agreement.

     Furthermore, the Asarco/Cyprus Amax Merger Agreement includes corporate governance provisions that disenfranchise shareholders by guaranteeing until 2002 the management positions of the chief executive officers of Asarco and Cyprus Amax unless the provisions are changed with the approval of 75% of the full board. The complaints also alleged that, in addition to their persistent refusals to negotiate with Phelps Dodge, Asarco and Cyprus Amax have set their shareholder meetings and record dates to favor their own merger and have rewarded management with lavish compensation and benefit packages. These and other efforts undertaken by the companies amount to an attempt to favor and entrench management at the expense of shareholders.

     Phelps Dodge sought injunctive relief to remedy these breaches of duty, including court orders declaring that the boards of Asarco and Cyprus Amax failed to make good faith efforts to obtain information about and adequately consider the Phelps Dodge proposal and compelling the boards of those two companies to consider the proposal and remove impediments preventing consideration of the proposal.

     On September 7, 1999, the Superior Court of the State of New Jersey stayed the New Jersey action, and Phelps Dodge thereafter filed an amended complaint in the Delaware Chancery Court, naming Asarco and its directors as defendants and seeking the same relief as that sought in the New Jersey action. The Delaware Chancery Court ordered expedited discovery and scheduled a hearing on Phelps Dodge's motion for a preliminary injunction, in Wilmington, Delaware, on September 27, 1999. At the hearing on September 27, 1999, the Chancery Court denied Phelps Dodge's motion for a preliminary injunction, finding that Phelps Dodge had not demonstrated that irreparable injury would ensue in the absence of injunctive relief.

     On September 20, 1999, Asarco filed a suit against Phelps Dodge in the U.S. District Court for the Southern District of New York, alleging that Phelps Dodge's proposed acquisition of Asarco and Cyprus Amax would violate the U.S. antitrust laws, tortiously interferes with the proposed merger between Asarco and Cyprus Amax and constitutes unfair competition. On October 4, 1999, Asarco filed an amended complaint that, among other things, dropped the tortious interference and unfair competition claims. Phelps Dodge believes this lawsuit is without merit.

EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right (subject to our merger agreement with Asarco), in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Asarco shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Asarco shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

     Subject to the SEC's applicable rules and regulations, we also reserve the right (subject to our merger agreement with Asarco), in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Asarco shares for exchange, exchange of any Asarco shares pursuant to our offer or to terminate our offer and not accept for exchange or exchange any Asarco Shares not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the Minimum Condition, the Phelps Dodge

Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Asarco shares being sought or the consideration offered to you, that change will apply to all holders whose Asarco shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF ASARCO SHARES; DELIVERY OF PHELPS DODGE COMMON STOCK AND CASH

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, Asarco shares validly tendered and not withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Asarco shares in order to comply with any applicable law. In all cases, exchange of Asarco shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Asarco shares (or a confirmation of a book-entry transfer of those Asarco shares in the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC")), a properly completed and duly executed letter of election and transmittal (or a facsimile of that document) and any other required documents.

     For purposes of the offer, we will be deemed to have accepted for exchange Asarco shares validly tendered and not withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Asarco shares pursuant to the offer. The exchange agent will deliver cash and Phelps Dodge common stock in exchange for Asarco shares pursuant to the offer and cash instead of fractional shares of Phelps Dodge common stock as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Phelps Dodge common stock and cash (including cash to be paid instead of fractional shares of Phelps Dodge common stock) from us and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

     If we do not accept any tendered Asarco shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Asarco shares than are tendered, we will return certificates for such unexchanged Asarco shares without expense to the tendering stockholder or, in the case of Asarco shares tendered by book-entry transfer of such Asarco shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering," those Asarco shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

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

CASH INSTEAD OF FRACTIONAL SHARES OF PHELPS DODGE COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the NYSE Composite Tape on the date that we accept those Asarco shares for exchange.

WITHDRAWAL RIGHTS

     Your tender of Asarco shares pursuant to the offer is irrevocable, except that Asarco shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after November 2, 1999.

     For your withdrawal to be effective, the exchange agent must receive from you a written, telegraphic, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, the number of Asarco shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Asarco shares.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, any of which are an "eligible institution," unless those Asarco shares have been tendered for the account of any Eligible Institution. If Asarco shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Asarco shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Asarco shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Asarco shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Asarco shares by following one of the procedures discussed under the caption entitled "Procedure for Tendering" at any time prior to the expiration date.

     If you withdraw any of your Asarco shares, you automatically withdraw the associated Asarco Rights. You may not withdraw Asarco Rights unless you also withdraw the associated Asarco shares.

PROCEDURE FOR TENDERING

     For you to validly tender Asarco shares pursuant to the offer, (a) a properly completed and duly executed letter of election and transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Asarco shares must be received by the exchange agent at such address or those Asarco shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "Book-Entry Confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Asarco shares and, if applicable, Asarco Rights,

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

which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the letter of election and transmittal and that we may enforce that agreement against such participant.

     The exchange agent will establish accounts with respect to the Asarco shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Asarco shares by causing DTC to transfer such Asarco shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Asarco shares may be effected through book-entry at DTC, the letter of election and transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below. We cannot assure you, however, that book-entry delivery of Asarco Rights will be available. If book-entry delivery is not available, you must tender Asarco Rights by means of delivery of Asarco Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

     Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which Asarco shares are tendered either by a registered holder of Asarco shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of election and transmittal or for the account of an eligible institution.

     If the certificates for Asarco shares or Asarco Rights (if any) are registered in the name of a person other than the person who signs the letter of election and transmittal, or if certificates for unexchanged Asarco shares or Asarco Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF ASARCO SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF ELECTION AND TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

     If you have previously tendered Asarco shares pursuant to the prospectus dated September 2, 1999, you will be deemed not to have made an election. Such shareholders must properly withdraw and re-tender their shares in order to make an election. If you have previously tendered Asarco shares pursuant to the prospectus dated September 22, 1999, you need not take any action unless you wish to make or change any cash or stock election.

     If you wish to tender Asarco shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to

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

the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Asarco shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

          (a) you make your tender by or through an eligible institution;

          (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

          (c) the certificates for all tendered Asarco shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of election and transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by telegram, telex, facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Asarco shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Asarco shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of election and transmittal (or facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents. Accordingly, you may be paid at different times depending upon when the exchange agent actually receives certificates for Asarco shares or confirmations of book-entry transfers of those shares.

     By executing a letter of election and transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Asarco shares tendered and accepted for exchange by us and with respect to any and all other Asarco shares and other securities issued or issuable in respect of the Asarco shares on or after September 2, 1999. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock for Asarco shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Asarco shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Asarco shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Asarco's stockholders or otherwise. We reserve the right to require that, in order for Asarco shares to be deemed validly tendered, immediately upon our exchange of those Asarco shares, we must be able to exercise full voting rights with respect to such Asarco shares.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Asarco shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Asarco shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right (subject to our merger agreement with Asarco) to waive any of the conditions of our offer (other than the Minimum Condition, Phelps Dodge Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any Asarco shares. No tender of Asarco shares will be deemed to have been validly made until all defects and irregularities in tenders of Asarco shares have been cured or waived. Neither we, the exchange agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Asarco shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

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

     The tender of Asarco shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summarizes the anticipated material U.S. federal income tax consequences of the acquisition of our common stock and/or cash by you, pursuant to our offer and the Phelps Dodge/Asarco merger contemplated by this prospectus. This discussion applies only to a "U.S. Holder," which is a term that we explain below. It applies only to shares of Asarco common stock held as capital assets and does not address aspects of U.S. federal income tax that may apply to holders that are subject to special tax rules, including:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions,

     - dealers in securities,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - foreign persons,

     - persons who acquired shares of Asarco common stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, and

     - persons who hold shares of Asarco common stock as part of a straddle, conversion transaction, or constructive sale.

Also, this summary does not address state, local or foreign tax consequences of our offer or the Phelps Dodge/ Asarco merger. This summary is based on current law, and future legislative, judicial or administrative changes or interpretations, which may be retroactive, could affect the accuracy of this discussion.

     For purposes of this discussion, a "U.S. Holder" means a holder of Asarco shares that is

     - a citizen or resident of the United States,

     - a corporation organized in or under the laws of the United States or any political subdivision thereof or therein,

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

     - a trust if a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all of the substantial decisions of such trust.

  Reorganization Treatment

     In the opinion of Shearman & Sterling, special counsel to us, while not entirely free from doubt, the exchange of Asarco common stock for our common stock and/or cash pursuant to our offer and the Phelps Dodge/Asarco merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code"). This opinion is based on certain factual assumptions and representations, including that (i) none of Asarco, Phelps Dodge or any related party will acquire or redeem, in connection with the transaction, shares of Phelps Dodge issued to Asarco shareholders pursuant to our offer or the Phelps Dodge/Asarco merger or shares of Asarco, to the extent inconsistent with the continuity of shareholder interest requirements for corporate reorganizations; (ii) the value of our common stock issued pursuant to our offer and the Phelps Dodge/Asarco merger will constitute more than 40% of the overall consideration furnished to Asarco shareholders in the transaction (including to Asarco shareholders who exercise dissenters' rights); (iii) Asarco will be merged into AAV Corporation; (iv) Asarco and its successor will continue its historic business or will use a significant portion of its historic business assets in a business, and will continue to hold substantially all of its pre-merger assets; and (v) our offer and the Phelps Dodge/Asarco merger will generally be consummated as provided by this prospectus.
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

     The tax opinions referred to in this summary will not be binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, we cannot be certain that the IRS will not challenge the conclusions reflected in those opinions or that a court will not sustain such challenge.

     Assuming that the exchange of Asarco common stock for our common stock pursuant to our offer and the Phelps Dodge/Asarco merger will be treated for U.S. federal income tax purposes as an exchange pursuant to a plan of reorganization within the meaning of Section 368(a) of the Code, as described above, Shearman & Sterling is further of the opinion that the following summarizes the material U.S. federal income tax consequences to a U.S. Holder of the exchange of Asarco shares for our common stock and/or cash pursuant to our offer and the Phelps Dodge/Asarco merger.

  Receipt only of cash

     In general, a U.S. Holder who receives only cash in exchange for Asarco shares pursuant to our offer and the Phelps Dodge/Asarco merger will recognize capital gain or loss equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in the Asarco shares surrendered (unless the U.S. Holder actually or constructively owns our common stock and the receipt of cash has the effect of the distribution of a dividend for U.S. federal income tax purposes as discussed below under "-- Receipt of Phelps Dodge common stock and cash"). Such gain or loss will be long-term capital gain or loss if, as of the effective date of Phelps Dodge/Asarco merger, the holding period for such Asarco shares is more than one year.

  Receipt only of Phelps Dodge common stock

     A U.S. Holder who receives only our common stock in exchange for Asarco shares pursuant to our offer and the Phelps Dodge/Asarco merger will not recognize any gain or loss upon such exchange (except to the extent cash is received in lieu of a fractional share of our common stock, which will be taxed as discussed below). The aggregate adjusted tax basis of our common stock received in such exchange, including any fractional interest in our common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the Asarco shares surrendered therefor. The holding period of our common stock will include the holding period of such Asarco shares.

  Receipt of Phelps Dodge common stock and cash

     A U.S. Holder who receives a combination of cash and our common stock in exchange for Asarco shares pursuant to our offer and the Phelps Dodge/Asarco merger will recognize gain, if any, with respect to the shares so exchanged but only to the extent of the lesser of (a) the amount of gain realized with respect to the Asarco shares and (b) the amount of cash received (other than cash received in lieu of a fractional share of our common stock, which will be taxed as discussed below). The amount of gain realized with respect to the Asarco shares exchanged will equal the excess, if any, of the sum of the cash (including cash received in lieu of a fractional share) and the fair market value of our common stock received over the U.S. Holder's adjusted tax basis in such Asarco shares. No loss will be recognized by a U.S. Holder who receives a combination of cash and our common stock pursuant to our offer and the Phelps Dodge/Asarco merger (except in connection with cash received in lieu of a fractional share, as discussed below). Each Asarco share, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and our common stock.

     Any gain recognized will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for U.S. federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of the U.S. Holder's ratable share of Asarco's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the holding period for the Asarco shares exchanged is more than one year.

     The adjusted tax basis of our common stock received by a U.S. Holder in exchange for Asarco shares pursuant to our offer and the Phelps Dodge/Asarco merger, including any fractional interest in a share of our common stock for which cash is received, generally will be equal to the tax basis of the shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income
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

recognized, if any. The holding period of our common stock received will include the holding period of the Asarco shares exchanged therefor.

     The exchange will not have the effect of a dividend with respect to a U.S. Holder if either the exchange is substantially disproportionate with respect to the U.S. Holder or the exchange results in a meaningful reduction in the U.S. Holder's interest in our stock. The exchange would be substantially disproportionate with respect to the U.S. Holder if the U.S. Holder's percentage interest in our stock (including stock constructively owned by such U.S. Holder) immediately after the Phelps Dodge/Asarco merger is less than 80 percent of what the percentage interest would have been if, hypothetically, the U.S. Holder had elected to receive solely our common stock in exchange for all Asarco shares owned or constructively owned by the U.S. Holder before the Phelps Dodge/Asarco merger and no consideration other than shares of our common stock were received. Whether an exchange would result in a meaningful reduction depends on the particular U.S. Holder's facts and circumstances. However, the exchange should generally result in a meaningful reduction if the U.S. Holder's percentage interest in our stock, immediately after the Phelps Dodge/Asarco merger (including shares owned and constructively owned), is minimal, the U.S. Holder exercises no control over corporate affairs of Asarco or Phelps Dodge, and the U.S. Holder's percentage interest in our common stock is actually reduced from what the interest would have been if, hypothetically, the U.S. Holder had elected to receive solely our common stock in exchange for all Asarco shares owned or constructively owned by the U.S. Holder before the Phelps Dodge/Asarco merger. In determining a U.S. Holder's interest in our stock, the U.S. Holder would be deemed to own any shares of our stock owned, or constructively owned, by certain persons related to such U.S. Holder or that are subject to an option held by the U.S. Holder or a related person.

     U.S. Holders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their Asarco common stock will be treated as a dividend and with respect to the consequences thereof, including the eligibility of U.S. Holders that are corporations for a dividends received deduction and treatment of the dividend as an "extraordinary dividend" under section 1059 of the Code.

  Cash received in lieu of a fractional Phelps Dodge common share

     A U.S. Holder who receives cash in lieu of a fractional share of our common stock and who does not otherwise hold shares of our common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is more than one year. U.S. Holders who separately hold shares of our common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

ASARCO RIGHTS

     Because there is no specific binding authority dealing with securities such as the Asarco Rights, Shearman & Sterling expresses no view with respect to the U.S. federal income tax treatment of the Asarco Rights becoming separately transferable apart from the Asarco shares (the date on which such event occurs being the "Asarco Distribution Date"), the redemption of the Asarco Rights or the acquisition by us of the Asarco Rights. Stockholders should consult their tax advisors as to the tax consequences of transactions with respect to the Asarco Rights.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS OF THE TRANSACTION. ASARCO STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNION STATES TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.

EFFECT OF OFFER ON MARKET FOR ASARCO SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The exchange of Asarco shares pursuant to our offer will reduce the number of holders of Asarco shares and the number of Asarco shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Asarco shares held by the public. Asarco shares are listed and principally traded on the NYSE and are also listed on the Boston, Cincinnati, Philadelphia, Pacific and Chicago Stock
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

Exchanges. Depending on the number of Asarco shares acquired pursuant to the offer, following consummation of the offer, Asarco shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Asarco shares if, among other things, (i) the number of publicly held Asarco shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Asarco shares should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below $5 million.

     According to publicly available information, there were, as of August 19, 1999, approximately 39.8 million Asarco common shares outstanding.

     If such exchanges were to delist the Asarco shares, the market for them could be adversely affected. It is possible that Asarco shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Asarco shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Asarco shares remaining at such time, the interest in maintaining a market in the Asarco shares on the part of securities firms, the possible termination of registration of Asarco shares under the Exchange Act, as described below, and other factors.

     The Asarco shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Asarco shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummations of the offer, the Asarco shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Asarco shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Asarco shares in the Merger, you should refer to "Purpose of Our Offer; the Phelps Dodge/Asarco Merger."

     Asarco shares are currently registered under the Exchange Act. Asarco can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Asarco shares. Termination of registration of the Asarco shares under the Exchange Act would reduce the information that Asarco must furnish to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to Asarco shares. Furthermore, the ability of "affiliates" of Asarco and persons holding "restricted securities" of Asarco to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

PURPOSE OF OUR OFFER; THE PHELPS DODGE/ASARCO MERGER

     We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Asarco. The offer is the first step in our acquisition of Asarco, and is intended to facilitate the acquisition of all Asarco shares. You will not have appraisal rights as a result of consummation of our offer. We intend, as soon as practicable after consummation of the offer, to seek to merge Asarco with and into a wholly owned subsidiary. The purpose of the Phelps Dodge/Asarco merger is to acquire all Asarco shares not tendered and exchanged pursuant to the offer. In the Phelps Dodge/Asarco merger, each then outstanding Asarco share (except for Asarco shares held in Asarco's treasury and Asarco shares that we or one of our subsidiaries owns) would be converted into the right to receive 0.25133120 shares of Phelps Dodge common stock and $14.75 in cash, without interest, on a fully prorated basis. If the cash component of our offer is oversubscribed, each outstanding Asarco share will be converted in the merger into 0.50266 Phelps Dodge shares. If the stock component of our offer is oversubscribed, each outstanding Asarco share will be converted in the merger into $29.50 in cash, without interest. If neither the cash nor the stock component of our offer is oversubscribed, you

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

will receive in the merger a prorated portion, the cost consideration and the stock consideration based on the number of Asarco shares you own compared to the total number of Asarco shares covered in the merger. The Phelps Dodge/Asarco merger may be consummated pursuant to Section 14A:10-5.1 of the New Jersey Business Corporation Act (the NJBCA). Under Section 14A:10-5.1 of the NJBCA, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Assuming the Minimum Tender Condition is satisfied and we consummate the offer, we would have sufficient voting power to effect the Phelps Dodge/ Asarco merger under Section 14A:10-3 of the NJBCA without the vote of any other stockholder of Asarco.

     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the Phelps Dodge/Asarco merger if the Phelps Dodge/Asarco merger occurred within one year of consummation of our offer, would require, among other things, that some financial information concerning Asarco, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Asarco therein, be filed with the SEC and disclosed to you prior to consummation of the Phelps Dodge/Asarco merger.

     In addition, we reserve the right to acquire, following the consummation or termination of our offer, additional Asarco shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as we decide, which may be more or less favorable than those of the offer. We and our affiliates also reserve the right to dispose of any or all Asarco shares acquired by us pursuant to the offer or otherwise, upon such terms and at such prices as we shall determine.

     Upon consummation of our offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, exploration activities, management, personnel general and administrative functions and corporate structure. Except as we have otherwise discussed elsewhere in this prospectus, while we may consider sales of non-core assets, we do not have any plans or proposals right now that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Asarco or any of its subsidiaries, or any material changes in Asarco's corporate structure or business, or any change in its management. We have not had access to Asarco's books and records, however, so we might decide upon such changes once we complete such a review.

     As described under the caption entitled "Reasons for the Proposed Combination" upon consummation of the Phelps Dodge/Asarco merger, we expect to realize substantial cost savings in both administrative and operational areas.

     Upon consummation of our offer, we may also elect or seek the election of nominees of our choice to Asarco's Board of Directors.

CONDITIONS OF OUR OFFER

     Our offer is subject to a number of conditions, which are described below:

  MINIMUM TENDER CONDITION

     There must be validly tendered, prior to the expiration of the offer and not withdrawn, a number of Asarco shares which will constitute at least 80% of the total number of outstanding Asarco shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Asarco shares had been so converted, exercised or exchanged) as of the date that we accept the Asarco shares for exchange pursuant to our offer.

  PHELPS DODGE STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the NYSE (on which our common stock is listed), the issuance of our common stock pursuant to the offer and the Phelps Dodge/Asarco merger must be approved by the holders of a majority of the shares voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of our common stock entitled to vote on the proposal, because the number of

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

shares of our common stock to be issued will be equal to or in excess of 20% of the shares outstanding prior to such issuance. We intend to seek this approval at a special stockholders meeting scheduled for October 13, 1999.

  OTHER CONDITIONS OF OUR OFFER

     Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Asarco shares, may postpone the acceptance for exchange of or exchange for tendered Asarco shares, and may (subject to our merger agreement with Asarco), in our sole discretion, terminate or amend the offer as to any Asarco shares not then exchanged (a) if at the expiration date, either the Minimum Tender Condition or the Phelps Dodge Stockholder Approval Condition has not been satisfied or, with respect to the Minimum Tender Condition, waived, or (b) if on or after the date of this prospectus and at or prior to the expiration date, any of our other conditions are not satisfied. Those conditions are as follows:

          (a) The shares of our common stock which shall be issued to Asarco stockholders in the offer and the Phelps Dodge/Asarco merger have been authorized for listing on the NYSE, subject to official notice of issuance;

          (b) The Registration Statement and any post-effective amendments thereto shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;

          (c) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of our offer; nor shall there have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit the consummation of the offer or would have a material adverse effect on us or on Asarco;

          (d) There shall not have been after the date of the Phelps Dodge/Asarco merger agreement any (i) amendment of the Code, (ii) amendment or adoption of final or temporary Treasury Regulations under the Code,
     (iii) Internal Revenue Service revenue ruling, revenue procedures, technical advice memorandums or notices, or (iv) final decisions of a court of competent jurisdictions, in each case that would be inconsistent with the Phelps Dodge/Asarco merger qualifying as a reorganization under Section 368(a) of the Code; and

          (e) The representations and warranties of Asarco in the Phelps Dodge/Asarco merger agreement shall be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of the date of the merger agreement and as of the expiration date as though made on and as of the date of the merger agreement and the expiration date except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined therein) on Asarco; and Asarco shall have performed or complied in all material respects with all the material agreements and covenants required by the Phelps Dodge/Asarco merger agreement.

     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the Minimum Condition, the Phelps Dodge Stockholder Approval Condition and the condition relating to effectiveness of the Registration Statement. The determination as to whether any condition has been satisfied shall be in our judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange
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properly tendered Asarco shares, we will either promptly exchange such Asarco shares or promptly return such Asarco shares.

SOURCE AND AMOUNT OF FUNDS

     We estimate that the total amount of funds required pursuant to our offer to pay the cash consideration in connection with the exchange of all Asarco shares outstanding will be approximately $589 million. We expect to obtain these funds from cash on hand; from borrowing under our amended and restated revolving credit facility with The Chase Manhattan Bank, Bank of Nova Scotia, Bank of Tokyo-Mitsubishi Trust Co., Citibank, N.A., Morgan Guaranty Trust Co., Bank of America, Barclays Bank, Canadian Imperial Bank of Commerce, Deutsche Bank, First Union National Bank, Wells Fargo, Industrial Bank of Japan and Royal Bank of Canada & Mercantile Bank; and from borrowing under a revolving credit facility that Citibank N.A. has committed to provide to us.

     Our existing revolving credit facility allows us to borrow up to $1 billion from time to time until its scheduled maturity on June 25, 2002. The agreement allows for two, one-year renewals beyond the scheduled maturity date if we request and receive approval from those lenders representing at least two-thirds of the commitments provided by the facility. In the event of such approval, total commitments under the facility would depend upon the willingness of other lenders to assume the commitments of those lenders electing not to participate in the renewal. Interest is payable at a fluctuating rate based on the agent bank's prime rate, or a fixed rate, based on the LIBOR, or at fixed rates offered independently by the several lenders, for maturities of between seven and 360 days. This agreement provides for a facility fee of six and one-half basis points (0.065 percent) on total commitments. The agreement requires us to maintain a minimum consolidated tangible net worth of $1.1 billion and limits indebtedness to 50 percent of total consolidated capitalization.

     Citibank, N.A. has entered into a commitment letter with us dated October 5, 1999. Under that letter, Citibank has committed to provide us with a $1 billion revolving credit facility that we may use to pay cash consideration in connection with our offer. We expect that Salomon Smith Barney Inc., an affiliate of Citibank, will syndicate this credit facility to a group of banks.

     Citibank's commitment is subject to customary conditions, including:

     - each of us signing mutually acceptable loan documentation;

     - absence of any material adverse change to us since December 31, 1998;

     - absence of any material disruption or material adverse change in financial, banking or capital markets conditions generally since October 5, 1999 that would, in the reasonable judgment of Salomon Smith Barney, materially impair syndication of the credit facility; and

     - accuracy and completeness of representations and warranties we make and information we furnish, and our compliance with the terms of the commitment letter.

     Loans under the Citibank credit facility will be unsecured, and will bear interest, at our option, at either (a) Citibank's base rate, or (b) LIBOR plus a variable margin of between 0.40% and 2.00%, depending on our credit rating and the amount we have outstanding under the facility. The facility is scheduled to terminate 364 days after it is established.

     Although we have not made definitive plans for the repayment of borrowings under our existing revolving credit facility or our Citibank revolving credit facility, we expect to repay the borrowings using internally generated funds, including, if the Phelps Dodge/Asarco merger is completed, those of Asarco. We may also use funds obtained from other sources, including future issuances of debt securities and/or bank refinancings. Our decision as to how to repay the borrowings will be based on our review of circumstances existing at that time, including prevailing interest rates, financial and other economic conditions and other factors that we consider appropriate.

RELATIONSHIPS WITH ASARCO

     Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Asarco, including, but not limited to, any contract, arrangement, understand-
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ing or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates, on the one hand, and Asarco or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth herein, neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates, has since January 1, 1996 had any transaction with Asarco or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

     Phelps Dodge Overseas Capital Corporation, a wholly owned subsidiary of Phelps Dodge, and Asarco are among the parties to an agreement among stockholders, dated as of January 2, 1996, regarding their respective stock holdings in Southern Peru Copper Corporation. The agreement gives each party the right to nominate a number of SPCC directors in proportion with the party's stock ownership, and requires each party to vote its stock to elect those directors.

     From 1995 through 1998, Phelps Dodge Sales Company Incorporated, a wholly owned subsidiary of Phelps Dodge, was party to a contract with SPCC to purchase 4,800 metric tons of copper from 1995-1997 and 2,400 metric tons of copper in 1998 for $14,095,465 in 1995, $10,993,828 in 1996, $10,925,043 in 1997 and
$3,966,730 in 1998.

FEES AND EXPENSES

     We have retained Innisfree M&A Incorporated to act as the information agent in connection with our offer. The information agent may contact holders of Asarco shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward our offer materials to beneficial owners of Asarco shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with our offer, including liabilities under federal securities laws.

     Pursuant to a letter agreement dated August 16, 1999 (the "Letter Agreement"), Morgan Stanley & Co. Incorporated ("Morgan Stanley") is providing certain financial advisory services to Phelps Dodge in connection with our offer. Under the terms of the Letter Agreement, Phelps Dodge has agreed to pay Morgan Stanley for its financial advisory services, including its services as Dealer Manager, in connection with our offer a financial advisory fee of (i) $11.0 million per acquired company if Phelps Dodge acquires control, as defined in the Letter Agreement, of Asarco or Cyprus Amax, with certain amounts payable upon the announcement of defined events, and (ii) an additional $2.0 million if Phelps Dodge acquires either Asarco or Cyprus Amax within two years of acquiring the other. Phelps Dodge has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with this engagement, and has agreed to indemnify each of Morgan Stanley and certain related persons and entities against certain liabilities and expenses in connection with Morgan Stanley's engagement, including certain liabilities under federal securities laws.

     In addition to the fees to be received by Morgan Stanley in connection with its engagement as financial advisor to Phelps Dodge, Morgan Stanley has in the past rendered various investment banking and financial advisory services for Phelps Dodge for which it has received customary compensation.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than the dealer manager and the information agent) for soliciting tenders of Asarco shares pursuant to our offer.

ACCOUNTING TREATMENT

     The merger of Asarco into Phelps Dodge would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Asarco's results of operations will be included with ours from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

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STOCK EXCHANGE LISTINGS

     Our common stock is listed on the NYSE, as well as on the Boston, Cincinnati, Philadelphia, Pacific and Chicago Stock Exchanges. We will make an application to list on the NYSE the common stock that we will issue pursuant to our offer and the subsequent Phelps Dodge/Asarco merger. As described above under "The Offer -- Conditions of Our Offer -- Phelps Dodge Stockholder Approval Condition," pursuant to the rules of the NYSE, the issuance of our common stock in the offer and the subsequent Phelps Dodge/Asarco merger must be approved by the holders of a majority of the Phelps Dodge common stock voting at a meeting at which the total number of votes cast represents over 50% in interest of all shares of our common stock entitled to vote on the proposal.

REGULATORY MATTERS

     Under the HSR Act, and the rules that have been promulgated thereunder (the "Rules"), some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the Federal Trade Commission (the "FTC") and some waiting period requirements have been satisfied. The acquisition of Asarco shares pursuant to our offer is subject to the HSR Act. On September 10, 1999 we filed with the Antitrust Division and the FTC Hart-Scott-Rodino Notification and Report Forms with respect to our offers. On September 24, 1999, the FTC granted Phelps Dodge early termination of the waiting period under the HSR Act for Phelps Dodge's offers to acquire Asarco and Cyprus Amax. Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as our acquisition of Asarco shares pursuant to our offer. At any time before or after we acquire Asarco shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Asarco shares pursuant to the offer or otherwise or seeking divestiture of Asarco shares acquired by us or divestiture of assets of Phelps Dodge and/or Asarco. Private parties may also bring legal action under the antitrust laws under some circumstances. Phelps Dodge, Asarco and Cyprus Amax conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of our offer. See "-- Other Conditions of Our Offer."

     Some large Asarco stockholders (those that would receive more than $15 million in Phelps Dodge shares or, in certain cases, more than 10% of Phelps Dodge's shares) may be required to make separate filings with the FTC and Antitrust Division under the HSR Act and the Rules in conjunction with the receipt of shares of our common stock. If you must make such a filing, you will then be required to observe applicable waiting periods under the HSR Act and the Rules before receiving shares of Phelps Dodge common stock. If you are obligated to make such a filing, we will hold in escrow the shares of our common stock to be exchanged, pursuant to the Rules, pending expiration or early termination of the waiting period.

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                                 THE COMPANIES

PHELPS DODGE CORPORATION

     Phelps Dodge Corporation is among the world's largest producers of copper, carbon black and magnet wire, and is the world's largest producer of continuous-cast copper rod. Phelps Dodge comprises two divisions: (i) Phelps Dodge Mining Company and (ii) Phelps Dodge Industries.

     - Phelps Dodge Mining Company is a business segment that includes our worldwide copper operations from mining through rod production, marketing and sales, other mining operations and investments, and worldwide mineral exploration and development programs.

     - Phelps Dodge Industries includes our specialty chemicals segment, our wire and cable segment, and, until they were sold in 1998, our wheel and rim operations.

     In 1998, Phelps Dodge Mining Company produced 874,000 tons of copper for our account from worldwide mining operations, and an additional 178,700 tons of copper for the accounts of our minority interest partners. Gold, silver, molybdenum, copper chemicals and sulfuric acid are by-products of our copper operations. Production of copper for our own account from our U.S. operations constituted approximately 33 percent of the copper mined in the United States in 1998. Much of our U.S. cathode copper production, together with additional copper purchased from others, is used to produce continuous-cast copper rod, the basic feed for the electrical wire and cable industry.

     Our international mining interests include Candelaria, a major copper mine in Chile, and other operations and investments in Chile and Peru. These operations produce a variety of metals and minerals including copper, gold, silver, and zinc. We also explore for metals and minerals throughout the world.

     In addition to our mining interests, we produce engineered products principally for the global energy, telecommunications, transportation and specialty chemicals sectors through Phelps Dodge Industries. Specialty chemicals are produced at Columbian Chemicals Company which is among the world's largest producers of carbon black. Carbon black is a reinforcing agent in natural and synthetic rubber that increases the service life of tires, hoses, belting and other products for the rubber industry. We also produce specialty carbon black for other industrial applications such as pigments for printing, coatings, plastics and other non-rubber applications.

     Our wire and cable segment comprises Phelps Dodge Magnet Wire Company and its subsidiaries and Phelps Dodge International Corporation and its affiliates. This segment produces wire and cable products and specialty conductors at U.S. and international operations. Phelps Dodge Magnet Wire Company produces magnet wire and other copper products for sale principally to original equipment manufacturers for use in electrical motors, generators, transformers and other products. Phelps Dodge International Corporation manufactures telecommunication and energy cables and specialty conductors.

     Our company employed 13,193 people on June 30, 1999.

     We have our principal executive offices at 2600 North Central Avenue, Phoenix, Arizona 85004-3014 (telephone number (602) 234-8100).

ASARCO INCORPORATED

     Asarco, a New Jersey corporation organized in 1899, is one of the world's leading producers of copper. Asarco also produces specialty chemicals and aggregates. Asarco's copper business includes integrated mining, smelting and refining operations in North America and in Peru through its 54.3% owned subsidiary, Southern Peru Copper Corporation. Enthone-OMI, Inc., a wholly owned subsidiary, operates a worldwide specialty chemicals business focused on functional and decorative coatings for the electronics and metal finishing industries. American Limestone Company, a wholly owned subsidiary, produces construction aggregates, ready-mixed concrete and agricultural limestone. Asarco also operates a custom lead smelting business, a silver mining business, a zinc mining business and a specialty metals business. Asarco owns Encycle, Inc.,

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which operates a waste recycling facility and Hydrometrics, an environmental consulting and construction firm. As of June 30, 1999, Asarco and its subsidiaries employed approximately 10,100 employees.

     Asarco has its principal executive offices at 180 Maiden Lane, New York, New York 10038 (telephone number (212) 510-2000).

CYPRUS AMAX MINERALS COMPANY

     Cyprus Amax, a Delaware corporation organized in 1969, is a major mining company engaged, directly or through its subsidiaries and affiliates, in the exploration for and extraction, processing, and marketing of mineral resources. Cyprus Amax is a leading copper producer, the world's largest producer of molybdenum, and has a significant position in gold via its 30% interest in Kinross Gold Corporation. Cyprus Amax sold certain eastern and midwestern coal operations in June of 1998 and sold its lithium business in October of 1998. Cyprus Amax sold its remaining U.S. coal operations in June of 1999. Cyprus Amax still holds its Australian coal properties. As of June 30, 1999, Cyprus Amax and its subsidiaries employed approximately 4,600 employees.

     Cyprus Amax has its principal executive offices at 9100 East Mineral Circle, Englewood, Colorado 80112 (telephone number (212) 643-500).

                    THE PHELPS DODGE/ASARCO MERGER AGREEMENT

     We believe this summary describes the material terms of the merger agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the merger agreement and other information that may be important to you.

THE OFFER

     Conditions. Our obligation to complete the offer is subject to the following conditions:

     - at least 80% of the outstanding shares of Asarco shall have been tendered and not withdrawn (the "Minimum Condition");

     - the approval by our stockholders of the issuance of our common stock in the offer and the merger;

     - such shares of our common stock shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     - the effectiveness of the registration statement for such common stock;

     - no legal restraint such as an injunction shall be in effect that would prevent consummation of the offer;

     - no change in tax law that would be inconsistent with the merger qualifying as a reorganization under Section 368(a) of the Code;

     - accuracy of representations and warranties of Asarco, unless failure to be accurate would not reasonably be expected to have a material adverse effect on Asarco; and

     - compliance by Asarco in all material respects with material agreements and covenants in the merger agreement.

     We expressly reserve the right to waive any condition (other than the Minimum Condition, the Phelps Dodge Stockholder Approval Condition and the condition relating to the effectiveness of the Registration Statement) or to increase the consideration per share of Asarco common stock payable in our offer, provided however, that no charge may be made which decreases the consideration per share of Asarco common stock payable in our offer or which reduces the maximum number of shares of Asarco common stock to be acquired in our offer.

     Consideration and Election Procedure. The merger agreement provides for the consideration that we will pay in the offer, including the election and proration procedures. For a description of those matters, refer
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to the discussion under "The Offer," including under the caption "-- Description of Election and Proration Procedures."

     Expiration or Termination of Amended Offer. We have agreed to extend the offer at any time up to March 31, 2000 for one or more periods of not more than 10 business days, if at the expiration date of the Asarco offer, or any extension thereof, any of the conditions to the offer is not satisfied or waived; provided, however, that if all the conditions to the offer are satisfied or waived but the number of Asarco shares tendered is 85% or more, but less than 90%, of the then outstanding number of Asarco shares, then we may extend the offer for an aggregate period of not more than three business days beyond the expiration date.

FORM OF MERGER

     If all the conditions to the merger are satisfied or waived in accordance with the merger agreement, AAV Corporation, a wholly owned subsidiary of Phelps Dodge, will merge with Asarco, with AAV Corporation surviving (the "Surviving Corporation"). As a result of the merger, the identity and separate existence of Asarco shall cease. The merger will become effective when the applicable certificates of merger are filed with the Secretaries of State of the States of Delaware and New Jersey. It is currently anticipated that the merger will become effective during the fourth quarter of 1999.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective,

     Conversion of Asarco Common Stock. Subject to no fractional shares being issued, each issued and outstanding share of Asarco common stock (other than shares to be canceled in accordance with the merger agreement) shall be converted into the Asarco Consideration, the Asarco Cash Consideration or a combination thereof, determined pursuant to provisions of the merger agreement (such consideration is referred to herein as the "Merger Consideration"). If there is an excess of cash elections with respect to the offer, each outstanding share of Asarco common stock will be converted in the merger into the right to receive 0.50266 Phelps Dodge common shares (the "Asarco Stock Consideration"). If there is an excess of stock elections with respect to the offer, each outstanding share of Asarco common stock will be converted in the merger into the right to receive $29.50 net in cash, without interest (the "Asarco Cash Consideration"). If there is not an excess of cash or stock elections, each outstanding share of Asarco common stock will be converted in the merger into
(i) an amount of cash equal to the Asarco Merger Cash Amount (as hereinafter defined), without interest, and (ii) a number of shares of Phelps Dodge common stock equal to the Asarco Merger Stock Amount (as hereinafter defined). The Asarco Merger Cash Amount and the Asarco Merger Stock Amount will be determined as follows:

          1. The aggregate amount of Asarco Cash Consideration actually paid in the Offer will be subtracted from the Total Asarco Available Cash (as hereinafter defined) to determine the amount of cash available to be paid in the merger (the "Aggregate Asarco Merger Cash Consideration"). "Total Asarco Available Cash" equals (i) the number of shares of Asarco common stock exchanged in the offer plus the number of shares of Asarco common stock to be converted in the Asarco Merger, multiplied by (ii) $14.75.

          2. The Aggregate Asarco Merger Cash Consideration will be divided by the number of shares of Asarco common stock to be converted in the merger, to determine the amount of cash consideration to be paid in respect of each such share of Asarco common stock in the merger (the "Asarco Merger Cash Amount").

          3. The aggregate number of shares of Phelps Dodge common stock actually issued as Asarco Stock Consideration in the offer will be subtracted from the Total Asarco Available Stock (as hereinafter defined) to determine the number of shares of Phelps Dodge common stock available to be paid in the merger (the "Aggregate Asarco Merger Stock Consideration"). "Total Asarco Available Stock" equals (i) the number of shares of Asarco common stock exchanged in the offer plus the number of shares of Asarco common stock to be converted in the merger, multiplied by (ii) 0.25133120.

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          4.  The Aggregate Asarco Merger Stock Consideration will be divided by the number of shares of Asarco Amax common stock to be converted in the merger, to determine the number of shares of Phelps Dodge common stock to be issued in respect of each such share of Asarco common stock in the merger (the "Asarco Merger Stock Amount").

     As of the effective time of the merger, all such shares of Asarco common stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the effective time represented outstanding shares of Asarco common stock shall cease to have any rights with respect thereto, except the right to receive (x) if the Merger Consideration includes Phelps Dodge common stock, (i) Phelps Dodge certificates, (ii) certain dividends and other distributions in accordance with the merger agreement, and (iii) cash instead of fractional shares of Phelps Dodge common stock in accordance with the merger agreement, without interest, and (y) if the Merger Consideration includes cash, the appropriate cash amounts.

EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Exchange Agent. At the time the merger becomes effective, Phelps Dodge shall enter into an agreement with a bank or trust company that is reasonably satisfactory to Asarco, with which Phelps Dodge shall deposit cash and certificates representing the number of whole shares of Phelps Dodge common stock issuable pursuant to the merger agreement in exchange for outstanding shares of Asarco common stock. Soon after the completion of the merger, we will send a letter to each person who was a Asarco stockholder at the time the merger became effective. The letter will contain instructions on how to surrender Asarco stock certificates to the exchange agent and receive shares of Phelps Dodge and cash. See "-- Consideration to be Received in the Merger."

     Dividends. Holders of Asarco common stock will not be entitled to receive any dividends or other distributions payable by Phelps Dodge until they exchange their Asarco stock certificates for certificates representing shares of Phelps Dodge common stock. Once they deliver their Asarco stock certificates to the exchange agent, those stockholders will receive, subject to applicable laws, accumulated dividends and distributions, without interest.

     Fractional Shares. No fractional shares of Phelps Dodge common stock will be issued upon the surrender of certificates representing shares of Asarco common stock. No dividend or other distribution of Phelps Dodge will relate to any such fractional shares and no such fractional shares will entitle the owner thereof to any voting or other rights of a stockholder of Phelps Dodge.

     Holders of Asarco common stock otherwise entitled to fractional shares of Phelps Dodge common stock will receive a cash payment instead of such fractional shares. Following the effective time, the exchange agent will determine the excess of the number of whole shares of Phelps Dodge common stock delivered to the exchange agent by Phelps Dodge for distribution to Asarco stockholders over the aggregate number of whole shares of Phelps Dodge common stock to be distributed to Asarco stockholders. The exchange agent will then, on behalf of the former stockholders of Asarco, sell the excess shares at then prevailing prices on the New York Stock Exchange, all in the manner provided in the merger agreement.

     As soon as practicable after the determination of the amount of cash to be paid to holders of Asarco common stock with respect to any fractional share interests, the exchange agent will make available such amounts to such holders of Asarco stock subject to and in accordance with the terms of the merger agreement.

SURVIVING CORPORATION FOLLOWING THE MERGER

     Name of Surviving Corporation. The name of the Surviving Corporation from and after the effective time of the merger (the "effective time") shall be "ASARCO Incorporated" until changed or amended in accordance with applicable Law.

     Charter Documents. At the effective time, the certificate of incorporation and the bylaws of AAV Corporation, as in effect immediately prior to the effective time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation.
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     Directors and Officers.  The directors of AAV Corporation at the effective time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified, as the case may be. The officers of AAV Corporation at the effective time shall be the officers of the Surviving Corporation until their respective successors are duly appointed.

REPRESENTATIONS AND WARRANTIES IN THE MERGER AGREEMENT

     In the merger agreement both parties make representations and warranties to each other about their companies with respect to, among other things:

     - their organization, existence, good standing, corporate power, subsidiaries and similar corporate matters;

     - their capitalization;

     - their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

     - the recommendation by their boards of directors to their shareholders of the merger agreement and the transactions contemplated thereby;

     - the absence of conflicts, defaults or violations under their certificates of incorporation and bylaws, certain other agreements and laws as a result of the contemplated transactions, and related matters;

     - filings with the SEC and the accuracy and completeness of the information contained in such filings;

     - environmental matters;

     - employee benefit matters;

     - this prospectus, the Phelps Dodge proxy statement, the registration statement and other SEC filings and the accuracy of the information contained therein;

     - the inapplicability of the Asarco shareholder rights plan to the offer and the merger;

     - tax matters;

     - the receipt of fairness opinions from our financial advisors;

     - required stockholder approvals with respect to the contemplated transactions;

     - the absence of certain material changes in our businesses since December 31, 1998;

     - the absence of undisclosed material liabilities;

     - labor relations; and

     - no prior activities conducted by AAV Corporation.

     All representations and warranties of Phelps Dodge and Asarco expire at the time the merger becomes effective.

COVENANTS IN THE MERGER AGREEMENT

     The merger agreement provides that, until the merger has been completed, neither of us will take certain actions without the consent of the other party or as otherwise permitted by the merger agreement. More specifically, we have agreed to the following with respect to ourselves and, where applicable, our subsidiaries, except as otherwise permitted by the merger agreement:

     - Conduct of Operations. We will conduct our business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the merger agreement.

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

     - Preserve Organizations. We will use our reasonable best efforts to preserve intact our business organizations and goodwill, keep available the services of our current officers and other key employees, and preserve our business relationships.

     - Parties to Confer. We will confer with each other and report on material operational matters and the general status of ongoing operations.

     - Notice of Certain Events. We will notify each other of certain changes or events which would have a material adverse effect on Phelps Dodge or Asarco, as the case may be.

     - Dividends and Reclassifications. We will not declare or pay any dividends on or make any distribution with respect to our outstanding shares of stock other than regular quarterly dividends on, in the case of Phelps Dodge, its common stock, and, in the case of Asarco, its common stock and preferred stock, and we will not split, combine or reclassify any shares of our capital stock.

     - Amendments to Plans. We will not enter into or amend our employee benefit plans or employment agreements, except in the ordinary course of business consistent with past practice, as otherwise provided in the merger agreement or as required by law.

     - Business Combinations; Assets. We will not enter into any business combinations, acquisitions or dispositions of material amounts of assets or securities, or release any material contract rights, in each case not in the ordinary course of business.

     - Governing Documents. We will not propose or adopt any amendments to our corporate charters or by-laws.

     - Issuance of Capital Stock. We will not issue or authorize the issuance of any shares of our capital stock of any class, except that each of us is permitted to issue shares of our common stock upon the exercise of stock options or other rights outstanding on the date of the merger agreement and in accordance with the terms of such options or other rights in effect on the date of the merger agreement.

     - Repurchase of Stock. We will not purchase or redeem any shares of our stock or any rights, warrants or options to acquire any such shares, except in the ordinary course of business in connection with employee incentive and benefit plans or arrangements in existence on the date of the merger agreement.

     - Indebtedness. We will not incur, assume or prepay any indebtedness or other material liabilities, other than indebtedness with a wholly owned subsidiary or between wholly owned subsidiaries.

     - Properties and Assets. We will not sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice.

     - Tax Treatment. We will not take any actions that would reasonably be expected to cause the merger not to constitute transactions described in
       Section 368(a) of the Internal Revenue Code.

     - Tax Election. We will not make any material tax election or settle or compromise any material tax liability, other than in the ordinary course of business consistent with past practice.

     - Agree to Take Actions. We agree not to take any of the foregoing actions or take any action which would:

      - make any of our representations or warranties contained in the merger agreement untrue or incorrect, or

      - result in any of the conditions to the merger set forth in the merger agreement not being satisfied.

     - Investigation. We have agreed that, subject to applicable laws or regulations, prior to the time the merger becomes effective we will afford one another's authorized representatives full and complete access to our properties, books, contracts, commitments and records and any document filed or received by us pursuant to applicable securities laws. Also, we will each use our reasonable best efforts
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

       to cause our representatives to furnish promptly to one another any additional information about our respective businesses and properties as the other or its duly authorized representatives may reasonably request. However, neither of us will be required to disclose information to the other that would cause significant competitive harm to the disclosing party or its affiliates if the merger is not completed. All confidential information obtained by Phelps Dodge or Asarco will be kept confidential. Confidential information will be used only in connection with consummating the transactions contemplated by the merger agreement.

STOCKHOLDER APPROVALS AND OTHER COOPERATION

     We have agreed that we will together:

     - prepare and file with the SEC, as soon as is reasonably practicable, an information statement to be sent to Asarco after the offer;

     - use our reasonable best efforts to have the information statement cleared by the SEC;

     - amend as necessary the registration statement of which this prospectus is a part;

     - as soon as is reasonably practicable, take all actions required under state blue sky or securities laws in connection with the issuance of shares of Phelps Dodge common stock in the merger;

     - promptly prepare and file stock exchange listing applications covering the shares of Phelps Dodge common stock issuable under the merger agreement and use our reasonable best efforts to obtain, prior to the time the merger becomes effective, approval for the listing of Phelps Dodge common stock, subject only to official notice of issuance;

     - cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the contemplated transactions; and

     - cooperate with one another in obtaining opinions of Shearman & Sterling, special counsel to Phelps Dodge, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Asarco, concerning certain tax matters.

     Each of us has also agreed:

     - that Phelps Dodge will cause an appropriate supplement to the Phelps Dodge proxy statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC.

     - that Asarco will cause the information statement to be mailed to its stockholders as promptly as practicable after it is cleared by the SEC;

     - as soon as practicable following the date of the merger agreement, to duly call and hold a meeting of our respective stockholders to obtain approval of the merger and the other contemplated transactions;

     - subject to our ability to change our recommendation as described under "--No Solicitation of Alternative Takeover Proposals" below, through our boards of directors, to recommend to our respective stockholders that they approve the merger and the other contemplated transactions;

     - to use our best efforts to hold our stockholders meetings as soon as practicable after the date of the merger agreement;

     - that Phelps Dodge shall vote, or cause to be voted, all of the Asarco common stock then owned by it or any of its subsidiaries, or over which it has direct or indirect voting authority, in favor of the approval and adoption of the merger agreement; and

     - that after AAV Corporation has purchased shares of Asarco common stock through the offer, Phelps Dodge will be entitled to designate a number of directors on the Asarco Board that will give Phelps Dodge a percentage of representation on the Asarco Board equal to the percentage of shares of Asarco common stock that it then owns.

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

     - that the obligation of Phelps Dodge to obtain approvals under antitrust laws is unconditional and not qualified by best efforts.

     In addition, the merger agreement contains general covenants requiring each of us to take any further action necessary or desirable to carry out the purposes of the merger agreement and to use reasonable efforts to take all actions necessary, proper or advisable to consummate the contemplated transactions. These general requirements are limited so that neither of us will be required to undertake divestitures which would have material adverse effects on our companies.

NO SOLICITATION OF ALTERNATIVE TAKEOVER PROPOSALS

     Asarco agreed that it will not, nor will it permit any of its subsidiaries to, authorize or permit any of their respective directors, officers, employees or any representative retained by Asarco or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage (whether by furnishing information or otherwise), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or reasonably could be expected to lead to any Takeover Proposal (as defined below), or

     - participate in any discussions or negotiations regarding any Takeover Proposal.

     A "Takeover Proposal" means, other than the transactions contemplated by the merger agreement,

     - any inquiry, proposal or offer, or any improvement, restatement, amendment, renewal or reiteration of any such inquiry, proposal or offer, from any person relating to any direct or indirect acquisition of a business or equity securities of a Asarco or any of its subsidiaries,

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning any class of equity securities of Asarco or any of its subsidiaries, or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Asarco or any of its subsidiaries.

     Except as provided in the next two paragraphs, neither the board of directors of Asarco nor any committee of such board will do any of the following:

     - withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse Phelps Dodge, the recommendation by the board of directors or any committee of the merger or the merger agreement,

     - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or

     - cause Asarco to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     However, if the board of directors of Asarco receives a Takeover Proposal and the board of directors of Asarco determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Asarco shareholders under applicable law, the board of directors of Asarco may (x) take any of the actions described above or (y) terminate the merger agreement (and concurrently with or after such termination, if it so chooses, cause Asarco to enter into any acquisition agreement with respect to any Takeover Proposal) but only after the fifth business day following Phelps Dodge's receipt of written notice advising Phelps Dodge that the board of directors of Asarco is prepared to accept a Takeover Proposal, specifying the material terms and conditions of such Takeover Proposal and identifying the person making such Takeover Proposal.

     Notwithstanding any subsequent determination by the board of directors of Asarco to change such recommendation, the merger agreement shall be submitted to the stockholders of Asarco at the Asarco stockholder meeting for the purpose of obtaining the Asarco stockholder approval and nothing contained in the merger agreement shall be deemed to relieve Asarco of such obligation.

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

     The merger agreement does not prohibit us

     - from taking and disclosing to our respective shareholders a position with respect to a tender offer required by law, or

     - from making any disclosure to our respective shareholders if, in the good faith judgment of the board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with its obligations under applicable law.

     Asarco agreed to immediately notify us orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal, and will keep us reasonably informed of the status and details of any such request or proposal.

STOCK OPTIONS AND OTHER STOCK-BASED AWARDS

     Simultaneously with the merger, each outstanding option to purchase Asarco common stock and each related stock appreciation right (SAR), if any, will be converted into an option (together with an SAR, if applicable) to acquire the number of shares of Phelps Dodge common stock equal to the number of shares of Asarco common stock which could have been obtained upon the exercise of the option immediately prior to the time the merger becomes effective multiplied by the Asarco Stock Consideration.

     In the case of an option to purchase Asarco common stock, the exercise price per share of Phelps Dodge common stock will be adjusted to equal the exercise price for such option as in effect immediately prior to the time the merger becomes effective divided by the Asarco Stock Consideration. Phelps Dodge will assume the obligations of Asarco with respect to such options. Phelps Dodge will assume the obligations of Asarco under their respective option plans and, except as described above, the terms of such options (and SARs) shall continue to apply in accordance with the terms of the plans and agreements under which they were issued, including any provisions for acceleration.

     Simultaneously with the merger, each outstanding award (including restricted stock, performance units, shares units and performance shares) under any employee incentive or benefit plan or arrangement and non-employee director plan presently maintained by Asarco will be converted into a similar instrument of Phelps Dodge, with appropriate adjustments to preserve the inherent value of the awards with no detrimental effects on the holders. The other terms of each award will continue to apply, including any provisions which the restrictions will have lapsed on or prior to the time the merger becomes effective, shares of such previously restricted stock will be converted in accordance with the conversion provisions applicable to other shares of common stock.

     Following the completion of the business combination, Phelps Dodge will reserve for issuance and delivery a sufficient number of shares of Phelps Dodge common stock upon the exercise of any Asarco stock options.

BENEFITS MATTERS

     It is the intention of the parties that for a period of one year following the completion of the business combination, Phelps Dodge will maintain the employee benefit plans of Asarco generally in accordance with its terms in effect at the completion of the business combination, with only amendments that are required by applicable law or permitted by the terms of that agreement, and which do not adversely affect the rights of participants under such agreement. In addition, following the completion of the business combination, Phelps Dodge will guarantee the performance of certain existing employment agreements and benefit plans of Asarco.

     Phelps Dodge has also agreed that it will

     - waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or employee benefit plan maintained for the benefit of Asarco employees following the completion of the business combination;

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

     - provide employees of Asarco with credit for any co-payments and deductibles paid in the calendar year prior to the completion of the business combination; and

     - generally, treat all service by employees of Asarco prior to the completion of the business combination as service with Phelps Dodge under all compensation and benefit plans and policies maintained for the benefit of Asarco employees.

CHANGE OF CONTROL PAYMENTS

     Asarco has entered into employment agreements with twelve of its executive officers that provide for the payment of certain benefits upon a termination of employment other than for "cause" or for "good reason" following a "change of control," as those terms are defined in those agreements. Pursuant to the terms of the merger agreement, a change of control for purposes of these employment agreements will be deemed to have occurred upon completion of the business combination. Phelps Dodge has agreed to take all appropriate steps necessary to give reasonable advance notice of its intention to offer employment (including the proposed terms of such offer), or not to offer employment, to each of these twelve executive officers, and to make any offers sufficiently in advance of the business combination to provide such offerees reasonable time prior to the business combination to decide upon the offers.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Phelps Dodge has agreed that all exculpation and indemnification provisions now existing in favor of the current or former directors or officers of Asarco as provided in its charter or bylaws or in any agreement will survive the business combination. Phelps Dodge has agreed that, for six years from the time the business combination becomes effective, it will indemnify such indemnified parties to the same extent as they were entitled while working on behalf of Asarco.

     Phelps Dodge has also agreed that, for three years from the time the business combination becomes effective, it will maintain in effect Asarco's current directors' and officers' liability insurance policies for those persons who are currently covered by the policies. However, Phelps Dodge will not be required to expend in any one year more than 150% of the annual premiums currently paid by Asarco. If the annual premiums of such insurance coverage exceed the 150% limit, Phelps Dodge only will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the limit. Phelps Dodge is entitled to meet its obligations under this paragraph by covering the relevant persons under its own insurance policies.

LITIGATION

     Prior to the effective time of the merger, each of the parties will terminate all litigation commenced against the other in connection with the business combination and the Phelps Dodge exchange offer for Asarco shares. Each party will also use its reasonable best efforts to have lawsuits commenced by third parties in connection with those transactions to be dismissed with prejudice.

CONDITIONS PRECEDENT TO THE MERGER

     The merger agreement contains certain conditions to both parties, obligations to complete the merger. Neither party will be obligated to complete the business combination unless at or prior to the time the business combination becomes effective:

     - Stockholder Approval. The approval of the stockholders of Phelps Dodge and Asarco have been obtained in accordance with applicable law.

     - Legality. No statute, rule, regulation, executive order, decree, ruling or injunction by any tribunal or governmental authority prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement.

     - AAV Corporation shall have accepted for exchange all shares of Asarco common stock validly tendered and not withdrawn pursuant to the offer; provided, however, that this condition shall not be

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

       applicable to the obligations of AAV Corporation if, in breach of the merger agreement, AAV Corporation fails to accept for exchange and exchange any such shares validly tendered and not withdrawn pursuant to such offer.

TERMINATION

     The merger agreement may be terminated at any time prior to the time the merger becomes effective, in any of the following circumstances:

     - by our mutual written consent;

     - by either of us if, without fault of either terminating party, the purchase of Asarco common stock pursuant to the offer has not occurred on or before March 31, 2000, which date can be extended by mutual written consent;

     - by either of us if the offer expires or is terminated or withdrawn without any Asarco common stock being purchased; or

     - by either of us if a court or governmental body has issued an order (other than a temporary restraining order) enjoining or prohibiting the purchase of Asarco common stock pursuant to the offer or the merger, if such order has become final and nonappealable, so long as the party seeking to terminate has used its reasonable best efforts to remove or lift such order; or any statute, rule, regulation, order, injunction or decree has been enacted, entered or promulgated which prohibits or makes illegal the consummation of the merger substantially on the terms contemplated by the merger agreement, and which order, injunction, or decree has become final and nonappealable; or there shall have been a failure to obtain any required consent or approval under foreign laws or regulations which would prohibit or make illegal the consummation of the offer or the merger or would have a material adverse effect on Phelps Dodge or Asarco;

     - by the Phelps Dodge board of directors, at any time prior to the purchase of any shares of Asarco common stock pursuant to the offer, if (i) the board of directors of Asarco shall have withdrawn or modified in a manner which is adverse to Phelps Dodge its approval or recommendation of the offer or the merger agreement, (ii) the Asarco board of directors shall have recommended another Takeover Proposal, (iii) there is a public disclosure of another Takeover Proposal and the Minimum Tender Condition is not satisfied but all other conditions to the offer are satisfied, or
       (iv) the representations and warranties of Asarco are not correct as of the date of the merger agreement and as of the expiration date of the offer as though made on and as of the date of the merger agreement and the expiration date of the offer, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Asarco; and Asarco shall have performed or complied in all material respects with all the material agreements and covenants required by the merger agreement, and such condition is not satisfied within 30 days of notice;

     - by Asarco, at any time prior to the acceptance for payment shares of Asarco common stock under the offer, if there is a material breach of any of Phelps Dodge's representations, warranties or covenants contained in the agreement which is not cured within 10 days of notice; and

     - by Asarco in accordance with the provisions described under the caption "-- No Solicitation of Alternative Takeover Proposals"; provided that Asarco shall have complied with all provisions of such section and shall have paid the termination fee described below to Phelps Dodge.

CLOSING

     The closing of the Merger will take place within two business days after the later of the Phelps Dodge shareholder meeting and the Asarco shareholder meeting.

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TERMINATION FEES

     Asarco is liable to Phelps Dodge for a termination fee of $30 million if the merger agreement is terminated under certain circumstances.

     In general, the termination fee is payable by Asarco if:

     - prior to the date of the Asarco stockholder meeting a Takeover Proposal is made known to Asarco or is made directly to its stockholders generally or any person has publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the merger agreement is terminated by either party pursuant to certain specified provisions of the merger agreement.

     However, no termination fee is payable unless within eighteen months of the termination, Asarco or any of its subsidiaries enters into an agreement for or consummates a transaction whereby a third party acquires twenty percent of any class of stock of Asarco and its subsidiaries, or a business that constitutes twenty percent or more of the revenues, net income or assets of the Asarco, or otherwise consummates a Takeover Proposal.

     The merger agreement also provides that if Asarco fails to pay any termination fee which is judged to be due, Asarco must pay the costs and expenses of any action taken to collect payment, together with interest on the termination fee.

COSTS AND EXPENSES

     Each of us will pay our own costs and expenses in connection with the merger agreement and the contemplated transactions whether or not the merger is completed, except that we will equally share

     - the filing fee in connection with any HSR Act filing or any other required statutory approval;

     - the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the exchange agent, incurred in connection with the sale of shares of Phelps Dodge common stock to generate cash to pay in lieu of fractional shares;

     - the expenses incurred in connection with the printing and mailing of a joint proxy statement (including SEC filing fees); and

     - all transfer taxes.

AMENDMENT

     At any time before or after approval of the matters presented in connection with the combination by our respective shareholders, the merger agreement may be amended or supplemented in writing by Phelps Dodge and Asarco with respect to any terms; provided, however, that following approval by Asarco stockholders there shall be no amendment or change to the provisions relating to the Merger Consideration or make any other change not permitted under applicable law without further approval by the Asarco stockholders.

APPRAISAL RIGHTS

     Asarco shareholders will not have appraisal rights in connection with the combination. See "Comparison of Rights of Holders of Phelps Dodge Shares and Asarco Shares -- Comparison of Certain Statutory Provisions" on page 108.

WAIVER

     At any time prior to the effective time, the merger agreement permits either of us in writing to:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

                          MARKET PRICES AND DIVIDENDS

     The Phelps Dodge common shares are listed and principally traded on the NYSE under the symbol "PD". The Asarco common shares are listed and principally traded on the NYSE under the symbol "AR". The Cyprus Amax common shares are listed and principally traded on the NYSE under the symbol "CYM". The following table sets forth, for the periods indicated, (1) the high and low last reported prices per Phelps Dodge share, Asarco share and Cyprus Amax share, in each case as reported on the New York Stock Exchange Composite Transaction Tape; and (2) the cash dividends per Phelps Dodge share, Asarco share and Cyprus Amax share.

                                 PHELPS DODGE COMMON STOCK                  ASARCO COMMON STOCK
                             ----------------------------------     -----------------------------------
                             HIGH          LOW         DIVIDEND     HIGH          LOW          DIVIDEND
                             ----          ---         --------     ----          ---          --------
1997
First Quarter..............  $79           $68          $0.50       $32 1/2       $25 1/8       $0.20
Second Quarter.............   89 5/8        70 1/4       0.50        32 1/2        26 1/8        0.20
Third Quarter..............   87 15/16      75 1/16      0.50        34            30            0.20
Fourth Quarter.............   79 13/16      59 7/8       0.50        31 7/8        21 3/4        0.20
1998
First Quarter..............  $69 1/4       $58 1/16     $0.50       $26 3/4       $20 1/2       $0.20
Second Quarter.............   71 3/4        56 1/8       0.50        27 13/16      21 3/8        0.20
Third Quarter..............   62 9/16       43 7/8       0.50        24            15 7/16       0.20
Fourth Quarter.............   61 3/4        49 9/16      0.50        23            14 7/8        0.10
1999
First Quarter..............  $61 5/16      $41 7/8      $0.50       $18 3/8       $13 11/16     $0.05
Second Quarter.............   70 5/8        48 7/8       0.50        19 1/4        13 7/16       0.05
Third Quarter..............   66 3/4        55 1/16      0.50        27 7/16       17 1/2        0.05
Fourth Quarter (through
  October 6)...............   54 3/8        53 1/16                  26 7/8        26 3/4

                                  CYPRUS AMAX COMMON STOCK
                             -----------------------------------
                             HIGH          LOW          DIVIDEND
                             ----          ---          --------
1997
First Quarter..............  $24 7/8       $21 1/4       $0.20
Second Quarter.............   26 3/8        21 5/8        0.20
Third Quarter..............   26 13/16      22 3/8        0.20
Fourth Quarter.............   25            14 7/16       0.20
1998
First Quarter..............  $17 7/8       $14           $0.20
Second Quarter.............   17 7/8        13            0.20
Third Quarter..............   13 13/16       9 3/16       0.20
Fourth Quarter.............   14 3/8         9            0.20
1999
First Quarter..............  $13 1/8       $ 9 3/8       $0.20
Second Quarter.............   16 1/16       11 3/8        0.05
Third Quarter..............   19 5/8        12 7/8        0.05
Fourth Quarter (through
  October 6)...............   19 3/8        18 1/8

     On August 19, 1999, the last full trading day before Phelps Dodge publicly announced its proposal to combine with Asarco and Cyprus Amax, the last reported closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were $58 9/16, $18 7/16 and $14 1/2, respectively. On October 5, 1999, the most recent practicable date prior to the filing of this prospectus, the last reported closing prices per Phelps Dodge common share, Asarco common share and Cyprus Amax common share were $53 9/16, $26 3/4 and $19 3/16, respectively. We urge you to obtain current market quotations before making any decision with respect to our offer.

     On August 19, 1999, the last full trading day before Phelps Dodge publicly announced its proposal to combine with Asarco and Cyprus Amax, the closing prices per Asarco common share and Cyprus Amax common share on an equivalent share basis (based on 0.25133120 Phelps Dodge common shares plus $14.75 in cash for each Asarco common share and 0.2203 Phelps Dodge common shares plus $7.61176875 in cash for each Cyprus Amax common share) were as follows:

Asarco......................................................  $29.47
Cyprus Amax.................................................  $20.51

                            PHELPS DODGE CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Phelps Dodge for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the selected audited financial data of Phelps Dodge contained in Phelps Dodge's Annual Report on Form 10-K for the year ended December 31, 1998 and from the unaudited financial statements of Phelps Dodge contained in Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1999, which are incorporated by reference herein, and from Phelps Dodge's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page vi. You should read this summary together with these financial statements and their accompanying notes.

                                        AT OR FOR THE
                                          SIX MONTHS
                                        ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                       ----------------    ----------------------------------------------
                                        1999      1998      1998      1997      1996      1995      1994
                                       ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Sales................................  $1,354    $1,593    $3,063    $3,914    $3,787    $4,185    $3,289
Operating income (loss)..............     (27)(a)    348(b)    423(c)    611(d)    713(e)  1,101(f)    400(g)
Earnings (loss) before minority
  interests..........................     (61)      208       199       414       478       760       279
Minority interests...................      --        (4)       (8)       (5)      (16)      (13)       (8)
Net earnings (loss)..................     (61)      204       191       409       462       747       271
Net earnings (loss) per Common Share:
    -- Basic.........................  $(1.04)   $ 3.49    $ 3.28    $ 6.68    $ 7.02    $10.72    $ 3.84
    -- Diluted.......................  $(1.04)   $ 3.48    $ 3.26    $ 6.63    $ 6.98    $10.66    $ 3.82
Cash dividend per Common Share.......  $ 1.00    $ 1.00    $ 2.00    $ 2.00    $ 1.95    $ 1.80    $ 1.69
BALANCE SHEET DATA
Cash and marketable securities.......  $  144    $  336    $  222    $  158    $  470    $  609    $  287
Working capital......................     196       516       329       350       736       950       558
Total assets.........................   4,902     5,061     5,037     4,965     4,816     4,646     4,134
Stockholders' Equity.................   2,373     2,621     2,587     2,510     2,756     2,678     2,188
OTHER FINANCIAL DATA
Book value per common share..........  $40.91    $44.66    $44.68    $42.81    $42.59    $39.04    $30.95
Debt as a % of capitalization(h).....   30.5%     26.6%     27.6%     27.7%     18.8%     20.2%     23.6%
Cash provided from operating
  activities.........................  $   46    $  109    $  378    $  765    $  838    $  959    $  543

------------
(a) Includes non-recurring restructuring charges of $83.0.

(b) Includes before-tax gain of $186.1 from the disposition of a 90 percent interest in Accuride Corporation.

(c) Includes before-tax gain of $198.7 from the disposition of the 100 percent interest in Accuride Corporation and a non-recurring, before-tax provision of $7.8 for curtailments and indefinite closures primarily at Phelps Dodge Mining Company.

(d) Includes $45.9 charge primarily for additional provisions of $23.0 for estimated future costs associated with environmental matters and $19.1 for a voluntary early retirement program.

(e) Includes reclamation reserves of $10.0 for the court-ordered rescission of a 1986 sale of property in Maspeth, New York, by the Corporation to the United States Postal Service.

(f) Includes before-tax gain of $26.8 from the disposition of a Phelps Dodge Industries' operating facility.

(g) Includes $98.7 charge for environmental costs and a before-tax loss of $59.0 for the disposition of certain operating facilities and mining properties.

(h) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                              ASARCO INCORPORATED
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Asarco for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Asarco's Annual Report on Form 10-K for the year ended December 31, 1998, Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Asarco's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page vi.

                                       AT OR FOR THE
                                         SIX MONTHS
                                       ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                      ----------------              ---------------------------
                                       1999      1998      1998      1997      1996     1995(F)     1994
                                      ------    ------    ------    ------    ------    -------    ------
                                                    (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Sales...............................  $  966    $1,186    $2,233    $2,721    $2,717    $ 3,198    $2,032
Operating income (loss).............     (49)      (33)     (118)(a)    275(b)    303(d)     487(g)     18(h)
Earnings (loss) before minority
  interests.........................     (52)      (31)     (104)      234       226        299        65
Minority interests..................      (4)      (15)      (27)      (91)      (88)      (130)       (1)
Net earnings (loss).................     (56)      (46)     (131)      143(c)    138(e)     169        64(i)
Earnings (loss) per Common Share:
  Net earnings (loss) --
  Basic.............................  $(1.42)   $(1.17)   $(3.29)   $ 3.42    $ 3.24    $  4.00    $ 1.53
  Net earnings (loss) --
  Diluted...........................  $(1.42)   $(1.17)   $(3.29)   $ 3.42    $ 3.23    $  3.98    $ 1.52
Cash Dividend per Common Share......  $ 0.10    $ 0.40    $ 0.70    $ 0.80    $ 0.80    $  0.70    $ 0.40
BALANCE SHEET DATA
Cash and marketable securities......  $  156    $  285    $  216    $  416    $  193    $   281    $   18
Working capital.....................     335       502       502       726       511        565       282
Total assets........................   3,977     4,020     4,024     4,110     4,120      4,327     3,291
Inventories -- replacement cost in
  excess of LIFO inventory costs....      80        78        74        86       115        137       143
Stockholders' Equity................   1,459     1,623     1,525     1,694     1,737      1,707     1,517
OTHER FINANCIAL DATA
Book value per common share.........  $36.68    $40.92    $38.45    $42.71    $40.56     $40.11    $36.04
Debt as a % of capitalization (j)...   34.8%     30.0%     33.7%     28.3%     26.7%      34.1%     38.1%
Debt as a % of capitalization, net
  of excess cash (j)................   32.4%     24.3%     30.0%     20.2%     24.1%      32.1%     38.1%
Cash provided from (used for)
  operating activities..............  $   74    $   65    $   62    $  321    $  267    $   489    $  (10)

------------
(a) Includes charges of $20.0 to reflect the effect of the sale of Asarco's Missouri Lead Division and $10.0 related to Southern Peru Copper Corporation's $30.0 cost reduction program. Includes charges of $9.5 for the three year suspension of operations at Asarco's copper smelter in El Paso, Texas, $9.8 to write down the book value and provide for the closure costs of Asarco's Black Cloud lead-zinc mine in Leadville, Colorado, $10.9 for the transfer of Southern Peru Copper Corporation's ownership of the Ilo townsite to its worker occupants and the city of Ilo, Peru and $7.7 to increase reserves for certain employee benefit plans and for severance and other costs related to Asarco's cost reduction program. Includes a charge of $33.2 ($54 in charges offset by $20.8 in anticipated insurance and other recoveries) to increase reserves for closed plants and environmental matters.

(b) Environmental charges of $22.1 in 1997, include charges of $30.0 offset entirely by anticipated insurance recoveries.

(c) Includes a $47.6 after-tax gain ($73.3 pre-tax) from the sale of shares of Grupo Mexico, S.A. de C.V.

(d) Includes a $15.0 charge ($67.7 in charges offset by $52.7 in insurance settlements and other recoveries) for closed plant and environmental matters.
                                              (footnotes continued on next page)

(e) Includes a $39.0 after-tax gain ($60.1 pre-tax) from the sale of Asarco's remaining interest in MIM and a $7.2 after-tax gain ($11.1 pre-tax) from the sale of a 25% interest in Asarco's Silver Bell project.

(f) On April 5, 1995, ASARCO acquired an additional 10.7% interest in Southern Peru Copper Corporation for $116.4 increasing its ownership from 52.3% to 63%. The additional shares acquired enabled Asarco to elect a majority of the directors of Southern Peru Copper Corporation. As a result, Asarco has consolidated Southern Peru Copper Corporation in its financial statements based on its 52.3% ownership, effective January 1, 1995, and 63% ownership, effective April 5, 1995. Asarco previously accounted for its investment in Southern Peru Copper Corporation by the equity method. As of June 30, 1999, Asarco's ownership interest in Southern Peru Copper Corporation was 54.3%.

(g) Includes a $139.4 charge to add to Asarco's reserve for closed plant and environmental matters, to provide for asset impairments and plant closures and to write down certain in-process inventory to net realizable value.

(h) Includes a $65.5 pre-tax charge to add to Asarco's reserve for closed plant and environmental matters.

(i) Includes a $31.9 after-tax gain ($58.5 pre-tax) from the sale of Asarco's remaining interest in Asarco Australia Limited.

(j) Total capitalization includes Debt, Minority Interest and Stockholders' Equity.

                          CYPRUS AMAX MINERALS COMPANY
                       SELECTED HISTORICAL FINANCIAL DATA

     The following is a summary of selected consolidated financial data of Cyprus Amax for each of the years in the five-year period ended December 31, 1998 and the six-month periods ended June 30, 1999 and 1998. This information is derived from the Form S-4 Registration Statement filed by Asarco Cyprus Incorporated in connection with the proposed Asarco-Cyprus Amax merger. This information is only a summary and should be read together with the financial statements and accompanying notes contained in Cyprus Amax's Annual Report on Form 10-K for the year ended December 31, 1998, Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1999 and Cyprus Amax's Quarterly Report on Form 10-Q for the period ended June 30, 1998. See "Where You Can Find More Information" on page vi.

                                        AT OR FOR THE
                                          SIX MONTHS
                                        ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                       ----------------    ----------------------------------------------
                                        1999      1998      1998      1997      1996      1995      1994
                                       ------    ------    ------    ------    ------    ------    ------
                                                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA(a)
Revenue..............................  $  561    $  870    $1,661    $1,978    $1,584    $1,908    $1,540
Operating income (loss)..............     (13)       18        52       249        63       485       202
Income (loss) from Continuing
  Operations(b)......................     (77)      (53)     (134)       89        15       367       104
Net Income (loss)(c).................     (74)      (32)      (75)       69        77       124       175
Earnings (loss) per Common Share:
  Income (loss) from Continuing
    Operations(b)....................  $(0.95)   $(0.67)   $(1.65)   $ 0.76    $(0.04)   $ 3.75    $ 0.92
  Net earnings (loss)(c).............  $(0.92)   $(0.44)   $(1.02)   $  .54    $ 0.62    $ 1.13    $ 1.69
Cash Dividend per Common Share.......  $ 0.25    $ 0.40    $ 0.80    $ 0.80    $ 0.80    $ 0.80    $ 0.90
BALANCE SHEET DATA
Cash and Cash Equivalents............  $1,275    $  180    $  353    $  250    $  193    $  191    $  139
Working capital......................     970       232       250       297       304       292       423
Total assets.........................   4,746     5,441     5,341     6,459     6,786     6,196     5,407
Long-Term Debt and Capital Lease
  Obligations........................   1,525     1,791     1,718     2,202     2,554     1,877     1,391
Stockholders' Equity.................   2,059     2,264     2,157     2,330     2,360     2,365     2,329
OTHER FINANCIAL DATA
Book Value Per Common Share..........  $20.17    $22.21    $21.32    $22.99    $23.43    $23.62    $23.39
Long-Term Debt/Total
  Capitalization(d)..................   42.3%     43.8%     43.9%     46.9%     50.4%     42.6%     37.4%
Net Long-Term Debt/Total
  Capitalization(d)(e)...............   10.7%     41.2%     38.4%     44.0%     48.4%     40.0%     34.9%
Cash Provided by Operating
  Activities.........................  $   47    $  129    $  237    $  481    $  440    $  675    $  110

---------------
(a) The Cyprus Amax historical consolidated income statement data has been restated to reflect the Domestic Coal Division as a Discontinued Operation due to its sale effective June 30, 1999.

(b) Income (loss) from Continuing Operations reflects net after-tax copper charges of $94 for environmental remediation liabilities and write-downs, net after-tax gains of $123 from the sale of the lithium business, an Oakbridge coal mine in Australia, and real estate, a net after-tax charge of $22 for legal settlements, a net after-tax charge of $37 for Cyprus Amax's share of the Kinross asset impairment and the sale by Kinross of the pre-merger Amax Gold hedging portfolio, and an after-tax charge of $4 for various special items in 1998; an after-tax charge of $13 for the write-down of Oakbridge's Clarence mine in Australia, favorable tax adjustments of $38, an after-tax gain of $19 on the sale of Kubaka to Amax Gold, and an after-tax charge of $5 for the costs of redeeming the 9 7/8% Notes in 1997; an after-tax charge of $74 for environmental remediation liabilities, costs to temporarily close a copper mine, the write-down of the net assets of the Guanaco gold mine, and an unrelated favorable tax adjustment for Amax Gold in 1996; an after-tax charge of $4 to write-down assets of an Oakbridge mine in Australia in 1995; and an after-tax gain of $21 for various special items in 1994.

                                              (footnotes continued on next page)

(c) Discontinued Operations for the six months ended June 30, 1999 included earnings from the domestic coal business of $16 after-tax and a $13 after-tax loss on the sale of the coal assets. In addition, for the six months ended June 30, 1998 and for the years 1994 through 1998, the results have been restated to reflect the Domestic Coal Division as a discontinued operation. Discontinued Operations included for the six months ended 1998 after-tax earnings of $21; after-tax earnings of $59 that reflects a loss on the sale of certain eastern and midwestern coal properties of $12 and favorable legal settlements of $5 for 1998; after-tax loss of $20 that reflects charges of $66 for write-downs for 1997; after-tax earnings of $62 for 1996; after-tax loss of $243 that reflects a charge of $334 for the write-down of certain coal assets and provisions for associated liabilities for 1995; and after-tax earnings of $62 that reflects a write-down of $8 for the Orchard Valley mine for 1994. Also in 1994 Discontinued Operations included income from the Oil and Gas business for the first quarter of 1994 of $7 after-tax and a $2 after-tax gain on the sale of Cyprus Amax-owned oil and gas assets.

(d) Total Capitalization includes Debt, Minority Interest and Stockholders' Equity.

(e) Net Long-Term Debt includes Long-term debt less Cash and Cash Equivalents.

                                  PHELPS DODGE

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents historical per common share information for Phelps Dodge and Asarco, and the pro forma and equivalent pro forma per common share data giving effect to the combination of Phelps Dodge and Asarco and Phelps Dodge, Asarco and Cyprus Amax, for the six months ended June 30, 1999 and the year ended December 31, 1998. The pro forma combined per share information does not purport to represent what the combined financial position or results of operations would actually have been if the combinations had occurred at January 1, 1998, nor are they necessarily indicative of Phelps Dodge's future consolidated results of operations or financial position. The information tabled below should be read in conjunction with the historical financial statements of the combining corporations incorporated by reference in this Registration Statement, the "Selected Historical Financial Data" of Phelps Dodge, Asarco and Cyprus Amax on pages 74 through 78, and the "Unaudited Pro Forma Combined Financial Information" on page 81.

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
Per common share
  Historical:
     Phelps Dodge
       Book value(1).....................................     $40.91             $44.68
       Net income(loss)
          Basic..........................................      (0.98)              3.28
          Diluted........................................      (0.98)              3.26
       Cash dividends....................................       1.00               2.00
     Asarco
       Book value(1).....................................      36.68              38.45
       Net income(loss)
          Basic..........................................      (1.42)             (3.29)
          Diluted........................................      (1.42)             (3.29)
       Cash dividends....................................       0.10               0.70
  Pro forma:
     Combined Phelps Dodge and Asarco
       Book value(1).....................................      44.97              49.07
       Income(loss) from continuing operations
          Basic..........................................      (1.70)              0.86
          Diluted........................................      (1.70)              0.86
       Cash dividends(2).................................       1.00               2.00
     Asarco Equivalent(3)
       Book value(1).....................................      22.60              24.67
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.85)              0.43
       Cash dividends....................................       0.50               1.01
     Combined Phelps Dodge, Asarco and Cyprus Amax
       Book value(1).....................................      47.28              51.63
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (2.15)             (1.08)
       Cash dividends(2).................................       1.00               2.00

                                                        (footnotes on next page)

                                                            SIX MONTHS
                                                               ENDED           YEAR ENDED
                                                           JUNE 30, 1999    DECEMBER 31, 1998
                                                           -------------    -----------------
     Asarco Equivalent(3)
       Book value(1).....................................      23.77              25.95
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (1.08)             (0.54)
       Cash dividends....................................       0.50               1.01
     Cyprus Amax Equivalent(3)
       Book value(1).....................................      16.55              18.07
       Income(loss) from continuing operations--Basic and
          Diluted........................................      (0.75)             (0.38)
       Cash dividends....................................       0.35               0.70

---------------
(1) Book value per share is determined as at June 30, 1999 and December 31, 1998.

(2) Pro forma combined cash dividends per share of Phelps Dodge common stock reflect Phelps Dodge's historical dividend rate per share declared in the periods presented.

(3) Pro forma combined equivalent per share of Asarco and Cyprus Amax common stocks reflects the pro forma combined per share of Phelps Dodge's common stock amount multiplied by the exchange ratio of 0.50266 and 0.3500 shares of Phelps Dodge stock for each share of Asarco and Cyprus Amax, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The Unaudited Pro Forma Combined Financial Information of Phelps Dodge presented following is derived from the historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax. The Unaudited Pro Forma Combined Financial Information is presented under two separate scenarios (collectively the "Transactions"): (i) the acquisition by Phelps Dodge of Asarco; and (ii) the acquisition by Phelps Dodge of Asarco and Cyprus Amax. The acquisitions of Asarco and Cyprus Amax are not dependent upon each other. Under each of the scenarios, the Unaudited Pro Forma Combined Financial Information is prepared using the purchase method of accounting, with Phelps Dodge treated as the acquirer and as if the transactions had been completed as of January 1, 1998, for statement of operations purposes and on June 30, 1999, for balance sheet purposes.

     For a summary of the proposed business combinations, see "The Offer" beginning on page 44 of this prospectus.

     The Unaudited Pro Forma Combined Financial Information is based upon the historical financial statements of Phelps Dodge, Asarco and Cyprus Amax adjusted to give effect to the proposed business combinations. The pro forma assumptions and adjustments for each transaction scenario are described in the accompanying notes presented on the following pages. The assumptions and related pro forma adjustments have been developed from information available to Phelps Dodge from the December 31, 1998, Form 10-K filings and June 30, 1999, Form 10-Q filings of Asarco and Cyprus Amax, the Form 8-K filing dated June 30, 1999 of Cyprus Amax, the merger agreement with Cyprus Amax dated September 30, 1999 ("Cyprus Merger Agreement") and the merger agreement with Asarco dated October 5, 1999 ("Asarco Merger Agreement"). Such pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge.

     Phelps Dodge also has reviewed the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999, in connection with the proposed merger of Asarco and Cyprus Amax. Their filing included unaudited pro forma combined financial information for Asarco and Cyprus Amax as if the merger had occurred at specific assumed dates. Certain pro forma adjustments that Phelps Dodge noted in reviewing this unaudited pro forma combined financial information have not been incorporated in the accompanying Unaudited Pro Forma Combined Financial Information because information necessary to make or assess such adjustments is not available to Phelps Dodge.

     Phelps Dodge has agreed to combine its business with Cyprus Amax pursuant to the Cyprus Merger Agreement. Phelps Dodge has agreed to combine its business with Asarco pursuant to the Asarco Merger Agreement. Phelps Dodge has not had access to additional proprietary and confidential corporate financial and other information of Asarco and Cyprus Amax and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide Phelps Dodge with additional information that could materially affect the purchase price paid for the acquisition of Asarco and/or Cyprus Amax, the purchase price allocation and, accordingly, the assumptions and pro forma adjustments. Identified factors which may have a significant impact on the basis and results of the combinations are described in Note 2 of the accompanying notes to the Unaudited Pro Forma Combined Balance Sheet and Combined Statements of Operations for each scenario.

     Furthermore, the ultimate determination of the purchase price paid for the acquisition of Cyprus Amax and Asarco may change significantly from the current estimate. For the purpose of this Unaudited Pro Forma Combined Financial Information, the purchase price has been estimated based upon the market price of $53.5625 for each Phelps Dodge common share, that being the closing market price at October 5, 1999. The final purchase price will be based largely upon the average market price of Phelps Dodge common stock at the earlier of the dates the combinations are announced or consummated between Phelps Dodge, Asarco and Cyprus Amax. As a result of these uncertainties, the final determination and allocation of purchase price may differ from the amounts assumed in this Unaudited Pro Forma Combined Financial Information and those differences may be material.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the acquisitions of Asarco and/or Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     The Unaudited Pro Forma Combined Financial Information does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Transactions and does not contemplate the liabilities that may be incurred in any related restructurings. Phelps Dodge estimated consolidated annual cash cost savings of at least $200 million as a result of synergies, reduced overhead costs and other actions resulting from the combination of all three companies. Phelps Dodge believes that the Transactions and the resulting activities would yield substantial cash cost savings of at least $75 million beyond those that can be realized by Asarco Cyprus Incorporated which were estimated to be $125 million in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed on August 20, 1999. There is no assurance that these cost savings can or will be realized. Also, the Unaudited Pro Forma Combined Financial Information does not reflect the impact of any potential sale of acquired assets.

     This Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Phelps Dodge, Asarco and Cyprus Amax that are incorporated by reference in this Registration Statement. You should not rely on the Unaudited Pro Forma Combined Financial Information as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of Phelps Dodge after the completion of such transactions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                               HISTORICAL
                                   -----------------------------------    PRO FORMA      PRO FORMA
                                   PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS     COMBINED
                                   ------------   ------   -----------   -----------     ---------
Sales and other operating
  revenues.......................     $1,354        966        561             --          2,881
                                      ------      -----        ---         ------          -----
Operating costs and expenses
  Cost of products sold..........      1,073        855        428             --          2,356
  Depreciation, depletion and
     amortization................        144         73        104            (21)(I)        300
  Selling and general
     administrative expense......         60         72         34             --            166
  Exploration and research
     expense.....................         21         11          8             --             40
  Non-recurring charges and
     provision for asset
     dispositions*...............         83          4         --             --             87
                                      ------      -----        ---         ------          -----
                                       1,381      1,015        574            (21)         2,949
                                      ------      -----        ---         ------          -----
Operating income (loss)..........        (27)       (49)       (13)            21            (68)
  Interest expense...............        (48)       (38)       (69)           (13)(E)
                                                                               (4)(A)
                                                                               (3)(K)       (175)
  Capitalized interest...........         --         --          2              4(A)           6
  Miscellaneous income and
     expense, net................         (7)        10        (11)            (1)(J)
                                                                                6(A)          (3)
                                      ------      -----        ---         ------          -----
Income (loss) before taxes,
  minority interests and equity
  in net earnings of affiliated
  companies......................        (82)       (77)       (91)            10           (240)
  Provision for taxes on
     income......................         19         25         14             (1)(A)
                                                                               (4)(F)         53
  Minority interests in
     consolidated subsidiaries...          1         (4)        --              1(J)          (2)
  Equity in net earnings (losses)
     of affiliated companies.....          5         --         --             (5)(A)         --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations.....................        (57)       (56)       (77)             1           (189)
  Preferred stock dividends......         --         --         (9)             9(E)          --
                                      ------      -----        ---         ------          -----
Income (loss) from continuing
  operations applicable to common
  shares.........................     $  (57)       (56)       (86)            10           (189)
                                      ======      =====        ===         ======          =====
Net earnings (loss) per share
  Basic..........................     $(0.98)                                              (2.15)
  Diluted........................     $(0.98)                                              (2.15)
Weighted average shares
  outstanding
  Basic..........................       57.8                                                87.8
  Diluted........................       57.8                                                87.8

------------
* See historical financial statements incorporated by reference in this prospectus for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                 HISTORICAL
                                     -----------------------------------    PRO FORMA     PRO FORMA
                                     PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS    COMBINED
                                     ------------   ------   -----------   -----------    ---------
Sales and other operating
  revenues.........................     $3,064      2,233       1,660           (218)(A)    6,739
                                        ------      -----       -----        -------       ------
Operating costs and expenses
  Cost of products sold............      2,361      1,963       1,087           (200)(A)    5,211
  Depreciation, depletion and
    amortization...................        293        145         254             (7)(A)
                                                                                 (43)(I)      642
  Selling and general
    administrative expense.........        123        144         105             --          372
  Exploration and research
    expense........................         55         27          45             --          127
  Non-recurring charges and
    provision for asset
    dispositions*..................       (191)        72         118             --           (1)
                                        ------      -----       -----        -------       ------
                                         2,641      2,351       1,609           (250)       6,351
                                        ------      -----       -----        -------       ------
Operating income (loss)............        423       (118)         51             32          388
  Interest expense.................        (97)       (68)       (157)           (28)(E)
                                                                                 (13)(A)
                                                                                  (5)(K)     (368)
  Capitalized interest.............          2         --           2             13(A)        17
  Miscellaneous income and expense,
    net............................          9         29          17             (6)(J)
                                                                                  (4)(A)       45
                                        ------      -----       -----        -------       ------
Income (loss) before taxes,
  minority interests and equity in
  net earnings of affiliated
  companies........................        337       (157)        (87)           (11)          82
  Provision for taxes on income....       (134)        53         (11)            (6)(F)      (98)
  Minority interests in
    consolidated subsidiaries......         (8)       (27)          1              8(J)       (26)
  Equity in net earnings (losses)
    of affiliated companies........         (4)        --         (53)             4(A)       (53)
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations.......................        191       (131)       (150)            (5)         (95)
  Preferred stock dividends........         --         --         (19)            19(E)        --
                                        ------      -----       -----        -------       ------
Income (loss) from continuing
  operations applicable to common
  shares...........................     $  191       (131)       (169)            14          (95)
                                        ======      =====       =====        =======       ======
Net earnings (loss) per share
  Basic............................     $ 3.28                                              (1.08)
  Diluted..........................     $ 3.26                                              (1.08)
Weighted average shares outstanding
  Basic............................       58.2                                               88.2
  Diluted..........................       58.5                                               88.2
                                                                                           ------

------------
* See historical financial statements incorporated by reference in this prospectus for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                 PHELPS DODGE, ASARCO AND CYPRUS AMAX COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                        HISTORICAL
                                            -----------------------------------    PRO FORMA    PRO FORMA
                                            PHELPS DODGE   ASARCO   CYPRUS AMAX   ADJUSTMENTS   COMBINED
                                            ------------   ------   -----------   -----------   ---------
ASSETS
  Cash and cash equivalents...............     $  144        125       1,275        (1,280)(B)
                                                                                       114(E)
                                                                                       (41)(B)
                                                                                       (30)(C)
                                                                                        (7)(E)      300
  Accounts receivable, net................        396        404          37            --          837
  Inventories.............................        263        305         239          (127)(A)
                                                                                        84(D)       764
  Supplies................................        104         --          55           127(A)       286
  Prepaid expenses and other assets.......         15        135          74             5(D)
                                                                                       (33)(A)      196
  Deferred income taxes...................         45         --          32            33(A)       110
                                               ------      -----       -----        ------       ------
    Current assets........................        967        969       1,712        (1,155)       2,493
  Investments and long-term accounts
    receivable............................         95        190         328            29(D)
                                                                                       (13)(J)
                                                                                         9(A)       638
  Property, plant and equipment, net......      3,501      2,592       2,546          (539)(D)    8,100
  Other assets and deferred charges.......        339        226         160            (9)(A)
                                                                                        41(B)
                                                                                         7(E)       764
                                               ------      -----       -----        ------       ------
         Total Assets.....................     $4,902      3,977       4,746        (1,630)      11,995
                                               ======      =====       =====        ======       ======
LIABILITIES
  Short-term debt.........................     $  214         16         249            --          479
  Current portion of long-term debt.......         62         31          79            --          172
  Accounts payable and accrued expenses...        456        496         324            74(L)     1,350
  Dividends payable.......................         29         --           9            --           38
  Accrued income taxes....................         11         90          81            --          182
                                               ------      -----       -----        ------       ------
  Current liabilities.....................        772        633         742            74        2,221
  Long-term debt..........................        801      1,017       1,499           358(E)
                                                                                       (95)(D)    3,580
  Deferred income taxes...................        493         28          14          (141)(F)      394
  Other liabilities and deferred
    credits...............................        376        306         412            52(D)     1,146
                                               ------      -----       -----        ------       ------
                                                2,442      1,984       2,667           248        7,341
                                               ------      -----       -----        ------       ------
Minority interests in consolidated
  subsidiaries............................         86        534          20          (147)(J)      493
                                               ------      -----       -----        ------       ------
Shareholders' equity
  Common shares...........................        362        525           1          (526)(H)
                                                                                       188(G)       550
  Treasury shares.........................         --         --         (86)           86(A)        --
  Preferred shares........................         --         --           5            (5)(E)       --
  Capital in excess of par value..........          5         --       2,912           (86)(A)
                                                                                        43(B)
                                                                                    (2,826)(H)
                                                                                     1,422(G)     1,470
  Retained earnings.......................      2,198        949        (768)          134(J)
                                                                                      (181)(H)    2,332
  Accumulated other comprehensive income
    (loss)................................       (183)       (15)         (5)           20(H)      (183)
  Other...................................         (8)        --          --            --           (8)
                                               ------      -----       -----        ------       ------
         Total Shareholders' Equity.......      2,374      1,459       2,059        (1,731)       4,161
                                               ------      -----       -----        ------       ------
         Total Liabilities and
           Shareholders' Equity...........     $4,902      3,977       4,746        (1,630)      11,995
                                               ======      =====       =====        ======       ======

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge, Asarco and Cyprus Amax incorporated by reference into this prospectus. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 67 of this prospectus.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge, the Asarco Merger Agreement and the Cyprus Merger Agreement. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco and Cyprus Amax.

2.  THE OFFER

     Phelps Dodge is proposing a three-way business combination of Phelps Dodge, Asarco and Cyprus Amax through separate offerings to exchange all the issued and outstanding Asarco and Cyprus Amax common shares for a combination of Phelps Dodge common shares and cash. See "The Offer" on page 38 of this prospectus.

     Phelps Dodge is offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed. Separately, Phelps Dodge is offering to exchange $7.611766875 net in cash plus 0.2203 shares of Phelps Dodge common stock for each outstanding common share of Cyprus Amax, on a fully prorated basis. Cyprus Amax shareholders may elect to receive either $20.54 in cash or 0.3500 shares of Phelps Dodge common stock for each Cyprus Amax common share that is validly tendered and not properly withdrawn, subject to proration.

     The funds for the cash consideration in connection with the exchange of all Asarco and Cyprus Amax common shares outstanding are expected to be obtained from cash on hand, from borrowings under Phelps Dodge's existing revolving credit facility, and from a bridge financing revolving credit facility for which Phelps Dodge has obtained a letter of commitment from Citibank, N.A. The existing revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings up to $1 billion and a termination 364 days after it is established. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisitions of Asarco and Cyprus Amax.

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The transactions would be accounted for under the purchase method. The purchase price for the business combinations is estimated as follows (dollars in millions and shares in thousands except per share data):

                                                         ASARCO      CYPRUS AMAX    COMBINED
                                                       ----------    -----------    --------
Common shares outstanding (as reported in Cyprus
  Merger Agreement and the Asarco Merger
  Agreement).........................................      39,921      90,867
Exchange offer ratio of Phelps Dodge common shares
  for each common share..............................  0.25133120      0.2203
Phelps Dodge common shares to be issued..............      10,032      20,018         30,050
Closing market price of each Phelps Dodge common
  share on October 5, 1999...........................                               $53.5625
                                                                                    ========
Fair value of Phelps Dodge common shares issued,
  comprising par value of $188 ($6.25 per share) and
  capital in excess of par of $1,422.................                               $  1,610
Cash consideration of $14.75 for each Asarco common
  share and $7.61176875 for each Cyprus Amax common
  share..............................................                                  1,280
Redemption of Cyprus Amax Series A Preferred Stock
  (Note 3E)..........................................                                    244
Estimated fair value of Cyprus Amax outstanding
  options (as reported in the Cyprus Merger
  Agreement).........................................                                     30
Estimated fair value of Asarco outstanding options
  (as reported in the Asarco Merger Agreement).......                                     13
Estimated transaction costs..........................                                     30
                                                                                    --------
Purchase price.......................................                               $  3,207
                                                                                    ========

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco and Cyprus Amax common shares.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combinations of Phelps Dodge, Asarco and Cyprus Amax as if such combinations occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combinations with Asarco and Cyprus Amax occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings, which Phelps Dodge estimated will be at least $200 million annually, are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 60 through 64 for a summary of non-recurring items and special charges).

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

          (A) Reclassifications have been made to the Asarco and Cyprus Amax historical consolidated financial information to conform to Phelps Dodge's presentation. The historical financial information of Cyprus Amax excludes the results of operations and assets of its discontinued Coal segment as reported for 1998 operations in Cyprus Amax's Form 8-K dated June 30, 1999, and as reported as of and for the six months ended June 30, 1999, in its Form 10-Q filing for such period. Cyprus Amax's historical financial information for the year ended December 31, 1998, also has been adjusted to exclude the identifiable results of recurring operations of its Lithium segment which was sold in October 1998.

                               BALANCE SHEET      SIX MONTHS       YEAR ENDED
                                AT JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
      (IN $ MILLIONS):             1999              1999             1998
-----------------------------  -------------    --------------    ------------
Asarco reclassification
  adjustments:
  Inventories................      (127)
  Supplies...................       127
  Deferred income taxes
     (current asset).........        33
  Prepaid expenses and other
     assets..................       (33)
  Miscellaneous income and
     expense, net............                         (2)               (4)
  Equity in net earnings of
     affiliated companies....                          2                 4
  Interest expense...........                          4                13
  Capitalized interest.......                         (4)              (13)
Cyprus Amax reclassification
  adjustments:
  Investments and notes
     receivable..............         9
  Other assets and deferred
     charges.................        (9)
  Treasury shares............        86
  Capital in excess of par
     value...................       (86)
  Miscellaneous income and
     expense, net............                          8
  Provision for taxes on
     income..................                         (1)
  Equity in net earnings
     (losses) of affiliated
     companies...............                         (7)
Elimination of recurring
  results from the disposed
  Cyprus Amax Lithium
     segment:
  Sales and other revenues...                                         (218)
  Cost of products sold
     (derived)...............                                         (200)
  Depreciation, depletion and
     amortization expense....                                           (7)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $1,280 million, the estimated fair value of outstanding stock options of $13 million and $30 million for

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Asarco and Cyprus Amax, respectively, and the funding of certain Cyprus Amax employee benefits of $41 million.

          (C) Phelps Dodge estimates it will incur approximately $30 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combinations are consummated, they will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco and Cyprus Amax would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and Cyprus Amax and has not performed its due diligence necessary to determine the fair value of their assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco and Cyprus Amax. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's and Cyprus Amax's assets acquired over the estimated purchase price has been allocated as a reduction of their combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of the three companies. Phelps Dodge has not developed formal plans for combining the three operations. Accordingly, additional liabilities may be incurred in connection with the business combinations and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

     The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in Cyprus
  Amax's June 30, 1999, Form 10-Q and the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $   95
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $   29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q and in
  Cyprus Amax's December 31, 1998, Form 10-K)...............  $   84
Excess projected benefit obligation over the fair value of
  pension plan assets (as reported in Cyprus Amax's December
  31, 1998, Form 10-K, comprising a $5 million reduction of
  prepaid expenses and other assets and a $52 million
  increase in other liabilities and deferred credits).......  $   57
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $   10
Reduction in deferred tax liabilities (Note F)..............  $  141
Reduction in net property, plant and equipment (derived)....  $  539

          (E) The pro forma adjustments reflect the issuance of $358 million of debt to finance the acquisition, provide operating cash, and finance the redemption of all 4,664,000 outstanding shares of

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     Cyprus Amax's Series A Preferred Stock. Phelps Dodge has obtained bridge financing of $1 billion with a one-year term as described in Note 2. The bridge financing is expected to be replaced with long-term financing. Ten-year debt has been assumed for purposes of the pro forma adjustments. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $28 million. The interest rate estimate was based upon current ten-year treasury bill rates plus commercially indicative rate basis points. A change in the interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $450,000. Debt issue costs associated with the debt are estimated to be approximately $7 million with annual amortization of approximately $700,000.

          (F) The estimated income tax effect of the pro forma adjustments have been recorded based upon the estimated effective tax rates of approximately 32% for Asarco and 15% for Cyprus Amax which rates have been derived from public quarterly and annual filings of Asarco and Cyprus Amax. The business combinations are expected to be tax-free transactions with Asarco's and Cyprus Amax's historical tax bases surviving for income tax reporting purposes.

          Provisions for pro forma income tax expense have been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

          Cyprus Amax has reported $176 million of U.S. net operating loss carryforwards through 1998, expiring from 1999 to 2012, which along with other deferred tax assets are subject to an existing valuation allowance. Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the separate fair market values of Cyprus Amax and Asarco, with Asarco's value potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

          Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combinations could vary significantly from the pro forma estimates because information regarding Asarco's and Cyprus Amax's income tax reporting is not available to Phelps Dodge.

           (G) This pro forma adjustment reflects the issue of 30,050,000 shares of Phelps Dodge common stock in connection with the exchange offers for all the outstanding common shares of Asarco and Cyprus Amax. The common stock of Phelps Dodge represents common shares of $188 million at $6.25 per share par value and capital in excess of par of $1,422 million.

           (H) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco and Cyprus Amax.

           (I) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's or Cyprus Amax's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

           (J) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the

              COMBINATION OF PHELPS DODGE, ASARCO AND CYPRUS AMAX

                        NOTES TO THE UNAUDITED PRO FORMA
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

           (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999. A pro forma adjustment to recognize imputed interest resulting from the $42 million fair value adjustment of Cyprus Amax's debt has not been provided because information necessary to calculate such adjustment is not reasonably available to Phelps Dodge.

           (L) This pro forma adjustment recognizes certain change of control obligations arising from the merger of Asarco, Cyprus Amax and Phelps Dodge.

          (M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                             SIX MONTHS          YEAR ENDED
                                           ENDED JUNE 30,       DECEMBER 31,
                                                1999                1998
                                          ----------------    ----------------
                                          BASIC    DILUTED    BASIC    DILUTED
                                          -----    -------    -----    -------
Average number of Phelps Dodge common
  shares outstanding....................  57.8       57.8     58.2       58.5
Anti dilutive pro forma potential common
  shares................................    --         --       --       (0.3)
Phelps Dodge common shares to be issued
  in connection with the business
  combination (Note 2)..................  30.0       30.0     30.0       30.0
                                          -----     -----     -----     -----
                                          87.8       87.8     88.2       88.2
                                          =====     =====     =====     =====

          The average number of common shares outstanding does not include Asarco's and Cyprus Amax's outstanding stock options or other common stock equivalents, which represent approximately 700,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share would be anti-dilutive.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                            HISTORICAL
                                      ----------------------     PRO FORMA        PRO FORMA
                                      PHELPS DODGE    ASARCO    ADJUSTMENTS       COMBINED
                                      ------------    ------    -----------       ---------
Sales and other operating
  revenues..........................     $1,354         966          --             2,320
                                         ------       -----         ---             -----
Operating costs and expenses
  Cost of products sold.............      1,073         855          --             1,928
  Depreciation, depletion and
     amortization...................        144          73         (22)(J)           195
  Selling and general administrative
     expense........................         60          72          --               132
  Exploration and research
     expense........................         21          11          --                32
  Non-recurring charges and
     provision for asset
     dispositions*..................         83           4          --                87
                                         ------       -----         ---             -----
                                          1,381       1,015         (22)            2,374
                                         ------       -----         ---             -----
Operating income (loss).............        (27)        (49)         22               (54)
  Interest expense..................        (48)        (38)         (3)(K)
                                                                    (23)(E)
                                                                     (4)(A)          (116)
  Capitalized interest..............         --          --           4(A)              4
  Miscellaneous income and
     expense, net...................         (7)         10          (1)(F)
                                                                     (2)(A)            --
                                         ------       -----         ---             -----
Income (loss) before taxes, minority
  interests and equity in net
  earnings of affiliated
  companies.........................        (82)        (77)         (7)             (166)
  Provision for taxes on income.....         19          25           2(G)             46
  Minority interests in consolidated
     subsidiaries...................          1          (4)          1(F)             (2)
  Equity in net earnings (losses) of
     affiliated companies...........          5          --           2(A)              7
                                         ------       -----         ---             -----
Income (loss) from continuing
  operations........................     $  (57)        (56)         (2)             (115)
                                         ======       =====         ===             =====
Net earnings (loss) per share
  Basic.............................     $(0.98)                                    (1.70)
  Diluted...........................     $(0.98)                                    (1.70)
Weighted average shares outstanding
  Basic.............................       57.8                                      67.8
  Diluted...........................       57.8                                      67.8

------------
* See historical financial statements incorporated by reference in this prospectus for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        PHELPS DODGE AND ASARCO COMBINED
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                  HISTORICAL
                                             ---------------------    PRO FORMA    PRO FORMA
                                             PHELPS DODGE   ASARCO   ADJUSTMENTS   COMBINED
                                             ------------   ------   -----------   ---------
Sales and other operating revenues.........     $3,064      2,233         --         5,297
                                                ------      -----       ----         -----
Operating costs and expenses
  Cost of products sold....................      2,361      1,963         --         4,324
  Depreciation, depletion and
     amortization..........................        293        145        (44)(J)       394
  Selling and general administrative
     expense...............................        123        144         --           267
  Exploration and research expense.........         55         27         --            82
  Non-recurring charges and provision for
     asset dispositions*...................       (191)        72         --          (119)
                                                ------      -----       ----         -----
                                                 2,641      2,351        (44)        4,948
                                                ------      -----       ----         -----
Operating income (loss)....................        423       (118)        44           349
  Interest expense.........................        (97)       (68)        (5)(K)
                                                                         (46)(E)
                                                                         (13)(A)      (229)
  Capitalized interest.....................          2         --         13(A)         15
  Miscellaneous income and expense, net....          9         29         (6)(F)
                                                                          (4)(A)        28
                                                ------      -----       ----         -----
Income (loss) before taxes, minority
  interests and equity in net earnings of
  affiliated companies.....................        337       (157)       (17)          163
  Provision for taxes on income............       (134)        53          4(G)        (77)
  Minority interests in consolidated
     subsidiaries..........................         (8)       (27)         8(F)        (27)
  Equity in net earnings (losses) of
     affiliated companies..................         (4)        --          4(A)         --
                                                ------      -----       ----         -----
Income (loss) from continuing operations...     $  191       (131)        (1)           59
                                                ======      =====       ====         =====
Net earnings (loss) per share
  Basic....................................     $ 3.28                                0.86
  Diluted..................................     $ 3.26                                0.86
Weighted average shares outstanding
  Basic....................................       58.2                                68.3
  Diluted..................................       58.5                                68.6

------------
* See historical financial statements incorporated by reference in this prospectus for a description of non-recurring charges and provision for asset dispositions.

                            PHELPS DODGE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET
                        PHELPS DODGE AND ASARCO COMBINED
                                 JUNE 30, 1999
                                  (UNAUDITED)
                             (AMOUNTS IN MILLIONS)

                                                   HISTORICAL
                                              ---------------------    PRO FORMA      PRO FORMA
                                              PHELPS DODGE   ASARCO   ADJUSTMENTS     COMBINED
                                              ------------   ------   -----------     ---------
ASSETS
  Cash and cash equivalents.................     $  144        125       (589)(B)
                                                                          589(E)
                                                                          (12)(E)
                                                                          (20)(C)         237
  Accounts receivable, net..................        396        404         --             800
  Inventories...............................        263        305       (127)(A)
                                                                           80(D)          521
  Supplies..................................        104         --        127(A)          231
  Prepaid expenses and other assets.........         15        135         10(D)
                                                                          (33)(A)         127
  Deferred income taxes.....................         45         --         33(A)           78
                                                 ------      -----       ----           -----
    Current assets..........................        967        969         58           1,994
  Investments and long-term accounts
    receivable..............................         95        190         29(D)
                                                                          (13)(F)         301
  Property, plant and equipment, net........      3,501      2,592       (559)(D)       5,534
  Other assets and deferred charges.........        339        226         12(E)          577
                                                 ------      -----       ----           -----
         Total Assets.......................     $4,902      3,977       (473)          8,406
                                                 ======      =====       ====           =====
LIABILITIES
  Short-term debt...........................     $  214         16         --             230
  Current portion of long-term debt.........         62         31         --              93
  Accounts payable and accrued expenses.....        456        496         54(L)        1,006
  Dividends payable.........................         29         --         --              29
  Accrued income taxes......................         11         90         --             101
                                                 ------      -----       ----           -----
    Current liabilities.....................        772        633         54           1,459
  Long-term debt............................        801      1,017        (53)(D)
                                                                          589(E)        2,354
  Deferred income taxes.....................        493         28       (141)(G)         380
  Other liabilities and deferred credits....        376        306         --             682
                                                 ------      -----       ----           -----
                                                  2,442      1,984        449           4,875
                                                 ------      -----       ----           -----
Minority interests in consolidated
  subsidiaries..............................         86        534       (147)(F)         473
                                                 ------      -----       ----           -----
Shareholders' equity
    Common shares...........................        362        525       (525)(I)
                                                                           63(H)          425
    Capital in excess of par value..........          5         --        474(H)
                                                                           13(B)          492
    Retained earnings.......................      2,198        949       (949)(I)
                                                                          134(F)        2,332
    Accumulated other comprehensive income
       (loss)...............................       (183)       (15)        15(I)         (183)
    Other...................................         (8)        --         --              (8)
                                                 ------      -----       ----           -----
         Total Shareholders' Equity.........      2,374      1,459       (775)          3,058
                                                 ------      -----       ----           -----
         Total Liabilities and Shareholders'
           Equity...........................     $4,902      3,977       (473)          8,406
                                                 ======      =====       ====           =====

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Combined Financial Information has been derived from historical consolidated financial statements of Phelps Dodge and Asarco incorporated by reference into this prospectus. See Phelps Dodge "Unaudited Pro Forma Combined Financial Information" on page 67 of this prospectus.

     The assumptions and related pro forma adjustments described below have been developed from public historical information available to Phelps Dodge and the Asarco Merger Agreement. Pro forma adjustments have been included only to the extent known and reasonably available to Phelps Dodge. Additional information may exist that could materially affect the assumptions and related pro forma adjustments. Such information is not available to Phelps Dodge because it is within the particular and singular knowledge of Asarco.

2.  THE OFFER

     Phelps Dodge is proposing a business combination with Asarco pursuant to the Asarco Merger Agreement through an offering to exchange all the issued and outstanding Asarco common shares for a combination of Phelps Dodge common shares and cash.

     Phelps Dodge is offering to exchange $14.75 net in cash plus 0.25133120 shares of Phelps Dodge common stock for each outstanding share of Asarco Incorporated common stock, on a fully prorated basis. Asarco shareholders may elect to receive either $29.50 in cash or 0.50266 shares of Phelps Dodge common stock for each Asarco common share that is validly tendered and not properly withdrawn, subject to proration if the stock portion or the cash portion of the offer is oversubscribed.

     The funds for the cash consideration in connection with the exchange of all Asarco common shares outstanding are expected to be obtained from cash on hand, from borrowings under Phelps Dodge's existing revolving credit facility, and from a bridge financing revolving credit facility for which Phelps Dodge has obtained a letter of commitment from Citibank, N.A. The existing revolving credit facility allows borrowings up to $1 billion until its scheduled maturity on June 25, 2002 and allows for two, one-year renewals beyond the scheduled maturity with approvals of those lenders representing at least two-thirds of the commitments provided by the facility. The commitment for the bridge financing revolving credit facility provides for borrowings up to $1 billion and a termination 364 days after it is established. Both revolving credit facilities bear interest at variable rates which approximate 6.75 percent on October 5, 1999. Phelps Dodge expects to replace the borrowings under the bridge financing revolving credit facility with long-term financing after the acquisition of Asarco.

     The transaction would be accounted for under the purchase method. The purchase price for the business combination is estimated as follows (dollars in millions and shares in thousands except per share data):

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

                                                                 ASARCO
                                                              ------------
Common shares outstanding (as reported in the Asarco Merger
  Agreement)................................................        39,921
Exchange offer ratio of Phelps Dodge common shares for each
  common share..............................................    0.25133120
Phelps Dodge common shares to be issued.....................        10,032
Closing market price of each Phelps Dodge common share on
  October 5, 1999...........................................  $    53.5625
                                                              ============
Fair value of Phelps Dodge common shares issued, comprising
  par value of $63 ($6.25 per share) and capital in excess
  of par of $474............................................  $        537
Cash consideration of $14.75 for each Asarco common share...           589
Estimated fair value of Asarco outstanding options (as
  reported in the Asarco Merger Agreement)..................            13
Estimated transaction costs.................................            20
                                                              ------------
Purchase price..............................................  $      1,159
                                                              ============

     The final purchase price could change materially from the purchase price estimated above as a result of changes in the market price of common shares of Phelps Dodge and/or the relative market price of Asarco common shares.

     The final determination of the purchase price may differ from the amount assumed in the Unaudited Pro Forma Combined Financial Information and that difference may be material.

3.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

     The following assumptions and related pro forma adjustments give effect to the proposed business combination of Phelps Dodge and Asarco as if such combination occurred on January 1, 1998, in the Unaudited Pro Forma Combined Statements of Operations for the six-month interim period ended June 30, 1999, and for the year ended December 31, 1998, respectively, and on June 30, 1999, for the Unaudited Pro Forma Combined Balance Sheet.

     The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Phelps Dodge would have been had the business combination with Asarco occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.

     Future cash cost savings are not recognized in this Unaudited Pro Forma Combined Financial Information. Non-recurring items related to 1998 and the six-month interim period ended June 30, 1999, are included (see "Selected Historical Financial Data" at pages 60 through 64 for a summary of non-recurring items and special charges).

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

          (A) Reclassifications have been made to the Asarco historical consolidated financial information to conform to Phelps Dodge's presentation.

                        BALANCE SHEET AT   SIX MONTHS ENDED      YEAR ENDED
                         JUNE 30, 1999      JUNE 30, 1999     DECEMBER 31, 1998
                        ----------------   ----------------   -----------------
                                            (IN $ MILLIONS)
Asarco
  reclassification
  adjustments:
  Inventories.........        (127)
  Supplies............         127
  Deferred income
     taxes (current
     asset)...........          33
  Prepaid expenses and
     other assets.....         (33)
  Miscellaneous income
     and expense,
     net..............                            (2)                 (4)
  Equity in net
     earnings (losses)
     of affiliated
     companies........                             2                   4
  Interest expense....                             4                  13
  Capitalized
     interest.........                            (4)                (13)

          (B) This pro forma adjustment represents payment of the cash component of the purchase price of $589 million and the estimated fair value of Asarco outstanding stock options of $13 million.

          (C) Phelps Dodge estimates it will incur approximately $20 million of transaction costs, consisting primarily of investment bankers, attorneys and accountant fees, and financial printing and other charges. These estimates are preliminary and therefore are subject to change.

          (D) If the business combination is consummated, it will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Asarco would be recorded at their estimated fair values.

          Phelps Dodge has not had access to information that is within the peculiar knowledge of Asarco and has not performed its due diligence necessary to determine the fair value of its assets or liabilities or to identify unknown liabilities or obligations. Pro forma adjustments to allocate the purchase price have been recorded in the Unaudited Pro Forma Combined Financial Information on the basis of fair values reported for certain assets and liabilities in public information of Asarco. Because fair value information for the remaining assets and liabilities and any possible identifiable intangible assets are not reasonably available to Phelps Dodge, the excess of the historical net book values of Asarco's assets acquired over the estimated purchase price has been allocated as a reduction of its combined net property, plant and equipment.

          Additionally, Phelps Dodge believes that cost savings will be realized upon the consolidation and integration of Asarco. Phelps Dodge has not developed formal plans for combining the operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated in the Unaudited Pro Forma Combined Financial Information because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available to Phelps Dodge. Accordingly, the allocation of the purchase price cannot be estimated with a reasonable degree of accuracy and may differ materially from the amounts assumed in the Unaudited Pro Forma Combined Financial Information.

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

          The merger agreement by and between Asarco and Cyprus Amax has been terminated and Cyprus Amax has paid $45 million to Asarco upon such termination. Accordingly, no such fee is required to be paid upon consummation of Phelps Dodge's proposed acquisition of Asarco.

          The pro forma purchase price allocation adjustments are estimated as follows (in millions):

Reduction of debt to fair value (as reported in the Form S-4
  Registration Statement of Asarco Cyprus Incorporated filed
  August 20, 1999)..........................................  $ 53
Restricted investment in Grupo Mexico (as reported in
  Asarco's December 31, 1998, Form 10-K)....................  $ 29
Increase in LIFO based inventory to replacement cost (as
  reported in Asarco's June 30, 1999, Form 10-Q)............  $ 80
Excess fair value of pension plan assets over the projected
  benefit obligation (as reported in Asarco's December 31,
  1998, Form 10-K)..........................................  $ 10
Reduction in deferred tax liabilities (Note G)..............  $141
Reduction in net property, plant and equipment (derived)....  $559

          (E) The approximately $589 million cash consideration paid in connection with the exchange of all Asarco common shares outstanding is expected to be obtained from cash on hand and from borrowings under the Corporation's revolving credit facility and its bridge financing revolving credit facility as described in Note 2. Although the Corporation has not made any definitive plans for the final form of such borrowings, for pro forma purposes, future refinancing through the issuance of $589 million of ten-year debt has been assumed. Interest is estimated to be fixed at 7.75% resulting in annual interest expense of $46 million. The interest rate estimate is based upon the ten-year Treasury bill rates for September 1999, plus commercially indicative rate basis points. A change in interest rate on the debt by 1/8 percent would impact annual interest expense by approximately $740,000. Debt issue costs are estimated to be approximately $12 million with annual amortization of approximately $1.2 million.

          (F) Phelps Dodge holds a 14.0% equity interest in Southern Peru Copper Corporation (SPCC) which is accounted for as a cost basis investment with a book value of $13.2 million at June 30, 1999. Asarco reports a 54.3% equity interest in SPCC which it consolidated in both its June 30, 1999, Form 10-Q and December 31, 1998, Form 10-K. As a result of Phelps Dodge's increased ownership in SPCC that would arise through the acquisition of Asarco, Phelps Dodge would qualify for use of the consolidation method of reporting for its investment in SPCC. Accordingly, a pro forma adjustment is recorded to consolidate Phelps Dodge's interest in SPCC including the elimination of Phelps Dodge's cost basis investment in SPCC and its recognition of dividend income from SPCC, the reduction of minority interests in consolidated subsidiaries representing Phelps Dodge's 14.0% interest, and the retroactive restatement of Phelps Dodge's retained earnings.

          (G) The estimated income tax effect of the pro forma adjustments has been recorded based upon the estimated effective tax rate of approximately 32% for Asarco which rate has been derived from public quarterly and annual filings. The business combination is expected to be a tax-free transaction with Asarco's historical tax bases surviving for income tax reporting purposes.

               A provision for pro forma income tax expense has been recorded for pro forma adjustments to the Pro Forma Combined Statements of Operations resulting from pro forma purchase price allocation adjustments and other items.

               Asarco has reported $573.7 million of net loss carryforwards, which expire if unused from 2008 through 2018. The net operating loss carryforwards may be subject to annual limitations after the acquisitions because of the change in ownership rules. The annual limits will be calculated as the long-term tax exempt rate (currently 5.18%) times the fair market value of Asarco, with Asarco's value

                     COMBINATION OF PHELPS DODGE AND ASARCO

                        NOTES TO THE UNAUDITED PRO FORMA
                  COMBINED FINANCIAL INFORMATION--(CONTINUED)

     potentially determined without SPCC. Once all facts are known, the annual limits may necessitate an increase in the consolidated valuation allowance for deferred tax assets.

               Pro forma income tax expense and deferred tax allocations recorded upon consummation of the business combination could vary significantly from the pro forma estimates because information regarding Asarco's income tax reporting is not available to Phelps Dodge.

          (H) This pro forma adjustment reflects the issue of 10,032,000 shares of Phelps Dodge common stock in connection with the exchange offer for all the outstanding common shares of Asarco. The common stock of Phelps Dodge represents common shares of $63 million at $6.25 per share par value and capital in excess of par of $474 million. No common shares have been included for the potential share issues in connection with the outstanding stock options of Asarco.

          (I) These pro forma adjustments eliminate the historical shareholders' equity accounts of Asarco.

          (J) This pro forma adjustment records the estimated reduction in depreciation, depletion and amortization expense related to the pro forma reduction in property, plant and equipment recorded in connection with the business combination purchase price allocation. Because neither fair value nor book value information regarding the composition of Asarco's property, plant and equipment is available to Phelps Dodge, actual adjustments to depreciation, depletion and amortization expense could differ substantially from these estimates.

          (K) This pro forma adjustment recognizes imputed interest expense resulting from the fair value adjustment of Asarco's long-term debt as reported in the Form S-4 Registration Statement of Asarco Cyprus Incorporated filed August 20, 1999.

          (L) This pro forma adjustment recognizes certain change in control obligations arising from the merger of Asarco and Phelps Dodge.

          (M) Pro forma weighted average common stock and common stock equivalents outstanding are estimated as follows (in millions):

                                    SIX MONTHS                YEAR ENDED
                               ENDED JUNE 30, 1999        DECEMBER 31, 1998
                              ----------------------      ------------------
                               BASIC        DILUTED       BASIC      DILUTED
                              -------      ---------      -----      -------
Average number of Phelps
  Dodge common shares
  outstanding...............   57.8          57.8         58.2        58.5
Phelps Dodge common shares
  to be issued in connection
  with the business
  combination (Note 2)......   10.0          10.0         10.0        10.0
Pro forma potential common
  shares....................     --            --          0.1         0.1
                               ----          ----         ----        ----
                               67.8          67.8         68.3        68.6
                               ====          ====         ====        ====

          The average number of common shares outstanding for the six months ended June 30, 1999 does not include Asarco's outstanding stock options or other common stock equivalents, which represent approximately 100,000 potential Phelps Dodge common shares, because the impact on unaudited pro forma net loss per share is anti-dilutive.

                   DESCRIPTION OF PHELPS DODGE CAPITAL STOCK

     The following description of the terms of the capital stock of Phelps Dodge is not meant to be complete and is qualified by reference to Phelps Dodge's Restated Certificate of Incorporation (the Phelps Dodge charter), which is incorporated herein by reference. See "Where You Can Find Additional Information."

AUTHORIZED CAPITAL STOCK

     Under the Phelps Dodge charter, Phelps Dodge's authorized capital stock consists of 200,000,000 shares of Phelps Dodge common stock, par value $6.25 per share, and 6,000,000 shares of Phelps Dodge preferred stock, par value $1.00 per share.

PHELPS DODGE COMMON STOCK

     Phelps Dodge Common Stock Outstanding. The outstanding shares of Phelps Dodge common stock are, and the shares of Phelps Dodge common stock issued pursuant to the exchange offers will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of Phelps Dodge common stock is entitled to one vote for each share of Phelps Dodge common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

     Dividend Rights; Rights upon Liquidation. The holders of Phelps Dodge common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Phelps Dodge Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding Phelps Dodge preferred stock. In the event of liquidation, each share of Phelps Dodge common stock is entitled to share pro rata in any distribution of Phelps Dodge's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Phelps Dodge preferred stock.

     Preemptive Rights. Holders of Phelps Dodge common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PHELPS DODGE PREFERRED STOCK

     Phelps Dodge Preferred Stock Outstanding. As of the date of this prospectus, no shares of Phelps Dodge preferred stock were issued and outstanding.

     Authorized Preferred Stock. Under Phelps Dodge's charter, the Phelps Dodge Board of Directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

     The Phelps Dodge Board of Directors has designated a series of preferred stock as Junior Participating Cumulative Preferred Shares, and has issued rights to purchase those shares which are exercisable only upon the occurrence of certain events described below under "Comparison of Rights of Holders of Phelps Dodge Shares and Asarco Shares -- Comparison of Charter and By-Law
Provisions -- Capitalization."

TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. is the transfer and dividend paying agent and registrar for the Phelps Dodge common stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                     PHELPS DODGE SHARES AND ASARCO SHARES

     Upon completion of our proposed business combination, the shareholders of Asarco will become shareholders of Phelps Dodge, rather than shareholders of Asarco. As Phelps Dodge shareholders, the rights of former Asarco shareholders will be governed by Phelps Dodge's charter and by-laws, which differ in certain material respects from Asarco's charter and by-laws. In addition, New York is the jurisdiction of incorporation of Phelps Dodge, while New Jersey is the jurisdiction of incorporation of Asarco. As Phelps Dodge shareholders, the rights of former Asarco shareholders will therefore be governed by the New York Business Corporation Law (NYBCL) instead of the New Jersey Business Corporation Act (NJBCA).

     The following is a comparison of:

     - the current rights of Asarco shareholders under the NJBCA and the Asarco charter and by-laws; and

     - the rights Asarco shareholders would have as Phelps Dodge shareholders under the NYBCL and the Phelps Dodge charter and by-laws upon the consummation of a business combination between Phelps Dodge and Asarco.

     The comparison summarizes the material differences but is not intended to list all differences and is qualified by reference to New York law, New Jersey law, the Phelps Dodge charter and by-laws and the Asarco charter and by-laws. The summary of the Asarco charter and by-laws is derived from the disclosure in the Form S-4 filed by Asarco Cyprus Incorporated on August 20, 1999.

COMPARISON OF CHARTER AND BY-LAW PROVISIONS

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
BOARD OF DIRECTORS
Classified Board               Divided into three classes,      Divided into three classes,
                               as nearly equal in number as     as nearly equal in number as
                               possible, with each class        possible, with each class
                               serving a staggered              serving a staggered
                               three-year term.                 three-year term.

Removal of Directors           A director may be removed        A director may be removed by
                               only for cause, and only by      the stockholders only for
                               the affirmative vote of a        cause.
                               majority of the votes cast by
                               holders of the outstanding
                               voting stock.

Filling of Board Vacancies     With some exceptions,            Vacancies on the board of
                               vacancies on the board may be    directors may be filled only
                               filled by majority vote of       by vote of the directors.
                               the remaining directors then
                               in office.

Size of Board                  Board must consist of not        Board must consist of not
                               less than 9 nor more than 15     less than 9 nor more than 12
                               directors, as fixed from time    directors, as fixed from time
                               to time by resolution of the     to time by resolution of the
                               board. The current number of     board. The current number of
                               directors is 12.                 directors is 11.

STOCKHOLDER MEETINGS
Annual Meeting                 Held on the last Wednesday in    Held on the first Wednesday
                               April (or, if that date is a     in May, or on another date
                               legal holiday, the next          fixed by the board from time
                               succeeding date that is not a    to time.
                               legal holiday).

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
Calling a Special Meeting      Only the Chairman of the         Only the board of directors
                               Board, the President or a        or the Chairman of the Board
                               majority of the board of         may call a special meeting.
                               directors may call a special
                               meeting, except that holders
                               of at least 10% of the voting
                               stock may apply to the New
                               Jersey Superior Court for an
                               order directing, for good
                               cause shown, a special
                               meeting to be called.

Quorum Requirements            The presence, in person or by    Generally, the presence, in
                               proxy, of the holder of          person or by proxy, of the
                               record of shares entitled to     holders of a majority of the
                               cast a majority of the votes     shares entitled to vote at
                               at any meeting constitutes a     the meeting constitutes a
                               quorum at such meeting.          quorum for that meeting.

Certain Voting Requirements    Stockholder action generally     Phelps Dodge's charter and
                               requires the affirmative vote    by- laws contain no
                               of a majority of votes cast,     comparable supermajority
                               except for election of           voting requirements. Under
                               directors and certain voting     the NYBCL, the consummation
                               requirements applicable to       by Phelps Dodge of a merger,
                               certain amendments of            consolidation or disposition
                               organizational documents and     of substantially all of its
                               certain transactions with the    assets requires the approval
                               beneficial owner of more than    of two- thirds of all the
                               10% of any class of capital      shares of Phelps Dodge
                               stock of Asarco. Abstentions     entitled to vote on the
                               have the effect of a vote        proposal including, in
                               against a proposed matter        certain situations, the
                               only if the affirmative vote     affirmative vote by the
                               required is that of the          holders of a majority of all
                               majority of the total votes      outstanding shares of each
                               represented by the               class or series of shares.
                               outstanding voting stock.        Abstentions have the effect
                                                                of a vote against a proposed
                               Asarco's charter requires the    matter only if the
                               vote of four-fifths of the       affirmative vote required is
                               outstanding shares of voting     that of the majority of the
                               stock entitled to vote for       total votes represented by
                               the adoption of any plan or      the outstanding voting stock.
                               agreement of merger or
                               consolidation (other than a
                               merger, meeting certain
                               conditions, with any Asarco
                               subsidiary), to authorize any
                               disposition of all or any
                               material part of Asarco's or
                               any of its subsidiaries'
                               assets, or to authorize any
                               issuance or transfer of
                               Asarco's securities upon
                               conversion of or in exchange
                               for the securities or

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
                               assets of any other person or
                               entity, if (as of the date of
                               any action taken by the board
                               of directors with respect to
                               such transaction or as of any
                               record date for the
                               determination of shareholders
                               entitled to notice and to
                               vote with respect thereto or
                               immediately prior to the
                               consummation of such
                               transaction) the other party
                               to the transaction is the
                               beneficial owner, directly or
                               indirectly, of more than 10%
                               of any class of capital
                               stock. In addition, pursuant
                               to Asarco's charter, no
                               arrangement with or for the
                               benefit of a person who is or
                               has announced or publicly
                               disclosed a plan or intention
                               to become the beneficial
                               owner of 10% or more of
                               Asarco's voting stock, where
                               such arrangement involves
                               aggregate commitments of $10
                               million or more or
                               constitutes more than 1% of
                               the book value of Asarco's
                               total consolidated assets or
                               pursuant to which such person
                               has control over or
                               responsibility for the
                               management of any aspect of
                               the business or affairs of
                               Asarco, may be effected
                               unless approved by a majority
                               of directors not affiliated
                               or associated with such
                               person. The same restrictions
                               apply to any transaction that
                               has the effect of increasing
                               the proportionate share of
                               any class or series of
                               capital stock, among other
                               things, that is beneficially
                               owned by a person as
                               described in the preceding
                               sentence.

Stockholder Action by Written  Stockholder action must be       Stockholder action must be
  Consent                      taken at an annual or special    taken at an annual or special
                               meeting and not by written       meeting and not by written
                               consent, except that the         consent, except that the
                               NJBCA permits stockholder        NYBCL permits stockholder
                               action by unanimous written      action by unanimous written
                               consent.                         consent.

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
Advance Notice for             Stockholders may nominate one    Generally, to bring a matter
  Stockholder Nominations and  or more persons for election     (including the nomination of
  Other Business               as directors at an annual        directors) before an annual
                               meeting if they deliver          meeting, a stockholder must
                               written notice 90 days prior     give notice not less than 60
                               to the anniversary of the        days nor more than 90 days
                               prior year's annual meeting,     prior to the meeting, but if
                               or at a special meeting if       the meeting is scheduled for
                               they deliver written notice      a day other than the first
                               by the tenth day following       Wednesday in May and less
                               the day that notice of the       than 70 days' notice is given
                               special meeting is given to      or prior public announcement
                               stockholders. Asarco's           is made to stockholders, a
                               by-laws contain requirements     stockholder must give notice
                               as to the form and content of    by the tenth day following
                               the notice.                      the date at which notice of
                                                                the annual meeting was mailed
                                                                or announcement thereof made.
                                                                If the number of directors to
                                                                be elected at the election
                                                                meeting is increased or there
                                                                is a vacancy to be filled at
                                                                the election meeting in a
                                                                class of directors whose
                                                                terms do not expire at the
                                                                election meeting and there is
                                                                no public announcement at
                                                                least 70 days prior to the
                                                                election meeting naming all
                                                                of the nominees for director
                                                                or specifying the size of the
                                                                increased board of directors
                                                                or the number of directors to
                                                                be elected, a nominating
                                                                stockholder's notice is
                                                                timely if given by the tenth
                                                                day following the date on
                                                                which the public announcement
                                                                is first made, but only with
                                                                respect to nominees for any
                                                                positions created by the
                                                                increase or vacancy. Phelps
                                                                Dodge's by-laws contain
                                                                requirements as to the form
                                                                and content of the
                                                                stockholder's notice.
AMENDMENTS TO ORGANIZATIONAL
  DOCUMENTS
Certificate of Incorporation   Generally may be amended by      Under the NYBCL, subject to
                               the affirmative vote of the      limited exceptions,
                               majority of votes cast by the    amendments to Phelps Dodge's
                               holders of outstanding voting    charter must be approved by
                               stock, except that (1)           vote of a majority of all
                               affirmative vote of 80% of       outstanding shares entitled
                               the outstanding                  to vote on the proposed

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
                               voting stock is required for     amendment, except that
                               amendment or deletion of         charter provisions requiring
                               certain provisions relating      a greater or class vote may
                               to certain transactions          only be amended by such vote.
                               involving the beneficial         In addition, an amendment
                               owner of more than 10% of any    that negatively affects in
                               class of capital stock, and      certain ways holders of
                               (2) affirmative vote of the      shares of a class or series
                               holders of 80% of the            requires authorization by a
                               outstanding voting stock         majority of the votes of all
                               (including affirmative vote      outstanding shares of the
                               of the majority of               class or series.
                               outstanding voting stock not
                               owned by the 10% or greater
                               holder) required for the
                               amendment or repeal of
                               certain provisions regarding
                               affiliated transactions with
                               10% or greater holders
                               (generally unless the
                               amendment is declared
                               advisable by the affirmative
                               vote of 66 2/3% of the board
                               and submitted to stockholders
                               for their consideration). In
                               addition, some charter
                               provisions relating to the
                               composition and
                               classification of the board
                               of directors, procedures for
                               stockholder action and the
                               modification of Asarco's
                               by-laws may only be modified
                               by the affirmative vote of
                               80% of the outstanding voting
                               stock.

By-laws                        Generally may be amended by      Phelps Dodge's by-laws permit
                               the affirmative vote of a        the amendment of the by-laws
                               majority of the board, except    by a vote of a majority of
                               that (1) generally may also      all the directors at any
                               be amended by the affirmative    regular or special meeting of
                               vote of the holders of a         the board, except that
                               majority of the outstanding      provisions relating to the
                               voting stock entitled to vote    repurchase of stock by Phelps
                               and present or represented at    Dodge may only be amended by
                               a stockholder meeting, (2)       majority vote of the
                               amendments of certain            stockholders. Generally,
                               by-laws, including provisions    under the NYBCL, the by-laws
                               relating to special              may also be amended by a
                               stockholder meetings, charter    majority of the votes cast by
                               amendments, directorship         the shares entitled to vote
                               vacancies, removal of            in the election of any
                               directors, and the number,       directors.
                               election and qualification of
                               directors, require the
                               affirmative vote of the
                               holders of 80% of the
                               outstanding voting stock, and
                               (3) generally, provisions
                               relating to

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
                               indemnification of corporate
                               agents may be amended only by
                               action of the board approved
                               by the affirmative vote of
                               the votes cast by
                               stockholders entitled to vote
                               at a meeting of stockholders
                               for which proxies are
                               solicited in accordance with
                               applicable requirements of
                               the SEC.
CAPITALIZATION
Authorized Stock               Common stock: 80 million         Common stock: 200 million
                               shares; preferred stock: 10      shares; preferred stock: 6
                               million shares.                  million shares.

Preferred Stock                The board is authorized to       The board is authorized to
                               issue preferred stock from       issue preferred stock from
                               time to time in one or more      time to time in one or more
                               series, with terms to be         series, with terms to be
                               fixed by the board.              fixed by the board.

Rights Plans                   Asarco has a rights              Phelps Dodge has a rights
                               agreement, dated as of           agreement, dated as of
                               January 28, 1998. The rights     February 5, 1998. The rights
                               agreement triggers upon the      agreement triggers upon the
                               acquisition by a third party     acquisition by a third party
                               of 15% of Asarco's               of 20% of Phelps Dodge's
                               outstanding common stock. The    outstanding common stock. The
                               board may redeem rights at       board may redeem rights at
                               any time prior to the end of     any time prior to the time
                               the tenth business day           such an acquisition takes
                               following the date at which      place.
                               time such an acquisition
                               takes place.

Share Repurchases              Asarco may generally             The NYBCL prohibits Phelps
                               repurchase its own shares.       Dodge from repurchasing more
                                                                than 10% of its stock for
                                                                more than market value from a
                                                                stockholder who has held the
                                                                stock for less than two
                                                                years, unless the repurchase
                                                                is approved by the board and
                                                                by majority vote of the
                                                                outstanding voting stock.
                                                                Phelps Dodge's by-laws
                                                                provide that Phelps Dodge may
                                                                repurchase its stock only in
                                                                the regular course of
                                                                legitimate business or for
                                                                the purpose of retiring the
                                                                stock.

EXCULPATION AND                Asarco's charter provides        Phelps Dodge's charter
  INDEMNIFICATION OF           that no director will be         provides that the personal
  DIRECTORS, OFFICERS AND      personally liable for damages    liability of Phelps Dodge's
  EMPLOYEES                    for breach of fiduciary duty,    directors for any breach of
                               except in cases where the        duty in such capacity is
                               director's acts or omissions     eliminated to the fullest
                               breached his duty of loyalty     extent permitted by the
                               to the corporation or its        NYBCL. The NYBCL permits
                                                                Phelps Dodge

                                          ASARCO                        PHELPS DODGE
                               -----------------------------    -----------------------------
                               stockholders, were not in        to eliminate or limit the
                               good faith or involved a         personal liability of
                               knowing violation of law, or     directors to Phelps Dodge or
                               provided an improper personal    its shareholders for damages
                               benefit to the director. The     for any breach of duty in
                               Asarco charter provides that     such capacity except
                               protection against personal      liability (i) of a director
                               liability to officers as well    (a) whose acts or omissions
                               as to directors.                 were in bad faith, involved
                                                                intentional misconduct or a
                               Asarco's by-laws provide that    knowing violation of law, (b)
                               the corporation will             who personally gained a
                               indemnify any director,          financial profit or other
                               officer or employee to the       advantage to which he or she
                               fullest extent permitted by      was not legally entitled or
                               law if such director, officer    (c) whose acts violated
                               or employee is involved in       certain provisions of New
                               litigation by reason of the      York law or (ii) for acts or
                               fact that he is (or was) a       omissions prior to the
                               director, officer or             adoption in 1988 of Phelps
                               employee.                        Dodge's charter amendment.
Phelps Dodge's by-laws
provide that Phelps Dodge
will indemnify any person
involved in litigation by
reason of the fact that he is
or was a director or officer
of Phelps Dodge, unless the
director's or officer's acts
were committed in bad faith
or were the result of his
active and deliberate
dishonesty and were material
to the proceeding or the
director or officer
personally gained in fact a
financial profit or other
advantage to which he was not
legally entitled. Further,
Phelps Dodge's directors and
officers are covered by
insurance policies maintained
against certain liabilities,
including liabilities arising
under the Securities Act of
1933.

COMPARISON OF CERTAIN STATUTORY PROVISIONS

  APPRAISAL RIGHTS

     ASARCO STOCKHOLDER RIGHTS

     Under New Jersey law, appraisal rights, or rights of a stockholder to receive the fair value of his stock, are available in connection with a merger or consolidation or any sale, lease or exchange or other disposition of all or substantially all of a corporation's assets other than in the usual and regular course of business, unless an exception applies or the corporate charter provides otherwise. Asarco's charter does not provide otherwise.

     Appraisal rights are not available under New Jersey law to stockholders of a surviving corporation with respect to a merger if the merger did not require stockholder approval.

     In addition, unless provided for in the corporation's certificate of incorporation, no appraisal rights are available in a merger or consolidation with respect to shares:

     - which are listed on a national securities exchange or are held of record by at least 1,000 holders; or

     - for which, pursuant to the merger or consolidation, the stockholder will receive cash, shares, obligations or other securities of the kind described by the previous bulleted item or cash and such securities.

     Furthermore, unless provided in the corporation's certificate of incorporation, no appraisal rights are available in a sale, lease, exchange or other disposition of all or substantially all of a corporation's assets:

     - with respect to shares which are listed on a national securities exchange or are held of record by at least 1,000 holders; or

     - from a dissolution transaction in which substantially all of a corporation's net assets are to be distributed to its stockholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or cash and such securities.

Since Asarco shares of common stock are listed on the New York Stock Exchange, Asarco common stockholders will not be entitled to appraisal rights under the NJBCA.

     PHELPS DODGE STOCKHOLDER RIGHTS

     Under New York law, appraisal rights are generally available in connection with a merger or consolidation, except that no appraisal rights are available:

     - to the stockholder of a parent corporation merging with its subsidiary where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met;

     - to the stockholder of the surviving corporation in a merger (other than a merger described in the previous bullet item) unless the merger adversely affects rights of the shares held by the stockholder in a certain way; or

     - to a shareholder of shares of any class or series of stock listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

Under the statutory provisions described above, since shares of Phelps Dodge common stock are listed on the New York Stock Exchange, Phelps Dodge common stockholders are not entitled to appraisal rights in connection with a merger or consolidation.

     Appraisal rights are also available under the NYBCL in connection with the sale, lease, exchange or other disposition of all or substantially all of a corporation's assets other than a transaction wholly for cash where shareholder approval is conditioned upon the corporation's dissolution and the distribution of all of the corporation's net assets within one year after the transaction.

     Further, appraisal rights are available in connection with a share exchange between two corporation as authorized by the NYBCL, except with respect to shares of a subject corporation that are not acquired in the exchange or that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

     In addition, appraisal rights are available to a shareholder of a subsidiary corporation that merges with its parent corporation, or is acquired by it in a share exchange, where the parent owns at least 90% of the subsidiary's outstanding stock and certain additional requirements are met.

     Appraisal rights are also available to a shareholder who is not entitled to vote with respect to a plan of merger or consolidation and whose shares will be canceled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

  CERTAIN BUSINESS COMBINATIONS

     ASARCO STOCKHOLDER RIGHTS

     New Jersey law restricts the ability of certain persons to acquire control of a New Jersey corporation.

     In general, a New Jersey corporation with its principal executive offices or significant operations in New Jersey may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors prior to the interested stockholder's becoming such.

     Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An interested stockholder is generally a stockholder owning at least 10% of the voting power of a corporation's outstanding shares.

     In addition, New Jersey corporations may not engage at any time with any interested shareholder in a business combination other than:

     - a business combination approved by the board of directors of such corporation prior to the stock acquisition,

     - a business combination approved by the affirmative vote of the holders of 66 2/3% of the voting stock not beneficially owned by such interested shareholder at a meeting for such purpose, or

     - a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder.

     A New Jersey corporation may not opt out of the foregoing provisions. The Asarco board of directors has taken the necessary action to make the foregoing provisions of New Jersey law inapplicable to the proposed business combination with Phelps Dodge.

     The Asarco charter provides that certain transactions, including a merger, significant asset sales and certain issuances or transfers of securities, with the beneficial owner of more than 10% of any class of capital stock of Asarco generally require the affirmative vote of the holders of 80% of the outstanding shares of all classes of stock, voting together as a single class.

     The Asarco charter also provides that certain affiliated transactions with an interested stockholder or any affiliate of an interested shareholder of Asarco require, in addition to any vote required by law or in the Asarco charter or by-laws, approval by a majority of the continuing directors.

     Affiliated transactions as defined in Asarco's charter generally include significant transactions involving aggregate fair market value or commitments of more than $10 million or more than 1% of Asarco's consolidated assets, and certain other material arrangements. Interested stockholder, as defined in the Asarco charter, generally means a beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of Asarco. Continuing director, as defined in the Asarco charter, generally means a director who is not affiliated with the interested stockholder and who was a director before the stockholder became an interested stockholder.

     The Asarco board of directors has taken the necessary action to make the foregoing provisions of the Asarco charter inapplicable to the proposed business combination with Phelps Dodge.

     PHELPS DODGE STOCKHOLDER RIGHTS

     New York law restricts the ability of certain persons to acquire control of a Delaware corporation.

     In general, a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors prior to the interested stockholder's becoming such, or within 30 days thereafter, if a good faith proposal regarding a business combination is made in writing.

     Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock.

     In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than:

     - a business combination approved by the board of directors prior to the stock acquisition, or where the acquisition of the stock had been approved by the board of directors prior to the stock acquisition,

     - a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting for that purpose no earlier than five years after the stock acquisition, or

     - a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by the interested stockholder and that meets certain other requirements.

Phelps Dodge is governed by the NYBCL, as described above. Phelps Dodge's charter does not contain a provision regarding transactions with interested stockholders.

                       ASARCO AND CYPRUS AMAX INFORMATION

     While we have included in this prospectus information concerning Asarco and Cyprus Amax that is known to us based on publicly available information (primarily filings by Asarco and Cyprus Amax with the SEC), we are not affiliated with Asarco or Cyprus Amax and neither Asarco nor Cyprus Amax has permitted us to have access to their books and records. Therefore, non-public information concerning Asarco or Cyprus Amax was not available to us for the purpose of preparing this prospectus. Although we have no knowledge that would indicate that statements relating to Asarco or Cyprus Amax contained or incorporated by reference in this prospectus are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.

     Pursuant to rule 409 under the Securities Act of 1933 and rule 12b-21 under the Securities Exchange Act of 1934, we are requesting that Asarco and Cyprus Amax provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Asarco and Cyprus Amax. We will amend or supplement this prospectus to provide any and all information we receive from Asarco or Cyprus Amax, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to rule 439 under the Securities Act, we are requesting that PricewaterhouseCoopers LLP, the independent accountants of both Asarco and Cyprus Amax, provide us with the consents required for us to incorporate by reference into this prospectus the PricewaterhouseCoopers audit reports included in Asarco's and Cyprus Amax's Annual Reports on Form 10-K for the year ended December 31, 1998. If we receive those consents, we will promptly file them as exhibits to our registration statement.

                          FORWARD-LOOKING INFORMATION

     The U.S. securities laws provide a "safe harbor" for certain forward-looking statements. This prospectus contains forward-looking statements, including statements concerning the business, future financial position, results of operations, business strategy, estimated cost savings and other benefits of our proposed business combination, plans as to dividends and plans and objectives of management for future operations of Phelps Dodge, Asarco and Cyprus Amax. Forward-looking statements can be found, among other places, under "The Proposed Combination," "Reasons for the Proposed Combination," "Background of the Offer" and "Unaudited Pro Forma Combined Financial Information." Generally, the words "will," "may," "should," "continue," "believes," "expects," "anticipates" or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

     Statements regarding the expected benefits of our proposed business combination with Asarco and Cyprus Amax, the expected commencement dates of operations, projected quantities of future production, capital costs, production rates and other operating and financial data are based on expectations that Phelps Dodge believes are reasonable, but we can give no assurance that such expectations will prove to have been correct. Factors that could cause actual results to differ materially include, among others:

     - risks and uncertainties relating to the timing of completion of the proposed Phelps Dodge/Asarco/ Cyprus Amax business combination;

     - the possibility that we will be unable to realize the expected cost savings and other benefits from the combination,

     - difficulties related to the integration of the businesses of Phelps Dodge, Asarco and Cyprus Amax,

     - the possibility that Phelps Dodge will not be able to combine with both Asarco and Cyprus Amax,

     - general U.S. and international economic, financial market and political conditions,

     - political and economic risks associated with operations outside the U.S.,

     - the cyclical and volatile price of copper and other metals,

     - unanticipated ground, water, weather or operating conditions or force majeure events,

     - unanticipated ore grade and geological problems or metallurgical and other processing problems,

     - delays in the receipt of or failure to receive necessary government permits,

     - changes in laws or regulations or the interpretation and enforcement thereof,

     - labor relations and accidents, and

     - environmental risks.

These and other risk factors are discussed in more detail in this prospectus. See "Risk Factors" beginning on page 6. Many such factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 LEGAL MATTERS

     The validity of the Phelps Dodge common shares offered hereby will be passed upon for Phelps Dodge by Debevoise & Plimpton, 875 Third Avenue, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of Phelps Dodge incorporated by reference in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                                                      SCHEDULE A

          DIRECTORS AND EXECUTIVE OFFICERS OF PHELPS DODGE CORPORATION

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Phelps Dodge Corporation are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Phelps Dodge and each individual has held such occupation for at least the last five years. Each director and executive officer listed below is a citizen of the United States.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Archie W. Dunham                                    Mr. Dunham has been a Phelps Dodge director since
Conoco, Inc.                                        1998. He has been Chairman of the Board of Conoco,
600 North Dairy Hartford Road                       Inc. (integrated energy company) since 1999 and
Houston, TX 77079-1175                              President and Chief Executive Officer since January
                                                    1996. He was an Executive Vice President of E.I.
                                                    duPont de Nemours and Company (chemical materials
                                                    and energy company), Conoco's former parent, from
                                                    1995 to October 1998. He was a Senior Vice
                                                    President -- DuPont Polymers and DuPont Chemicals
                                                    and Pigments from 1987 to 1992, and an Executive
                                                    Vice President -- Exploration Production of Conoco
                                                    from 1992 to 1995. Mr. Dunham is a director of
                                                    Conoco Inc. and Louisiana Pacific Corporation. Age
                                                    60.

William A. Franke                                   Mr. Franke has been a Phelps Dodge director since
Franke & Company, Inc.                              1980. He has been Chairman and Chief Executive
2525 E. Camelback Road                              Officer of America West Holdings Corporation since
Suite 800                                           February 1997 and Chairman of the Board of its
Phoenix, AZ 85016                                   principal subsidiary, America West Airlines, Inc.
                                                    (airline carrier) since 1992. He was the
                                                    subsidiary's Chief Executive Officer from December
                                                    1993 until February 1997, and its President from
                                                    May 1996 until February 1997. He has been President
                                                    of Franke & Company, Inc., Phoenix, Arizona, an
                                                    investment firm, since 1987. He is a director of
                                                    America West Holdings Corporation, America West
                                                    Airlines, Inc., Central Newspapers, Inc., Beringer
                                                    Wine Estates, Mtel Latin America, Inc., AerFi Group
                                                    Plc, and the Air Transport Association of America.
                                                    Age 62.

Southwood J. Morcott                                Mr. Morcott has been a Phelps Dodge director since
Dana Corporation                                    1991. He has been Chairman of the Board of Dana
4500 Dort St.                                       Corporation (manufacturer and distributor of
Toledo, OH 43615                                    automotive and vehicular parts) since 1990. From
                                                    1987 to 1995, he served as Chairman of Hayes-Dana
                                                    Inc. He was Chief Executive Officer of Dana
                                                    Corporation from 1989 until February 1999, and
                                                    Chief Operating Officer from 1986 until January
                                                    1997. He was President of Dana Corporation from
                                                    1986 to 1995. Mr. Morcott is a director of Dana
                                                    Corporation, CSX Corporation and Johnson Controls,
                                                    Inc. Age 61.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
J. Steven Whisler                                   Mr. Whisler has been a Phelps Dodge director since
Phelps Dodge Corporation                            1995 and has been Phelps Dodge's President and
2600 North Central Avenue                           Chief Operating Officer since December 1997, and
Phoenix, AZ 85004-3104                              President of Phelps Dodge Mining Company, a
                                                    division of Phelps Dodge, from 1991 to October
                                                    1998. He was a Senior Vice President of Phelps
                                                    Dodge from 1988 to December 1997 and Vice President
                                                    of Phelps Dodge from 1987 until 1988. He was
                                                    General Counsel of Phelps Dodge from 1987 until
                                                    1991. He is a director of Burlington Northern Santa
                                                    Fe Corporation and Southern Peru Copper
                                                    Corporation. Age 44.

Robert N. Burt                                      Mr. Burt has been a Phelps Dodge director since
FMC Corporation                                     1993. He has been Chairman of the Board and Chief
200 East Randolph Drive                             Executive Officer of FMC Corporation (chemicals and
Chicago, IL 60601                                   machinery for industry, agriculture and government)
                                                    since 1991. He is a director of FMC Corporation and
                                                    Warner-Lambert Company. Age 61.

Robert D. Krebs                                     Mr. Krebs has been a Phelps Dodge director since
Burlington Northern Santa Fe Corporation            1987. He has been Chairman and Chief Executive
2650 Lou Menk Drive                                 Officer of Burlington Northern Santa Fe Corporation
Fort Worth, TX 76131-2830                           (transportation) since June 1, 1999. From April
                                                    1997 to May 31, 1999, he was Chairman, President
                                                    and Chief Executive Officer of Burlington Northern
                                                    Santa Fe Corporation. From September 1995 to April
                                                    1997, he was President and Chief Executive Officer
                                                    of Burlington Northern Santa Fe Corporation. From
                                                    June 1988 to January 1998, he was Chairman,
                                                    President and CEO of Santa Fe Pacific Corporation.
                                                    He is a director of Burlington Northern Santa Fe
                                                    Corporation. Age 57.

Douglas C. Yearley                                  Mr. Yearley has been a Phelps Dodge director since
Phelps Dodge Corporation                            1986 and has been Phelps Dodge's Chairman of the
2600 North Central Avenue                           Board and Chief Executive Officer since 1989. He
Phoenix, AZ 85004-3014                              was President of Phelps Dodge from 1991 until
                                                    December 1997. He was President of Phelps Dodge
                                                    Industries, a division of Phelps Dodge, from 1988
                                                    until 1990, Executive Vice President of Phelps
                                                    Dodge from 1987 until 1989 and Senior Vice
                                                    President of Phelps Dodge from 1982 through 1986.
                                                    He is a director of J. P. Morgan & Co.,
                                                    Incorporated and its principal banking subsidiary,
                                                    Morgan Guaranty Trust Company of New York, Lockheed
                                                    Martin Corporation, USX Corporation and Southern
                                                    Peru Copper Corporation. Age 63.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Paul Hazen                                          Mr. Hazen has been a Phelps Dodge director since
Wells Fargo Bank                                    1988. He has been Chairman of Wells Fargo & Co.
420 Montgomery Street                               since November 1998. He was Chairman and Chief
San Francisco, CA 94104                             Executive Officer of Wells Fargo & Co., San
                                                    Francisco (bank holding company) and of Wells Fargo
                                                    Bank, N.A. (national banking association) from
                                                    January 1995 until November 1998. He was President
                                                    of Wells Fargo & Co. and of Wells Fargo Bank, N.A.
                                                    from 1984 to 1994. He is a director of Wells Fargo
                                                    & Co., Safeway, Inc., Shanghai Commercial Bank
                                                    Ltd., Vodaphone AirTouch Plc and E.piphany, Inc.
                                                    Age 57.

Manuel J. Iraola                                    Mr. Iraola has been a Phelps Dodge director since
Phelps Dodge Corporation                            1997 and has been President of Phelps Dodge
2600 North Central Avenue                           Industries, a division of Phelps Dodge, since 1995,
Phoenix, AZ 85004-3014                              and a Senior Vice President of Phelps Dodge since
                                                    1995. From 1992 until 1995 he was President of
                                                    Phelps Dodge International Corporation. Age 51.

Marie L. Knowles                                    Mrs. Knowles has been a Phelps Dodge director since
ARCO                                                1994. She has been Executive Vice President and
333 South Hope Street                               Chief Financial Officer of Atlantic Richfield
Los Angeles, CA 90071                               Company (diversified energy company) since 1996.
                                                    From 1993 until 1996 she was Senior Vice President
                                                    of Atlantic Richfield Company, and President of
                                                    ARCO Transportation Company, a former subsidiary of
                                                    Atlantic Richfield Company. From 1990 to 1993 she
                                                    was Vice President and Controller of Atlantic
                                                    Richfield Company. Mrs. Knowles is a director of
                                                    Vastar Resources, Inc., URS Corporation and America
                                                    West Holdings Corporation. Age 53.

Gordon R. Parker                                    Mr. Parker has been a Phelps Dodge director since
10101 East Dry Creek Road                           1995. He was Chairman of Newmont Mining Corporation
Englewood, CO 80112                                 from 1986 until his retirement in 1994. He was
                                                    Chief Executive Officer from 1985 until 1993. Mr.
                                                    Parker is a director of Caterpillar, Inc., Gold
                                                    Fields of South Africa, Gold Fields Limited and The
                                                    Williams Companies, Inc. Age 63.

Ramiro G. Peru                                      Mr. Peru has been Chief Financial Officer of Phelps
Phelps Dodge Corporation                            Dodge since May 1999 and has been a Senior Vice
2600 North Central Avenue                           President since 1997. He previously was appointed
Phoenix, AZ 85004-3014                              Vice President of Phelps Dodge Mining Company in
                                                    1993 and Vice President and Treasurer of Phelps
                                                    Dodge in 1995.

                                                           POSITION WITH PHELPS DODGE; PRINCIPAL
                                                             OCCUPATION OR EMPLOYMENT; 5-YEAR
          NAME AND BUSINESS ADDRESS                                 EMPLOYMENT HISTORY
---------------------------------------------       ---------------------------------------------------
Timothy R. Snider                                   Mr. Snider has been a Senior Vice President of
Phelps Dodge Corporation                            Phelps Dodge since 1998. He is also President of
2600 North Central Avenue                           Phelps Dodge Mining Company. Before becoming Senior
Phoenix, AZ 85004-3014                              Vice President, he was a Vice President of Phelps
                                                    Dodge, a position he held since 1997. Prior to that
                                                    time, he was Vice President, Arizona operations, of
                                                    Phelps Dodge Mining Company. He previously served
                                                    as President of Phelps Dodge Morenci, Inc.

David L. Pulatie                                    Mr. Pulatie joined Phelps Dodge as Senior Vice
Phelps Dodge Corporation                            President -- Human Resources in March 1999. Before
2600 North Central Avenue                           that, he was a Senior Vice President of Motorola
Phoenix, AZ 85004-3014                              Inc.

S. David Colton                                     Mr. Colton has been Vice President and General
Phelps Dodge Corporation                            Counsel of Phelps Dodge since April 1998. Before
2600 North Central Avenue                           that, he was Vice President and Counsel for Phelps
Phoenix, AZ 85004-3014                              Dodge Exploration, a position he held since 1995.
                                                    Prior to that time he was Senior Exploration
                                                    Counsel for the exploration and development group
                                                    of Phelps Dodge Morenci, Inc.

              DIRECTORS AND EXECUTIVE OFFICERS OF AAV CORPORATION

     The present directors and executive officers of AAV Corporation are set forth below, along with their respective positions with AAV. Each of these individuals is an executive officer of Phelps Dodge Corporation. Further information concerning each of them is set forth above.

Douglas C. Yearley                                  Director and Chairman
J. Steven Whisler                                   Director and President
Ramiro G. Peru                                      Director, Vice President and Treasurer
S. David Colton                                     Director, Vice President and Secretary

                                                                      SCHEDULE B

                    ADDITIONAL INFORMATION REGARDING PHELPS
             DODGE CORPORATION'S EXPLORATION AND MINING PROPERTIES

PD MINING -- EXPLORATION & DEVELOPMENT

     Our exploration group's primary objectives are to increase copper reserves through discoveries, acquisitions and joint ventures and, where appropriate, to diversify into other metals, minerals and geographic areas. This group operates in more than 30 countries and maintains offices in Australia, Austria, Brazil, Canada, Chile, Eritrea, India, Indonesia, Madagascar, Mexico, Peru, the Philippines, South Africa, the United States and Zambia.

     The 1998 exploration program continued to place emphasis on the search for and delineation of large scale copper, gold and other base metal deposits. We expended $42.0 million on worldwide exploration during 1998, compared with $74.1 million in 1997 and $70.7 million in 1996. Approximately 26 percent of the 1998 expenditures occurred in the United States with 19 percent being spent at our mine sites. This compares with 33 percent in 1997 (23 percent at mine sites) and 47 percent in 1996 (33 percent at mine sites). The balance of exploration expenditures was spent principally in Australasia, Brazil, Canada, Chile, Mexico, Peru and Madagascar.

     During 1998, exploration efforts continued at our existing copper operations. In New Mexico, additional mine-for-leach reserves were delineated in the Tyrone area.

     On May 7, 1997, we announced plans to resume production at our Ajo copper mine in southern Arizona where mining operations have been suspended since 1984. Environmental permitting is continuing while the project is on hold pending an improvement in market conditions.

     Environmental permitting is in progress to advance the development of our Dos Pobres and San Juan deposits in the Safford District in eastern Arizona. The Dos Pobres deposit contains a total of 286 million tons of leach material with a grade of 0.39 percent copper. The San Juan deposit contains 272 million tons of leach material with a grade of 0.28 percent copper. Additionally, the Dos Pobres deposit contains 330 million tons of concentrator material with a grade of 0.65 percent copper.

     Internationally, our explorations group completed a feasibility study on the Ambatovy nickel/cobalt deposit in central Madagascar. Detailed drilling in the district, which is located 80 kilometers east of the capital city of Antananarivo, defined mineralized material of 210 million tons at 1.1 percent nickel and 0.1 percent cobalt. Acid consumption by the ore is low, and the ore is amenable to high pressure acid leach extraction for nickel and cobalt. The feasibility study indicated there was a need for the price of nickel to increase to make the project economical.

     We completed a pre-feasibility study on our 70 percent-owned Piedras Verdes property in Sonora, Mexico, in 1998. Results indicated leachable mineralized material of 310 million tons at 0.37 percent copper. Metallurgical testwork is continuing.

     In 1998, we formed a Brazilian joint venture company with Companhia Vale do Rio Doce (CVRD) under the name Mineracao Serra do Sossego S.A. (Sossego). The venture agreement required us to spend approximately $4.5 million on exploration and related activities in order to earn a 50 percent share in the venture. Having completed our earn-in, the mineral rights and all initial investments were transferred into the new company in December 1998. The deposit contains an estimated 200 million tons at 1.2 percent copper with 0.31 grams of gold per ton. Sossego is starting the necessary work to develop a pre-feasibility study to further define the mineralized material and determine the viability of the project.

ORE RESERVES

     Ore reserves at each of our active copper operations and at Safford, Ajo, Ojos del Salado and Cobre have been estimated as follows:
--------------------------------------------------------------------------------

                                   ESTIMATED AT DECEMBER 31, 1998                   ESTIMATED AT DECEMBER 31, 1997
                           ----------------------------------------------   -----------------------------------------------
                               MILLING            LEACHING                      MILLING            LEACHING
                               RESERVES           RESERVES        PHELPS        RESERVES           RESERVES         PHELPS
                           ----------------   ----------------    DODGE     ----------------   -----------------    DODGE
                           MILLION     %      MILLION     %      INTEREST   MILLION     %      MILLION      %      INTEREST
                            TONS     COPPER    TONS     COPPER     (%)       TONS     COPPER     TONS     COPPER     (%)
                           -------   ------   -------   ------   --------   -------   ------   --------   ------   --------
Morenci..................   475.8     0.63    2,076.9    0.22      85.0      543.3     0.68    1,628.1     0.26      85.0
Chino....................   350.3     0.62      483.0    0.30      66.7      368.9     0.62      520.8     0.30      66.7
Tyrone...................       -        -      466.3    0.32     100.0          -        -      455.0     0.34     100.0
Cobre....................   133.6     0.73       98.0    0.35     100.0        N/A      N/A        N/A      N/A         -
Candelaria*..............   456.1     0.85          -       -      80.0      475.8     0.88          -        -      80.0
Safford**................   330.0     0.65      558.2    0.34     100.0      330.0     0.65      285.0     0.39     100.0
Ajo......................   150.0     0.56          -       -     100.0      150.0     0.56          -        -     100.0
Ojos del Salado*.........    18.7     1.32          -       -     100.0       19.7     1.32          -        -     100.0

---------------

 *  The Candelaria and Ojos del Salado deposits also contained, respectively,
    0.006 ounces and 0.008 ounces of gold per ton in 1998 and 1997.

** Safford deposit includes Dos Pobres and San Juan reserves in 1998 and Dos Pobres reserves in 1997.
--------------------------------------------------------------------------------

     Our estimated share of aggregate ore reserves at the above named properties at December 31 is as follows:
--------------------------------------------------------------------------------

                                                              1998   1997   1996   1995   1994
                                                              ----   ----   ----   ----   ----
Milling reserves (billion tons).............................  1.6    1.6    1.3    1.2     1.0
Leaching reserves (billion tons)............................  3.2    2.5    2.2    1.8     1.7
Commercially recoverable copper (million tons)..............  14.5   13.7   12.1   12.3   10.6

--------------------------------------------------------------------------------

     Ore reserves are those estimated quantities of ore that may be profitably mined and processed for extraction of their constituent values. Estimates of our reserves are based upon our engineering evaluations of assay values derived from samplings of drill holes and other openings. In our opinion, the sites for such samplings are spaced sufficiently close and the geologic characteristics of the deposits are sufficiently well defined to render the estimates reliable. Stated tonnages and grades of ore do not reflect waste dilution in mining or losses in processing. Leaching reserves include copper estimated to be recoverable from leach reserves remaining to be mined at Morenci, Chino, Tyrone, Cobre and Safford. Commercially recoverable copper includes copper estimated to be recoverable from milling and leaching reserves and from existing stockpiles of leach material at Morenci, Chino, Tyrone, Cobre and Safford after taking into consideration waste dilution and losses in processing.

     Ore reserves at each of our other mining operations and investments at year-end 1998 are estimated as follows:
--------------------------------------------------------------------------------

                                                                ORE                              PHELPS
                                                              RESERVES                 %         DODGE
                                                              MILLION       %       CALCIUM     INTEREST
                                                                TONS      COPPER    FLUORIDE      (%)
                                                              --------    ------    --------    --------
Southern Peru Copper Corporation*...........................  1.695.9      0.67       --          13.9
Phelps Dodge Mining Limited.................................     27.9      --        16.45       100.0

---------------
* Southern Peru Copper Corporation deposits also contain approximately 790 million tons of leach material at a grade of 0.22 percent copper.
--------------------------------------------------------------------------------

     We hold various other properties containing mineral deposits that we believe could be brought into production should market conditions warrant. Permitting and significant capital expenditures would be required before operations could commence at these properties. The deposits are estimated to contain the following mineralized material as of December 31, 1998:
--------------------------------------------------------------------------------

                                                        SULFIDE MATERIAL        LEACH MATERIAL          PHELPS
                                                        ----------------   -------------------------    DODGE
                                                        MILLION     %      MILLION     %        %      INTEREST
                                            LOCATION     TONS     COPPER    TONS     COPPER   NICKEL     (%)
                                           ----------   -------   ------   -------   ------   ------   --------
American Mountain........................   Arizona      --        --         140     0.25     --        85.0
Cochise..................................   Arizona      --        --         210     0.40     --       100.0
Copper Basin.............................   Arizona        70      0.53      --       --       --       100.0
Garfield.................................   Arizona      --        --       1,000     0.27     --        85.0
Lone Star................................   Arizona      --        --       1,600     0.38     --       100.0
Sanchez..................................   Arizona      --        --         230     0.29     --       100.0
Western Copper...........................   Arizona       530      0.55       500     0.31     --        85.0
Piedras Verdes...........................    Mexico      --        --         310     0.37     --        70.0
Southern Peru Copper Corporation.........     Peru        370      0.62      --       --       --        13.9
Ambatovy*................................  Madagascar    --        --         210     --       1.10     100.0

---------------
 * Ambatovy deposit also contains 0.10 percent cobalt.

** Mineralized deposit or mineralized material is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.
--------------------------------------------------------------------------------

     The letter of transmittal, certificates for Asarco shares and any other required documents should be sent or delivered by each Asarco shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                      The Exchange Agent for the Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES

           By Mail:                        By Hand:                 By Overnight Delivery:
   Reorganization Department       Reorganization Department       Reorganization Department
          PO Box 3301             120 Broadway, 13 (th) Floor         85 Challenger Road
  South Hackensack, NJ 07606          New York, NY 10271                Mail Stop-Reorg
                                                                   Ridgefield Park, NJ 07660
                                         By Facsimile:
                                  (for eligible institutions
                                             only)
                                      Fax: (201) 296-4293

                      Confirm Facsimile by Telephone ONLY:
                                 (201) 296-4860

     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

                    The Information Agent for the Offer is:
                           INNISFREE M&A INCORPORATED
                        501 Madison Avenue, 20(th) Floor
                               New York, NY 10022
                         CALL TOLL-FREE: 1-877-750-5838
                 Banks and Brokers Call Collect: (212) 750-5833

                      The Dealer Manager for the Offer is:
                           MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-4000

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     With certain limitations, Sections 721 through 726 of the Business Corporation Law of the State of New York permit a corporation to indemnify any of its directors or officers made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of such corporation unless a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact financial profit or other advantage to which he or she was not legally entitled.

     The By-Laws of the Corporation provide that (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any Director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     (b) The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     The directors and officers of the Corporation are covered by insurance policies maintained by the Corporation at its expense insuring the directors and officers against certain liabilities which might be incurred by them in such capacities including liabilities arising under the Securities Act of 1933.

     On May 4, 1988, the shareholders approved an amendment to the Corporation's Certificate of Incorporation relating to liability of the directors of the Corporation by adding the following new Article SEVENTH:

          SEVENTH: The personal liability of the Directors of the Corporation for any breach of duty in such capacity is hereby eliminated and limited to the fullest extent permitted by Section 402(b) of the New York Business Corporation Law as the same may be amended from time to time.

     Section 402(b) of the Business Corporation Law of the State of New York referred to in such new Article SEVENTH permits New York corporations to eliminate or limit the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity except liability (i) of a director (a) whose acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law, (b) who personally gained a financial profit or other advantage to which he or she was not legally entitled or (c) whose acts violated certain other provisions of New York law or
(ii) for acts or omissions prior to May 4, 1988.

ITEM 21.  EXHIBITS.


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
   2.1     Agreement and Plan of Merger among Phelps Dodge Corporation,
           CAV Corporation and Cyprus Amax Minerals Company, dated as of September 30, 1999 (incorporated by reference to Exhibit
           2.1 to the Corporation's Registration Statement on Form S-4
           (Reg. No. 333-86061)).

   2.2     Agreement and Plan of Merger among Phelps Dodge Corporation,
           AAV Corporation and ASARCO Incorporated, dated as of October
           5, 1999.*

   3.1 Complete composite copy of the Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 1-82)).

   3.2     By-Laws of the Corporation, as amended effective May 7, 1997
           (incorporated by reference to Exhibit 3.2 to the Corporation's Form 10-Q for the quarter ended June 30, 1997
           (SEC File No. 1-82)).

   4.1     Reference is made to Exhibits 3.1 and 3.2 above.

   4.2     Second Amended and Restated Credit Agreement, dated as of
           June 25, 1997, among the Corporation, several banks and other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
           4.2 to the Corporation's Form 10-Q for the quarter ended
           June 30, 1997 (SEC File No. 1-82)).

   4.3     Rights Agreement, dated as of February 5, 1998, between the
           Corporation and The Chase Manhattan Bank (which replaces the
           Rights Agreement dated as of July 29, 1988 as amended and restated as of December 6, 1989, the rights issued thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
           Shares, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to
           Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on February 6, 1998 (SEC File No. 1-82)).
           Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of the Corporation and its subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of the Securities and Exchange Commission.

   4.4 Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
           (incorporated by reference to the Corporation's Registration
           Statement and Post-Effective Amendment No. 1 on Form S-3
           (Registration Nos. 333-36415 and 33-44380)) filed with the Securities and Exchange Commission on September 25, 1997
           (incorporated by reference to Exhibit 4.3 to the Corporation's Form 10-Q for the quarter ended September 30,
           1997 (SEC File No. 1-82)).

   4.5     Form of 6.375 percent Note, due November 1, 2004, of the
           Corporation issued on November 5, 1997, pursuant to the Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
           (incorporated by reference to the Corporation's Current
           Report on Form 8-K filed with the Securities and Exchange
           Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q for the quarter ended September 30, 1997 (SEC File No.
           1-82)).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
   4.6     Form of 7.125 percent Debenture, due November 1, 2027, of
           the Corporation issued on November 5, 1997, pursuant to the
           Indenture, dated as of September 22, 1997, between the
           Corporation and The Chase Manhattan Bank, as Trustee
           (incorporated by reference to the Corporation's Current
           Report on Form 8-K filed with the Securities and Exchange
           Commission on November 3, 1997 and Exhibit 4.5 of the
           Corporation's Form 10-Q for the quarter ended September 30,
           1997 (SEC File No. 1-82)).

   5.1     Opinion of Debevoise & Plimpton.*

   8.1     Opinion of Shearman & Sterling.

  10.1     The Corporation's 1987 Stock Option and Restricted Stock
           Plan (the 1987 Plan), as amended to and including June 3,
           1992, and form of Stock Option Agreement and form of Reload
           Option Agreement, both as modified through June 3, 1992
           (incorporated by reference to Exhibit 10.2 of the Corporation's Form 10-Q for the quarter ended June 30, 1992
           (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 10-K (SEC File No. 1-82)) and the amendment thereto dated June 25, 1992 (incorporated by reference to Exhibit 10.2 to the Corporation's 1992 Form
           10-K (SEC File No. 1-82)).

  10.2     The Corporation's 1989 Directors Stock Option Plan (the 1989
           Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
           (incorporated by reference to the Corporation's Registration
           Statement on Form S-8 (Reg. No. 33-34363)).

  10.3     The Corporation's 1993 Stock Option and Restricted Stock
           Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
           (incorporated by reference to Exhibit 10.4 to the Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment to 1993 Plan effective May 7, 1997 (incorporated by reference to Exhibit 10.15 to the Corporation's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).
           Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
           No. 1-82)). Form of Reload Option Agreement, amended through
           November 2, 1994, under the 1993 Plan (incorporated by reference to Exhibit 10.3 to the Corporation's 1994 Form
           10-K (SEC File No. 1-82)).
           Note:  Omitted from filing pursuant to the Instruction to
           Item 601(b) (10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan and the 1993 Plan, and certain Directors, under the 1989
           Directors Plan, which contain substantially similar provisions to Exhibits 10.1, 10.2 and 10.3 above.

  10.4     Description of the Corporation's Incentive Compensation Plan
           (incorporated by reference to Exhibit 10.5 to the Corporation's 1993 Form 10-K (SEC File No. 1-82)).

  10.5     Amended and restated Deferred Compensation Plan for the
           Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
           No. 1-82)).

  10.6 Modified form of Change-of-Control Agreement between the Corporation and certain executives, including all of the current executive officers listed in the summary compensation table to the 1999 Proxy Statement (SEC File No.
           1-82) (incorporated by reference to Exhibit 10.6 to the Corporation's 1998 Form 10-K (SEC File No. 1-82)).

  10.7 Amended and restated form of Severance Agreement between the Corporation and certain executives, including all of the current executive officers listed in the summary compensation table to the 1999 Proxy Statement (SEC File No.
           1-82) (incorporated by reference to Exhibit 10.7 of the Corporation's 1997 Form 10-K (SEC File No. 1-82)).

  10.8     The Corporation's Retirement Plan for Directors, effective
           January 1, 1988, terminated for active directors effective
           December 31, 1997 (incorporated by reference to Exhibit
           10.13 to the Corporation's 1987 Form 10-K (SEC File No.
           1-82)).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      -----------------------
  10.9     The Corporation's Supplemental Retirement Plan (which
           amends, restates and re-names the provisions of the
           Corporation's Comprehensive Executive Nonqualified
           Retirement and Savings Plan other than the supplemental
           savings provisions of such plan), effective (except as
           otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
           10-K (SEC File No. 1-82)). First amendment to Plan,
           effective January 1, 1998 (incorporated by reference to
           Exhibit 10.9 to the Corporation's 1998 Form 10-K (SEC File
           No. 1-82)). Second amendment to Plan, effective January 1,
           1999 (incorporated by reference to Exhibit 10.9 to the
           Corporation's Form 10-Q for the quarter ended June 30, 1999
           (SEC File No. 1-82)).

  10.10 The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
           Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.10 of the Corporation's 1997 Form
           10-K (SEC File No. 1-82)).

  10.11    The Corporation's Directors Stock Unit Plan effective
           January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as amended and restated, effective January 1, 1998
           (incorporated by reference to Exhibit 10.11 of the Corporation's 1997 Form 10-K (SEC File No. 1-82)).

  10.12    The Corporation's 1998 Stock Option and Restricted Stock
           Plan (the 1998 Plan), forms of Reload Option Agreement and
           Restricted Stock Agreement under the 1998 Plan, all effective March 4, 1998 (incorporated by reference to Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
           Option Agreement, amended through June 22, 1999, under the
           1998 Plan (incorporated by reference to the Corporation's
           Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
           1-82)). Note: Omitted from filing pursuant to the Instruction to Item 601(b)(10) are actual Stock Option
           Agreements between the Corporation and certain officers, under the 1987 Plan and the 1993 Plan, and certain
           Directors, under the 1989 Directors Plan, which contain substantially similar provisions to Exhibits 10.1, 10.2 and
           10.3 above.

  10.16    Retirement Agreement dated June 15, 1999, between Thomas M.
           St. Clair and the company (incorporated by reference to the Corporation's Form 10-Q for the quarter ended June 30, 1999
           (SEC File No. 1-82)).

  15 Letter from PricewaterhouseCoopers LLP, re: unaudited interim financial information.

  21       List of Subsidiaries and Investments.*

  23.1     Consent of PricewaterhouseCoopers LLP.

  23.2 Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).

  23.3     Consent of Shearman & Sterling (included in opinion filed as
           Exhibit 8.1 hereto).

  24 Powers of Attorney (included as part of the signature page to this Registration Statement).

  99.1     Form of Letter of Transmittal.

  99.2     Form of Notice of Guaranteed Delivery.

  99.3     Form of Broker Dealer Letter.

  99.4     Form of Letter to Clients.

  99.5     Form of Guidelines for Certification of Taxpayer
           Identification Number on Substitute Form W-9.

  99.6     Form of Summary Advertisement.*

---------------

* Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON OCTOBER 12, 1999.


                                          By:    /s/ DOUGLAS C. YEARLEY
                                            ------------------------------------
                                            Douglas C. Yearley
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


SIGNATURE                                         CAPACITY IN WHICH SIGNED                 DATE
---------                                         ------------------------                 ----
          /s/ DOUGLAS C. YEARLEY            Chairman of the Board of Directors       October 12, 1999
------------------------------------------  and   Chief Executive Officer
            Douglas C. Yearley              (Principal   Executive Officer)

            /s/ RAMIRO G. PERU              Senior Vice President and Chief          October 12, 1999
------------------------------------------  Financial   Officer (Principal
              Ramiro G. Peru                Financial Officer)

          /s/ GREGORY W. STEVENS            Vice President and Controller            October 12, 1999
------------------------------------------  (Principal Accounting Officer)
            Gregory W. Stevens

          /s/ DOUGLAS C. YEARLEY            Director                                 October 12, 1999
------------------------------------------
            Douglas C. Yearley

                    *                       Director                                 October 12, 1999
------------------------------------------
              Robert N. Burt

                    *                       Director                                 October 12, 1999
------------------------------------------
             Archie W. Dunham

                    *                       Director                                 October 12, 1999
------------------------------------------
            William A. Franke

                    *                       Director                                 October 12, 1999
------------------------------------------
                Paul Hazen

                    *                       Director                                 October 12, 1999
------------------------------------------
             Manuel J. Iraola

                    *                       Director                                 October 12, 1999
------------------------------------------
             Marie L. Knowles

                    *                       Director                                 October 12, 1999
------------------------------------------
             Robert D. Krebs

SIGNATURE                                         CAPACITY IN WHICH SIGNED                 DATE
---------                                         ------------------------                 ----
                    *                       Director                                 October 12, 1999
------------------------------------------
           Southwood J. Morcott

                    *                       Director                                 October 12, 1999
------------------------------------------
             Gordon R. Parker

                    *                       Director                                 October 12, 1999
------------------------------------------
            J. Steven Whisler

       *By: /s/ DOUGLAS C. YEARLEY                                                   October 12, 1999
   ------------------------------------
          Douglas C. Yearley, as
           Attorney-in-Fact for
      each of the persons indicated

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   2.1    Agreement and Plan of Merger among Phelps Dodge Corporation,
          CAV Corporation and Cyprus Amax Minerals Company, dated as of September 30, 1999 (incorporated by reference to Exhibit
          2.1 to the Corporation's Registration Statement on Form S-4
          (Reg. No. 333-86061)).

   2.2    Agreement and Plan of Merger among Phelps Dodge Corporation,
          AAV Corporation and ASARCO Incorporated, dated as of October
          5, 1999.*

   3.1 Complete composite copy of the Restated Certificate of Incorporation, as amended to date (incorporated by reference to Exhibit 3.1 to the Corporation's Form 10-Q for the quarter ended June 30, 1999 (SEC File No. 1-82)).

   3.2    By-Laws of the Corporation, as amended effective May 7, 1997
          (incorporated by reference to Exhibit 3.2 to the Corporation's Form 10-Q for the quarter ended June 30, 1997
          (SEC File No. 1-82)).

   4.1    Reference is made to Exhibits 3.1 and 3.2 above.

   4.2    Second Amended and Restated Credit Agreement, dated as of
          June 25, 1997, among the Corporation, several banks and other lending institutions, and The Chase Manhattan Bank, as administrative agent (incorporated by reference to Exhibit
          4.2 to the Corporation's Form 10-Q for the quarter ended
          June 30, 1997 (SEC File No. 1-82)).

   4.3    Rights Agreement, dated as of February 5, 1998, between the
          Corporation and The Chase Manhattan Bank (which replaces the
          Rights Agreement dated as of July 29, 1988 as amended and restated as of December 6, 1989, the rights issued thereunder having been redeemed by the Corporation), which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Cumulative Preferred
          Shares, par value $1.00 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to
          Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 1 to the Corporation's Current Report on Form 8-K and in the Corporation's Form 8-A, both filed on February 6, 1998 (SEC File No. 1-82)).
          Note: Certain instruments with respect to long-term debt of the Corporation have not been filed as Exhibits to this Registration Statement, since the total amount of securities authorized under any such instrument does not exceed 10 percent of the total assets of the Corporation and its subsidiaries on a consolidated basis. The Corporation agrees to furnish a copy of each such instrument upon request of the Securities and Exchange Commission.

   4.4 Form of Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Registration
          Statement and Post-Effective Amendment No. 1 on Form S-3
          (Registration Nos. 333-36415 and 33-44380)) filed with the Securities and Exchange Commission on September 25, 1997
          (incorporated by reference to Exhibit 4.3 to the Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).

   4.5    Form of 6.375 percent Note, due November 1, 2004, of the
          Corporation issued on November 5, 1997, pursuant to the Indenture, dated as of September 22, 1997, between the Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.4 of Form 10-Q for the quarter ended September 30, 1997 (SEC File No.
          1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   4.6    Form of 7.125 percent Debenture, due November 1, 2027, of
          the Corporation issued on November 5, 1997, pursuant to the
          Indenture, dated as of September 22, 1997, between the
          Corporation and The Chase Manhattan Bank, as Trustee
          (incorporated by reference to the Corporation's Current
          Report on Form 8-K filed with the Securities and Exchange
          Commission on November 3, 1997 and Exhibit 4.5 of the
          Corporation's Form 10-Q for the quarter ended September 30,
          1997 (SEC File No. 1-82)).

   5.1    Opinion of Debevoise & Plimpton.*

   8.1    Opinion of Shearman & Sterling.

  10.1    The Corporation's 1987 Stock Option and Restricted Stock
          Plan (the 1987 Plan), as amended to and including June 3,
          1992, and form of Stock Option Agreement and form of Reload
          Option Agreement, both as modified through June 3, 1992
          (incorporated by reference to Exhibit 10.2 of the Corporation's Form 10-Q for the quarter ended June 30, 1992
          (SEC File No. 1-82)). Form of Restricted Stock letter under the 1987 Plan (incorporated by reference to Exhibit 10.1 to the Corporation's 1990 Form 10-K (SEC File No. 1-82)) and the amendment thereto dated June 25, 1992 (incorporated by reference to Exhibit 10.2 to the Corporation's 1992 Form
          10-K (SEC File No. 1-82)).

  10.2    The Corporation's 1989 Directors Stock Option Plan (the 1989
          Directors Plan), as amended to and including June 3, 1992, suspended effective November 6, 1996 (incorporated by reference to Exhibit 10.3 to the Corporation's Form 10-Q for the quarter ended June 30, 1992 (SEC File No. 1-82)). Form of Stock Option Agreement under the 1989 Directors Plan
          (incorporated by reference to the Corporation's Registration
          Statement on Form S-8 (Reg. No. 33-34363)).

  10.3    The Corporation's 1993 Stock Option and Restricted Stock
          Plan (the 1993 Plan), as amended through December 1, 1993, and form of Restricted Stock letter under the 1993 Plan
          (incorporated by reference to Exhibit 10.4 to the Corporation's 1993 Form 10-K (SEC File No. 1-82)). Amendment to 1993 Plan effective May 7, 1997 (incorporated by reference to Exhibit 10.15 to the Corporation's Form 10-Q for the quarter ended June 30, 1997 (SEC File No. 1-82)).
          Amended and restated form of Stock Option Agreement, amended through February 5, 1997 (incorporated by reference to Exhibit 10.3 of the Corporation's 1997 Form 10-K (SEC File
          No. 1-82)). Form of Reload Option Agreement, amended through
          November 2, 1994, under the 1993 Plan (incorporated by reference to Exhibit 10.3 to the Corporation's 1994 Form
          10-K (SEC File No. 1-82)).
          Note:  Omitted from filing pursuant to the Instruction to
          Item 601(b)(10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar provisions to Exhibits 10.1, 10.2 and 10.3 above.

  10.4    Description of the Corporation's Incentive Compensation Plan
          (incorporated by reference to Exhibit 10.5 to the Corporation's 1993 Form 10-K (SEC File No. 1-82)).

  10.5    Amended and restated Deferred Compensation Plan for the
          Directors of the Corporation, dated as of December 3, 1998, effective January 1, 1999 (incorporated by reference to Exhibit 10.5 to the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)).

  10.6 Modified form of Change-of-Control Agreement between the Corporation and certain executives, including all of the current executive officers listed in the summary compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.6 to the Corporation's 1998 Form 10-K (SEC File No. 1-82)).

  10.7 Amended and restated form of Severance Agreement between the Corporation and certain executives, including all of the current executive officers listed in the summary compensation table to the 1999 Proxy Statement (SEC File No.
          1-82) (incorporated by reference to Exhibit 10.7 of the Corporation's 1997 Form 10-K (SEC File No. 1-82)).

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  10.8    The Corporation's Retirement Plan for Directors, effective
          January 1, 1988, terminated for active directors effective
          December 31, 1997 (incorporated by reference to Exhibit
          10.13 to the Corporation's 1987 Form 10-K (SEC File No.
          1-82)).

  10.9 The Corporation's Supplemental Retirement Plan (which amends, restates and re-names the provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan other than the supplemental savings provisions of such plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.9 to the Corporation's 1997 Form
          10-K (SEC File No. 1-82)). First amendment to Plan, effective January 1, 1998 (incorporated by reference to Exhibit 10.9 of the Corporation's 1998 Form 10-K (SEC File
          No. 1-82)). Second amendment to Plan, effective January 1,
          1999 (incorporated by reference to Exhibit 10.9 to the Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).

  10.10 The Corporation's Supplemental Savings Plan (which amends, restates, and replaces the supplemental savings provisions of the Corporation's Comprehensive Executive Nonqualified
          Retirement and Savings Plan), effective (except as otherwise noted therein) as of January 1, 1997 (incorporated by reference to Exhibit 10.10 of the Corporation's 1997 Form
          10-K (SEC File No. 1-82)).

  10.11   The Corporation's Directors Stock Unit Plan effective
          January 1, 1997 (incorporated by reference to Exhibit 10.10 to the Corporation's 1996 Form 10-K (SEC File No. 1-82)) as amended and restated, effective January 1, 1998
          (incorporated by reference to Exhibit 10.11 of the Corporation's 1997 Form 10-K (SEC File No. 1-82)).

  10.12   The Corporation's 1998 Stock Option and Restricted Stock
          Plan (the 1998 Plan), forms of Reload Option Agreement and
          Restricted Stock Agreement under the 1998 Plan, all effective March 4, 1998 (incorporated by reference to Exhibit 10.12 to the Corporation's Form 10-Q for the quarter ended June 30, 1998 (SEC File No. 1-82)), and form of Stock
          Option Agreement, amended through June 22, 1999, under the
          1998 Plan (incorporated by reference to the Corporation's
          Form 10-Q for the quarter ended June 30, 1999 (SEC File No.
          1-82)).
          Note:  Omitted from filing pursuant to the Instruction to
          Item 601(b)(10) are actual Stock Option Agreements between the Corporation and certain officers, under the 1987 Plan and the 1993 Plan, and certain Directors, under the 1989
          Directors Plan, which contain substantially similar provisions to Exhibits 10.1, 10.2 and 10.3 above.

  10.16   Retirement Agreement dated June 15, 1999, between Thomas M.
          St. Clair and the company (incorporated by reference to the Corporation's Form 10-Q for the quarter ended June 30, 1999
          (SEC File No. 1-82)).

  15 Letter from PricewaterhouseCoopers LLP, re: unaudited interim financial information.

  21      List of Subsidiaries and Investments.*

  23.1    Consent of PricewaterhouseCoopers LLP.

  23.2 Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.1 hereto).

  23.3    Consent of Shearman & Sterling (included in opinion filed as
          Exhibit 8.1 hereto).

  24 Powers of Attorney (included as part of the signature page to this Registration Statement).

  99.1    Form of Election and Letter of Transmittal.

  99.2    Form of Notice of Guaranteed Delivery.

  99.3    Form of Broker Dealer Letter.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
  99.4    Form of Letter to Clients.

  99.5    Form of Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.

  99.6    Form of Summary Advertisement.*

---------------
* Previously filed.